Exhibit 10.35

INFORMATION IN THIS AGREEMENT IDENTIFIED BY “[***]” IS CONFIDENTIAL AND HAS BEEN EXCLUDED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

COLLABORATION

AND

LICENSE AGREEMENT

by and between

AERIE PHARMACEUTICALS IRELAND, LTD.

and
SANTEN SA

Dated as of December 6, 2021

COLLABORATION AND LICENSE AGREEMENT
This Collaboration and License Agreement (this “Agreement”) is entered into as of December 6, 2021 (the “Effective Date”) by and between Aerie Pharmaceuticals Ireland, Ltd., a company organized and existing under the laws of Ireland with its principal place of business at Athlone Business & Technology Park, Athlone, Co. Westmeath, N37 DW40, Ireland (“Aerie”), and Santen SA, a company organized and existing under the laws of Switzerland with its principal place of business at La Voie-Creuse 14, 1202 Geneva, Switzerland (“Santen”). Aerie and Santen are each hereafter referred to individually as a “Party” and together as the “Parties”.
WHEREAS, Aerie has been engaged in the development of certain products containing the compound known as netarsudil as an active pharmaceutical ingredient, and controls patent rights and know-how with respect thereto;
WHEREAS, Aerie and Santen Pharmaceutical Co, Ltd., an Affiliate of Santen (“Santen Japan”), entered into that certain Collaboration and License Agreement, dated as of October 28, 2020 (the “CLA”), pursuant to which, inter alia, Aerie granted Santen Japan exclusive rights under the Aerie Patents and Aerie Know-How with respect to such products in the Field in the CLA Territory (in each case, as defined below);
    WHEREAS, the Parties desire to expand the scope of the license and related rights and obligations under the CLA to the extent necessary to include Reformulated Products and the additional countries in the New Territory;
WHEREAS, in connection therewith, Santen, on behalf of itself and its Affiliates, including Santen Japan, has delivered a non-binding confidential indication of interest letter, dated as of August 20, 2021 (the “Non-Binding Letter”); and
WHEREAS, in accordance with the Non-Binding Letter, the Parties have entered into this Agreement, pursuant to which, inter alia, Aerie will grant an exclusive license to Santen under the Aerie Patents and Aerie Know-How for Santen to develop, manufacture and commercialize the Compounds and Products and Reformulated Products in the Field and in the New Territory, all on and subject to the terms set forth below.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:
Article 1. DEFINITIONS
All references to particular Exhibits, Articles or Sections mean the Exhibits to, and Articles and Sections of, this Agreement, unless otherwise specified. For the purposes of this Agreement and the Exhibits and Appendices hereto, the following words and phrases have the following meanings:
Section 1.1 “Abandoned Patent Right” has the meaning set forth in Section 8.2.3(a).
Section 1.2“Aerie” has the meaning set forth in the Preamble.
Section 1.3“Aerie Acquiree” has the meaning set forth in Section 14.9.
Section 1.4“Aerie Acquisition” has the meaning set forth in Section 14.9.
Section 1.5“Aerie Housemarks” means those trademarks set forth on Exhibit A.
Section 1.6“Aerie Improvements” has the meaning set forth in Section 8.1.3(a).

Section 1.7“Aerie Indemnified Parties” has the meaning set forth in Section 10.1.2.
Section 1.8“Aerie IP” means (a) Aerie Know-How and (b) Aerie Patents.
Section 1.9“Aerie Know-How” means all Know-How (including Know-How within the Aerie Improvements) that (a) is Controlled by Aerie or its Affiliates (subject to Section 14.9), (b) relates to the Compound or the Products in the Field and (c) is necessary or reasonably useful for (i) the practice of the Aerie Patents or (ii) Regulatory Filings (including with respect to INDs, NDAs, and related pricing and Marketing Approvals) for the Products, in each of clause (i) and (ii) in connection with the Development and Commercialization of the Products by or on behalf of Santen or its Affiliates to the extent provided for in this Agreement. For clarity, Aerie Know-How will include, without limitation, any post-marketing information pertaining to the Products in the United States (e.g., pharmacovigilance and any opinions of key opinion leaders), all clinical data in the United States with respect to the Products (e.g., Phase 2 Clinical Trial data pertaining to Japanese descent in United States), all clinical data in Japan (e.g., Phase 2 Clinical Trial data in Japan), all non-clinical and clinical data pertaining to the Regulatory Filings for the Products filed in the EU (e.g., Marketing Approvals for the Rhopressa Product and applications for the Marketing Approvals (MAAs) for the Rocklatan Product, clinical data for the Rocklatan Product obtained subsequent to the MAA) and other information under clauses (a)-(c) above that Santen reasonably requests during the Term for the purpose of this Agreement.
Section 1.10“Aerie Patents” means (a) the Patent Rights listed on Exhibit B and Controlled by Aerie or its Affiliates in the New Territory, (b) any and all other Background Patent Rights Controlled by Aerie or its Affiliates in the New Territory (subject to Section 14.9) that Cover the Development or Commercialization of the Compound or the Products by or on behalf of Santen or its Affiliates to the extent provided for in this Agreement, and (c) any and all Patent Rights Controlled by Aerie or its Affiliates in the New Territory (subject to Section 14.9) within the Aerie Improvements or that otherwise Cover Know-How within the Aerie Improvements.
Section 1.11 “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person, for as long as such control exists. For purposes of this Section, “control” means the direct or indirect ownership of more than fifty percent (50%) of the voting or economic interest of a Person, or the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of a Person. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party.
Section 1.12 “Agreement” has the meaning set forth in the Preamble.
Section 1.13 “Alliance Manager” has the meaning set forth in Section 2.1.2.
Section 1.14 “Anti-Bribery and Anti-Corruption Laws” has the meaning set forth in Section 9.3(c)(i)(A).
Section 1.15 “Anti-Corruption Policies” has the meaning set forth in Section 9.3(c)(i)(A).
Section 1.16 “API” means the active pharmaceutical ingredient latanoprost and/or netarsudil, as applicable.
Section 1.17 “API Price” has the meaning set forth in Section 3.1.2.
Section 1.18“Background IP” means Background Know-How and Background Patent Rights.
Section 1.19“Background Know-How” means Know-How (a) Controlled by a Party prior to the Effective Date or (b) Controlled by such Party during the Term, but not generated in the performance of activities under this Agreement.

Section 1.20“Background Patent Rights” means Patent Rights (a) Controlled by a Party prior to the Effective Date or (b) Controlled by such Party during the Term, but not generated in the performance of activities under this Agreement.
Section 1.21“Bridging Study” means a single, non-inferiority clinical trial, as agreed upon by the Parties and set forth in the Development Plan, evaluating the effectiveness of the Reformulated Rocklatan Product in relation to the ophthalmic solution product for topical administration marketed as Roclanda™, as required under applicable Law.
Section 1.22“Business Day” means a day other than Saturday, Sunday or any day on which commercial banks located in New York, New York, United States or in Geneva, Switzerland are authorized or obligated by Law to close.
Section 1.23“Calendar Quarter” means each of the three (3) month periods ending March 31, June 30, September 30 and December 31; provided, however, that: (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date; and (b) the last Calendar Quarter shall extend from the beginning of the Calendar Quarter in which this Agreement expires or terminates until the effective date of such expiration or termination.
Section 1.24“Calendar Year” means each of the twelve (12) month periods ending December 31; provided, however, that: (a) the first Calendar Year of the Term shall extend from the Effective Date to December 31 of the year in which the Effective Date occurs; and (b) the last Calendar Year shall extend from the beginning of the Calendar Year in which this Agreement expires or terminates until the effective date of such expiration or termination.
Section 1.25“China” means mainland China, Hong Kong, and Macau.
Section 1.26[***].
Section 1.27[***].
Section 1.28[***].
Section 1.29“CLA” has the meaning set forth in the recitals.
Section 1.30 “CLA Territory” means Japan, South Korea, Indonesia, Malaysia, Philippines, Singapore, Thailand, Vietnam and Taiwan.
Section 1.31“CNIPA” means the China National Intellectual Property Administration.
Section 1.32“Collaboration IP” has the meaning set forth in Section 8.1.2.
Section 1.33 “Collaboration Patents” means any Patent Rights comprised in Collaboration IP. Notwithstanding anything to the contrary in the foregoing, Collaboration Patents excludes Aerie Patents.
Section 1.34 “Combined Territory” means (i) the CLA Territory, less (a) any countries terminated in (or removed from) the CLA Territory pursuant to Sections 13.3.4 or 13.3.5 of the CLA, and (b) any country for which the Term has expired pursuant to Section 13.1 of the CLA, and (ii) the New Territory, less (x) any countries or regions terminated in or (removed from) the New Territory pursuant to Section 13.3.4 of this Agreement, and (y) any country or region for which the Term has expired pursuant to Section 13.1 of this Agreement.
Section 1.35 “Commercialize” or “Commercialization” means any and all processes and activities conducted to establish and maintain sales for Products, including the conduct of clinical trials conducted after receipt of Marketing Approval for the relevant Indication to the extent such trials are not considered “Development” hereunder, to market, advertise, promote, store, transport, distribute, import, export, offer to sell (including pricing and reimbursement and value and access activities as well as observational research and evidence generation including economic value), detail, and/or sell Products and/or conduct other commercialization activities, including activities conducted in connection with

Commercial launch, such as establishing a sales force, including in support of any of the foregoing (including training, materials, public relations and market research), and “Commercialization” shall have the correlative meaning with respect to such activities; provided, however, that Commercialize shall exclude Medical Affairs Activities and Development and Manufacturing activities (including Manufacturing activities related to Commercialization).
Section 1.36 “Commercially Reasonable Efforts” means, with respect to a Party (directly or through Affiliates or Sublicensees) performing activities under this Agreement, such reasonable, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances, but no less than the efforts and resources commensurate with those efforts commonly used in the pharmaceutical industry by a company of comparable size in connection with the Development, Manufacture or Commercialization of pharmaceutical products of similar market potential at a similar stage of Development or Commercialization in its product lifecycle, taking into account market and economic conditions then prevailing, including the competitive environment, profitability, the extent of market exclusivity, the cost to Develop, Manufacture or Commercialize the Products, and other similar factors; provided, however, that, with respect to Santen’s obligations under this Agreement, Commercially Reasonable Efforts do not include seeking to optimize or maintain a certain level of profits in favor of any other product researched, developed or commercialized by Santen or in which Santen will share profits or revenues from the sale thereof that competes with the Product in the Field. Commercially Reasonable Efforts requires, with respect to an obligation under this Agreement, that a Party reasonably and in good faith: (i) set and seek to achieve reasonable objectives for carrying out such obligation and (ii) reasonably make and implement decisions and allocate resources designed to advance progress with respect to such objectives, all taking into account the factors referred to above.
Section 1.37 “Compound” means the compound known as netarsudil having a chemical name of (S)-4-(3-amino-1-(isoquinolin-6-yl-amino)-1-oxopropan-2-yl)benzyl 2,4-dimethylbenzoate dimesylate.
Section 1.38 “Confidential Disclosure Agreement” means the Confidential Disclosure Agreement entered into between the Parties as of November 18, 2019.
Section 1.39 “Confidential Information” has the meaning set forth in Section 12.1.1.
Section 1.40 “Control” or “Controlled” means, with respect to any Know-How, Patent Right, or other intellectual property right, the possession (whether by ownership, license, covenant not to sue or otherwise) by a Party or its Affiliate of the ability to grant to the other Party a license, sublicense, access or other right as provided herein to or under such Know-How, Patent Right, or other intellectual property right, without violating the terms of any agreement or other arrangement of such Party with any Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license or access. For clarity, nothing in this Section 1.40 obligates a Party to obtain rights under the intellectual property rights of any Third Party in order to be able to grant the other Party a license or access as provided herein.
Section 1.41 “Cover” means with respect to a Patent Right, that the Exploitation of a given molecule, product, or item would infringe a Valid Claim of such Patent Right (in the absence of ownership of, or a license under, such Patent Right). Cognates of the word “Cover” have correlative meanings.
Section 1.42 “Critical Matter” means (a) any decision to approve or materially amend any Development Plan, including any decision (i) to increase, decrease or add any activities to be conducted by a Party thereunder, (ii) to approve or amend any Development Budget resulting in an increase in Aerie’s obligation thereunder by [***] within a given year as compared to the initial amount budgeted for such year or by [***] for a year as compared to the estimate in the previous year’s budget for such year, (iii) to [***], or (iv) that would result in [***]; (b) any decision to have Aerie conduct any Development with respect to any Product in the Combined Territory, beyond conducting the Rhopressa Phase 3 Clinical Trial and the Bridging Study; (c) [***]; (d) any decision relating to the Manufacture of

Products or Compound; (e) utilizing in any Development, Commercialization or other activities under this Agreement any materials, technology or intellectual property that would require any royalty obligation to a Third Party; or (f) dissolving the JDC or JCC once established.
Section 1.43 “[***]” has the meaning set forth in Section 13.3.4(a).
Section 1.44 “Develop” or “Development” means those activities required and/or useful to obtain and maintain Marketing Approval of Products for the first and subsequent Indications, including test method development and stability testing, assay development and audit development, pre-clinical/non-clinical studies (including toxicology studies), formulation, pharmacodynamics, quality assurance/quality control development, statistical analysis, clinical studies (for the first and subsequent Indications), packaging development, regulatory affairs, biomarker strategy and development, report writing and statistical analysis, the preparation, filing and prosecution of Marketing Approval applications, activities to obtain international nonproprietary names and other nonproprietary names for pharmaceutical substances, and research relating to product naming; provided, however, that Development shall, for each Product, exclude all activities conducted after Marketing Approval has been obtained for such Product, on a country-by-country basis, including any Medical Affairs Activities and Commercialization and Manufacturing activities. Notwithstanding the foregoing, Development shall include the conduct of a clinical study after receipt of a Marketing Approval only if such study is required by a Governmental Authority, or agreed in writing with a Governmental Authority, to be conducted as a condition of receiving or maintaining a Marketing Approval. The conduct of all other clinical studies shall be deemed Commercialization.
Section 1.45 “Development Budget” means, with respect to a Product, the budget to be reviewed by the JSC in accordance with Section 2.1.3 for activities to be conducted under the Development Plan applicable to such Product. Each such Development Budget will set forth the detailed costs to be incurred for the first (or current) year of such Development Budget and will set forth high-level estimates for each of (a) the one (1) year period immediately following such first (or current) year and (b) the one (1) year period immediately following the year described in subsection (a) to the extent Santen has prepared such an estimate for such year for internal purposes. The Development Budget shall be included as part of the Development Plan for the applicable Product and approved by the JSC on annual basis (or as otherwise agreed by the Parties), in accordance with Section 2.1.3.
Section 1.46 “Development Costs” means, with respect to a Product, the Fully Burdened Costs incurred by Santen and its Affiliates during the Term in a manner consistent with the applicable Development Plan and this Agreement that are specifically identifiable and directly allocable to conduct of clinical trials of such Product in support of obtaining Marketing Approval (or thereafter if included in the definition of Development) in the New Territory calculated in a manner consistent with Santen’s other similar Products and IFRS as the sum of (a) Out-of-Pocket Development Expenses and (b) Development FTE Costs; each only to the extent incurred in accordance with the applicable Development Plan with respect to such Product, and excluding costs of clinical supply of Product or Compound pursuant to Section 3.1, capital expenditures and allocations for overhead.
Section 1.47 “Development FTE Costs” means, with respect to a Product, the product of (a) the actual number of FTEs utilized in the Development of such Product in a manner consistent with the applicable Development Plan as documented by Santen and (b) the R&D FTE Rate.
Section 1.48 “Development Plan” means, with respect to a Product, the plan and timelines for the Development of such Product, and which shall include (i) a comprehensive plan as determined in accordance with this Agreement and any approved updates or amendments thereto in accordance with this Agreement, for the Development by or on behalf of Santen of such Product, including expected timelines and nonclinical, clinical, manufacturing, regulatory, and product risk assessment activities, (ii) a schedule of Development activities to be conducted and the identification of the Party responsible therefor (including subcontractors and Sublicensees), including a non-binding estimate of the number of FTEs to be allocated to the relevant Development activities, (iii) an overview of the clinical trials anticipated to be conducted to support Marketing Approval of such Product and related timelines, (iv) at an appropriate stage of Development, a publication strategy, (v) at the appropriate stage, plans related to Manufacturing of such Product, (vi) the regulatory plan for such Product, and (vii) the corresponding Development Budget. The Development Plan is attached in Exhibit I of this Agreement.
Section 1.49 “Disclosing Party” has the meaning set forth in Section 12.1.1.
Section 1.50 “Discretionary Product Specification Change” has the meaning set forth in Section 3.1.7(a).
Section 1.51 [***].
Section 1.52 [***].
Section 1.53 [***].
Section 1.54 [***].
Section 1.55 “Distributor” has the meaning set forth in Section 4.5.
Section 1.56 “Effective Date” has the meaning set forth in the Preamble.
Section 1.57 “Enforcing Party” has the meaning set forth in Section 8.7.5.
Section 1.58 “EMA” means the European Medicines Agency or any successor entity thereto, and, with respect to any Regulatory Approval in the European Union, includes the European Commission.
Section 1.59 “EU” means all countries in the European Union.
Section 1.60 “Executive Officers” means (a) with respect to Aerie, the Chief Executive Officer, or any other person that such officer designates from time to time, and (b) with respect to Santen, the Chief Executive Officer, or any other person that such officer designates from time to time.
Section 1.61 “Existing Patents” has the meaning set forth in Section 9.2(a).
Section 1.62 “Exploit” means to make, have made, import, export, use, sell, have sold, or offer for sale, including to Develop, Commercialize, register, modify, enhance, improve, Manufacture, have Manufactured, hold, or keep (whether for disposal or otherwise), or otherwise dispose of. Cognates of the word “Exploit” shall have correlative meanings.
Section 1.63 “FDA” means the United States Food and Drug Administration or any successor entity thereto.
Section 1.64 “Field” means all topically administered uses for the treatment and/or prevention of human ophthalmic diseases, disorders and conditions.
Section 1.65 “First Commercial Sale” means, with respect to any Product in any country in the CLA Territory or New Territory, the first sale for end use or consumption of such Product in such country after Marketing Approval for such Product has been granted in such country.
Section 1.66 “Fixed Royalty” has the meaning set forth in Section 7.5.1(a).
Section 1.67 “Floor Transfer Price” means, with respect to the transfer price to be charged by Aerie to Santen for one container (bottle) for one-month use for the Rhopressa Product and the Rocklatan Product for subsequent sale in China and India, an amount equal to [***] per container for the Rhopressa Product and [***] per container for the Rocklatan Product.
Section 1.68 “Force Majeure” has the meaning set forth in Section 14.12 .
Section 1.69 “FTE” means a full-time equivalent person (i.e., one fully-dedicated or multiple partially-dedicated employees aggregating to one full-time employee employed or contracted by Aerie or Santen (or Affiliate thereof), as applicable, based upon [***] undertaken in connection with the conduct of Development or Commercialization in accordance with the applicable Development Plan,

Manufacturing, or other activities, including Medical Affairs Activities, consistent with this Agreement. [***].
Section 1.70 “Fully Burdened Costs” means: (a) with respect to activities other than Manufacturing activities, all direct costs incurred in performing such activities; and (b) with respect to Manufacturing activities, all direct costs incurred in performing such Manufacturing activities plus [***], as determined in accordance with IFRS or GAAP, as applicable. [***].
Section 1.71 “GAAP” means U.S. Generally Accepted Accounting Principles.
Section 1.72 “Generic Product” means, with respect to a Product in a particular country in the New Territory, any pharmaceutical product that (a) contains the same Compound as such Product, (b) is approved by the applicable Regulatory Authority in such country, in reliance on prior Marketing Approval for such Product, for at least one Indication, and (c) [***].
Section 1.73“Go-to-Market Strategy” has the meaning set forth in Section 6.6.3.
Section 1.74“Governmental Authority” means any governmental authority of any nature of any multi-national, national, state, county, city or other political subdivision, including any governmental division, subdivision, department, agency, court, tribunal, agency, bureau, branch, office, authority or other instrumentality.
Section 1.75“IFRS” means the then-current International Financial Reporting Standards, in each case consistently applied.
Section 1.76“IND” means, (a) with respect to the United States, an investigational new drug application as defined in applicable regulations promulgated by the FDA and filed with the FDA for human clinical testing or (b) with respect to any other country in the New Territory, any equivalent thereof.
Section 1.77“Indemnitee” has the meaning set forth in Section 10.2.1.
Section 1.78“Indemnitor” has the meaning set forth in Section 10.2.1.
Section 1.79“Indication” means the intended use of a product for the treatment, control, mitigation, prevention or cure of a distinct recognized human disease or condition, or of a manifestation of a recognized human disease or condition, or for the relief of symptoms associated with a recognized human disease or condition, in each case in the intended patient population and line of treatment, including any that, if approved in the U.S., would be reflected in the “Indications and Usage” section of labeling pursuant to 21 C.F.R. §201.57(c)(2), or, to the extent applicable, any comparable labeling section outside the U.S. For the avoidance of doubt, the use of a Product in connection with different subsets of patients (e.g., elderly, pediatric, or genetically defined patient subgroups, etc.) or lines of treatment (e.g., moving from second-line therapy to first-line therapy) shall be different Indications.
Section 1.80“Indirect Taxes” has the meaning set forth in Section 7.11.2.
Section 1.81“Initial Indication” means, with respect to the Rhopressa Product, the Rhopressa Initial Indication and, with respect to the Rocklatan Product, the Rocklatan Initial Indication.
Section 1.82“Initiation” means, with respect to a clinical trial, the first dosing in the first patient in such clinical trial or study. Cognates of the word “Initiation” have correlative meanings.
Section 1.83“JAMS” has the meaning set forth in Section 14.5.2(a).
Section 1.84 “Joint Commercialization Committee” or “JCC” has the meaning set forth in Section 2.1.3(d).
Section 1.85“Joint Development Committee” or “JDC” has the meaning set forth in Section 2.1.3(d).

Section 1.86“Joint Manufacturing and Supply Committee” or “JMSC” has the meaning set forth in Section 2.1.3(d).
Section 1.87“Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.1.1.
Section 1.88 “Know-How” means proprietary techniques, technology, trade secrets, inventions (whether patentable or not), improvements, methods, expertise, knowledge or other know-how, data and results (including pharmacological, toxicological and clinical data and results), analytical and quality control data and results, regulatory documents, and other information, compositions of matter, cells, cell lines, assays, animal models, reagents and other physical, biological, or chemical material.
Section 1.89 “Law” means, individually and collectively, any and all federal, state, local, and foreign laws, statutes, ordinances, principles of common law, rules, directives, standards, administrative circulars, judgments, orders, writs, injunctions, decrees, arbitration awards, agency requirements, licenses, permits, and regulations of any kind whatsoever of any Governmental Authority within the applicable jurisdiction.
Section 1.90“Losses” has the meaning set forth in Section 10.1.1.
Section 1.91“Manufacturing” or “Manufacture” means any and all processes and activities directed to producing, manufacturing, processing, sourcing of materials, filling, finishing, packaging, labeling, inspecting, quality assurance testing and release, receiving, holding, shipping and/or storage of Products or any raw materials or packaging materials with respect thereto, or any intermediate of any of the foregoing, including process and cost optimization, process qualification and validation, commercial manufacture, stability and release testing, and quality control.
Section 1.92“Manufacturing Costs” means, with respect to a Product, (a) the Fully Burdened Costs incurred by Aerie and its Affiliates during the Term in, and that are specifically identifiable and directly allocable to, the Manufacture of such Product (including the Compound) under this Agreement or the Supply Agreement, consisting of: (i) [***] and in accordance with Aerie’s accounting standards and IFRS or GAAP, as applicable; (ii) costs associated with [***] filing requirements, and the like; (iii) costs for any samples of such Product; and (iv) costs directly related to Manufacturing such Product not otherwise described above, including stability testing and other CMC support costs for such Product, write-offs for scrap, and technology transfer for such Product; or (b) such costs and expenses actually incurred by the Parties in accordance with the terms set forth in Exhibit H (Manufacturing & Supply Agreement Terms for Commercial Supply) as mutually agreed by the Parties, including costs incurred to qualify a Back-up Site. In the event that Aerie or any of its Affiliates or designees uses a contract manufacturer to perform any Manufacturing activities under this Agreement with respect to Products, Manufacturing Costs for such activities will be the price Aerie or its Affiliate pays such contract manufacturer (or designee) for such activities, plus the costs to manage and to process materials obtained from such contract manufacturer.
Section 1.93“Manufacturing & Supply Agreement” has the meaning set forth in Section 3.1.1.
Section 1.94“Marketing Approval” means all approvals, licenses, registrations or authorizations of the Regulatory Authority in a country, necessary for the customary commercial sale of a Product in such country, including with respect to pricing and reimbursement.
Section 1.95“Materials” has the meaning set forth in Section 3.2.
Section 1.96“Medical Affairs Activities” means design, strategies, oversight and implementation of activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, a Product, including activities of Medical Liaisons, grants to support continuing independent medical education (including independent symposia and congresses), and development, publication and dissemination of scientific and clinical information in support of an approved indication for such Product, as well as medical information services (and the content thereof)

provided in response to inquiries communicated via the sales representatives or other external-facing representatives or received by letter, phone call or email or other means of communication. It shall also include such activities conducted in connection with Commercial launch, such as establishing a group of Medical Liaisons.
Section 1.97“Medical Liaison” means those health care professionals employed or engaged by Santen or any of its Affiliates (or their designees) with appropriate health care experience to engage in in-depth dialogues with physicians regarding medical issues associated with a Product, and are not Sales Representatives or otherwise engaged in direct selling or promotion of a Product.
Section 1.98“Mercury-3 Clinical Trial” means the U.S. clinical trial NCT03284853, titled Safety and Efficacy Study of PG324 (Netarsudil/Latanoprost 0.02% / 0.005%) Ophthalmic Solution Compared to GANFORT® Ophthalmic Solution in Open Angle Glaucoma or Ocular Hypertension.
Section 1.99“Milestone Events” has the meaning set forth in Section 7.3.1.
Section 1.100“Milestone Payments” has the meaning set forth in Section 7.3.1.
Section 1.101“Multi-Pack Product” means any pack of Products consisting of three pack (i.e., three (3) bottles per carton) Product or any other multi-pack (i.e., more than three (3) bottles in any single container) Product size.
Section 1.102“NDA” means (a) a New Drug Application, as defined in 21 U.S.C. § 355(b) et seq., and the regulations promulgated thereunder, as such Application may be amended or supplemented from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto), or (b) any corresponding foreign application in the New Territory.
Section 1.103“Net Sales” means, with respect to a certain time period and Product, the gross invoiced sales prices charged for a Product (after Marketing Approval of such Product) sold by Santen, its Affiliates, and any of their Sublicensees (the “Selling Party”) in arm’s length transactions to Third Parties, which for the avoidance of doubt includes Distributors (other than sales between Santen, its Affiliates, and/or their respective to Sublicensees) during such time period, less the total of the following charges or expenses, as determined in accordance with IFRS (or, if used in lieu of IFRS by the applicable seller, GAAP) and (to the extent consistent with IFRS or GAAP) in accordance with the books and records of Santen or its applicable Affiliate or Sublicensee, consistently applied across all similar products sold by Santen and to the extent actually invoiced, allowed, incurred or applied: (a) [***]; (b) [***]; (c) [***]; and (d) [***]. To the extent any accrued amounts used in the calculation of Net Sales are estimates, such estimates shall be trued-up in accordance with Santen’s (and its Affiliates’) accounting policies consistent with IFRS, as consistently applied, and Net Sales and related payments under this Agreement shall be reconciled as appropriate.
Any disposal of Products for, or use of Products in, clinical or pre-clinical trials, given as free samples or at no charge with respect to patient assistance or patient access programs, or distributed at no charge to indigent patients or otherwise for compassionate use shall not be included in Net Sales.
Upon any sale or other transfer for value of a Product that is required to be included within Net Sales for any consideration other than an exclusively monetary consideration on bona fide arm’s length terms, then for purposes of calculating the Net Sales under this Agreement, such Product shall be deemed to be sold exclusively for money at the average sales price during the applicable Calendar Quarter for such Product in the country in which such sale occurred when such Product is sold alone and not with other products. In the event no sales price is available for the Product alone in such country during the applicable Calendar Quarter, then [***].

Section 1.104“New Territory” means China, India, and all countries in Europe, the Middle East, the Commonwealth of Independent States, Africa, Latin America (excluding Mexico), and Oceania (including Australia), as further described in Exhibit K.
Section 1.105“Non-Binding Letter” has the meaning set forth in the Recitals.
Section 1.106“Non-Publishing Party” has the meaning set forth in Section 12.3.2.
Section 1.107[***].
Section 1.108“Out-of-Pocket Development Expenses” means, with respect to a Product, the expenses paid or payable to Third Parties that are incurred by Santen and its Affiliates for, and are specifically identifiable and directly allocable to, the Development of such Product.
Section 1.109“Party” and “Parties” has the meaning set forth in the Preamble.
Section 1.110“Patent Challenge” means any action, suit, proceeding or claim by Santen or its Sublicensees or Affiliates challenging the validity, patentability, scope, priority, construction, inventorship, enforceability or Aerie’s or its Affiliate’s or licensor’s ownership of any Aerie Patent or any Patent Rights within the Aerie Improvements or any Collaboration Patent, as applicable, in any forum.
Section 1.111“Patent Rights” means (a) all patents, priority patent filings and patent applications, and (b) any divisional, continuation (in whole or in part), or request for continued examination of any of such patents, and patent applications, and any and all patents or certificates of invention issuing thereon, and any and all reissues, reviews, reexaminations, extensions (including any extensions in the form of supplementary protection certificates), renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.
Section 1.112“Paying Party” has the meaning set forth in Section 7.11.1.
Section 1.113“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.
Section 1.114“Pharmacovigilance Agreement” has the meaning set forth in Section 5.5 .
Section 1.115“Phase 3 Clinical Trial” means a human clinical trial of a Product (whether a standalone trial or a stage of a “Phase 2/3” clinical trial described in the protocol as the “Phase 3 portion”): (a) (1) with a defined dose or a set of defined doses of such Product designed to establish statistically significant efficacy and safety of such Product for the purpose of enabling the preparation and submission of an NDA to the competent Regulatory Authorities in a country of the New Territory, or (2) where the results of such clinical trial are intended (if successful) to be used to establish both safety and efficacy of such Product in patients which are the subject of such trial and serve as the basis for initial or supplemental Marketing Approval of such Product, and (b) that satisfies the requirements of 21 CFR § 312.21(c) or its non-U.S. equivalents.
Section 1.116 “Post Grant Proceeding” means any proceedings before any national patent authority involving the review, examination, analysis or any combination thereof, of any issued patent. Examples of Post Grant Proceedings include post grant review proceedings, inter partes review proceedings, supplemental examination, patent interference proceedings, opposition proceedings initiated on and after issuance of the applicable patent, reissue proceedings, reexamination proceedings, and invalidation.
Section 1.117 “Product Relevant” means, with respect to a Product and a [***] in China, absent (a) a finding of invalidity, unpatentability or unenforceability thereof or (b) [***].
Section 1.118“Product Trademarks” has the meaning set forth in Section 8.8.1.
Section 1.119 “Products” means the Rhopressa Product and the Rocklatan Product.

Section 1.120“Promotional Materials” has the meaning set forth in Section 6.6.4.
Section 1.121“Public Official or Entity” means (a) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital, or (b) any candidate for political office, any political party or any official of a political party.
Section 1.122“Publishing Party” has the meaning set forth in Section 12.3.2.
Section 1.123“Quality and Compliance Standards” means the quality and compliance standards approved by the JSC from time to time, including manufacturing standards, such as Good Laboratory Practices (GLP), Good Clinical Practices (GCP), Good Manufacturing Practices (GMP), quality standards, supply chain standards, such as NMPA, international Good Supply Practice (GSP), distribution standards, such as Good Distribution Practice (GDP), safety and healthcare compliance standards and generally accepted national and international pharmaceutical industry codes of practice (including guidelines under the ICH).
Section 1.124“R&D FTE Rate” means (i) for the period commencing on the Effective Date and ending on December 31, 2021, [***] and (ii) for each Calendar Year thereafter, the R&D FTE Rate in effect for the most recently completed Calendar Year increased by the percentage increase, if any, in CPI as of December 31 of the then most recently completed Calendar Year relative to the level of the CPI as of December 31 of the Calendar Year immediately preceding the then most recently completed Calendar Year (where Consumer Price Index or CPI means the Consumer Price Index - Urban Wage Earners and Clerical Workers, US City Average, All Items, 1982-84=100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index)). For clarity, the same R&D FTE Rate shall apply with respect to each of the Parties.
Section 1.125“Receiving Party” has the meaning set forth in Section 12.1.1.
Section 1.126“Reformulated Products” means the Reformulated Rhopressa Product and the Reformulated Rocklatan Product.
Section 1.127“Reformulated Product Unit” means the packaging for a Reformulated Product in a preservative-free (PF) multidose (MD) container and/or single unit dose (SUD) vials.
Section 1.128“Reformulated Rhopressa Product” means the ophthalmic solution products for topical administration that will be marketed as Rhopressa™ and Rhokiinsa™ with a [***], as approved for marketing thereof by the relevant Regulatory Authority.
Section 1.129“Reformulated Rocklatan Product” means the ophthalmic solution products for topical administration that will be marketed as Roclanda™ and Rocklatan™ with a [***] as approved for marketing thereof by the relevant Regulatory Authority.
Section 1.130“Regulatory Authority” means any Governmental Authority or other authority responsible for granting Marketing Approvals for Products, including the FDA, EMA, and any corresponding national or regional regulatory authorities.
Section 1.131“Regulatory Filing” means any filing with any Governmental Authority with respect to the research, development, manufacture, distribution, pricing, reimbursement, marketing or sale of a Product.
Section 1.132“Required Product Specification Change” has the meaning set forth in Section 3.1.7(a).
Section 1.133 “Reversion Products” has the meaning set forth in Section 13.5.
Section 1.134 “Rhopressa Product” means (i) the ophthalmic solution products for topical administration marketed as RhopressaTM and that may be marketed as Rhokiinsa™, (ii) the

Reformulated Rhopressa Product, and (iii) any other ophthalmic solution product containing 0.2 mg/mL of netarsudil that is bioequivalent to RhopressaTM or Rhokiinsa™ [***].
Section 1.135“Rhopressa Initial Indication” means the reduction of elevated intraocular pressure (IOP) in patients with open-angle glaucoma or ocular hypertension.
Section 1.136 “Rocklatan Product” means (i) the ophthalmic solution products for topical administration marketed as RocklatanTM and that may be marketed as Roclanda™, (ii) the Reformulated Rocklatan Product, and (iii) any other ophthalmic solution product containing 0.2 mg/mL of netarsudil and 0.05 mg/mL of latanoprost that is bioequivalent to RocklatanTM [***].
Section 1.137“Rocklatan Initial Indication” means the reduction of elevated intraocular pressure (IOP) in patients with open-angle glaucoma or ocular hypertension.
Section 1.138“Royalties” has the meaning set forth in Section 7.5.1.
Section 1.139“Royalty Term” has the meaning set forth in Section 7.5.2.
Section 1.140    “Sale Transaction” has the meaning set forth in Section 14.8.
Section 1.141 “Sales Representative” means a pharmaceutical sales representative who is trained with respect to any of the Products, including its labeling and promotional materials, engaged or employed by a Party or its Affiliates to conduct detailing with respect to such Product in accordance with the terms of this Agreement.
Section 1.142 “Santen” has the meaning set forth in the Preamble.
Section 1.143 “Santen Housemarks” means those trademarks set forth on Exhibit D.
Section 1.144 “Santen Indemnified Parties” has the meaning set forth in Section 10.1.1.
Section 1.145 “Santen Inventions” has the meaning set forth in Section 8.1.3(b).
Section 1.146 “Santen IP” means (a) Santen Know-How and (b) Santen Patents.
Section 1.147 “Santen Japan” has the meaning set forth in the Recitals.
Section 1.148 “Santen Know-How” means any and all Know-How (including Know-How within the Santen Inventions) that (a) is Controlled by Santen or its Affiliates and (b)(i) is used by Santen or its Affiliates in the research and Development of Products or (ii) is otherwise necessary or reasonably useful for the Exploitation of Products to the extent provided for in this Agreement, including the conduct by Aerie of Development Plan activities. Notwithstanding the foregoing, Santen Know-How shall exclude any Collaboration IP.
Section 1.149 “Santen Patents” means any and all Patent Rights (including Patent Rights within the Santen Inventions) Controlled by Santen or its Affiliates that are necessary or reasonably useful for the Exploitation of Products to the extent provided for in this Agreement, including the conduct by Aerie of Development Plan activities. Notwithstanding the foregoing, Santen Patents shall exclude any Collaboration Patents.
Section 1.150“Santen RPU Royalty” has the meaning set forth in Section 7.5.1(b).
Section 1.151 “Selling Party” has the meaning set forth in Section 1.103.
Section 1.152 “Sublicensee(s)” means a Third Party, other than a Third Party subcontractor or any Distributor, that has been granted a sublicense or other rights under the rights granted to a Party pursuant to Section 4.1 in accordance with Section 4.2, or is deemed to be a Sublicensee under Section 4.5, but shall exclude any wholesaler of a Product that does not market or promote the Product.

Section 1.153 “Supplemental Upfront Payment” has the meaning set forth in Section 7.2.1.
Section 1.154 “Supply Price” has the meaning set forth in Section 7.4.
Section 1.155 “Term” has the meaning set forth in Section 13.1.
Section 1.156 “Termination Refund” has the meaning set forth in Section 13.4.4.
Section 1.157 “Third Party” means a Person other than (a) Santen or any of its Affiliates and (b) Aerie or any of its Affiliates.
Section 1.158 “Third Party Acquirer” has the meaning set forth in Section 14.8.
Section 1.159 “Third Party Claim” has the meaning set forth in Section 10.1.1.
Section 1.160 “Third Party IP” has the meaning set forth in Section 7.5.5.
Section 1.161 “United States” or “U.S.” means the United States of America and its territories and possessions.
Section 1.162 “Valid Claim” means a claim in an issued and unexpired Patent Right or an application for a Patent Right that has not lapsed or been abandoned, canceled, disclaimed, revoked, held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been admitted to be invalid or unenforceable through re-examination, re-issue, disclaimer or otherwise, or lost in an interference proceeding; provided, however, that if a claim of a pending patent application shall not have issued within [***] after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a Patent Right issues with such claim (from and after which time the same would be deemed a Valid Claim).
Article 2. RESEARCH COLLABORATION
Section 2.1Management.
2.1.1Overview. In order to have a single joint steering committee for the CLA Territory and the New Territory, within sixty (60) days after the Effective Date, the Parties shall establish a new cross-functional, joint steering committee that will replace (or succeed) the existing joint steering committee established under the CLA, and such new joint steering committee will be the joint steering committee under both the CLA and this Agreement (the “Joint Steering Committee” or the “JSC”), and will serve as a forum for information exchange, discussion and decisions between the Parties (including Santen on behalf of Santen Japan and any other relevant Santen Affiliates) with respect to development and commercialization activities relating to the Products and the Compound in the Field in the Combined Territory. In connection with such replacement of the existing joint steering committee (and any such subcommittees established by such committee), Santen shall cause Santen Japan to, and Aerie shall, amend the CLA to the extent necessary to effectuate the succession of the JSC (and such subcommittees) in place of such joint steering committee (or subcommittees hereunder).
2.1.2Alliance Managers. Each of Santen and Aerie shall appoint one representative who possesses a general understanding of Development, regulatory, manufacturing and Commercialization matters to act as its respective alliance manager(s) for this relationship (an “Alliance Manager”). Each Party may replace its respective Alliance Manager at any time upon written notice to the other in accordance with this Agreement. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager. Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within the JSC. Each Alliance Manager will also be responsible for:

(a)providing a primary single point of communication responsible for seeking consensus both within the respective Party’s organization and together regarding key strategy and plan issues;
(b)ensuring awareness of the governance procedures and rules set forth herein and monitoring compliance therewith; and
(c)identifying and raising disputes to the JSC for discussion in a timely manner.
The Alliance Managers shall have the right to attend all JSC and subcommittee meetings. In accordance with Section 2.1.3(c), each Alliance Manager may bring any matter to the attention of the JSC that such Alliance Manager reasonably believes requires the attention of the JSC. Within ten (10) days after the Effective Date, each Party shall appoint and notify the other Party in writing of the identity of such Party’s representative to act as its Alliance Manager under this Agreement.
2.1.3Joint Steering Committee.
(a)Composition. The JSC shall be comprised of [***] named representatives of each Party (or such other number as the Parties may agree in writing), each of whom will be an officer or employee of the applicable Party having sufficient seniority within such Party to make decisions arising within the scope of the JSC’s responsibilities. The JSC shall appoint a chairperson from among its members, with the first chairperson of the JSC being a representative of Santen. Each chairperson shall serve a term of one (1) Calendar Quarter, with the successor chairperson to be appointed by the JSC from among the representatives of the Party not represented by the outgoing chairperson (e.g., the JSC’s second chairperson shall be a representative of Aerie, the JSC’s third chairperson shall be a representative of Santen, etc.). The role of the chairperson shall be to convene and preside at the meeting of the JSC and to ensure the preparation of meeting minutes, but the chairperson shall have no additional powers or rights beyond those held by other JSC representatives. Within thirty (30) days after the Effective Date, each Party shall designate by written notice to the other Party its initial representatives on the JSC (including its Alliance Manager). The JSC may change its size from time to time by mutual consent of the Parties. Each Party may replace one or more of its representatives, in its sole discretion, effective upon written notice to the other Party of such change. Each Party’s representatives on the JSC, and any replacement for any such representative, shall be bound by the obligations of confidentiality set forth in Article 12.
(b)Function and Powers of the JSC. The JSC shall, consistent with the terms and conditions set forth in this Agreement, and subject to Section 2.1.5:
(i)coordinate the Parties’ activities under this Agreement;
(ii)discuss the overall strategy for the development and regulatory approval of the Products in the Field throughout the Combined Territory;
(iii)facilitate communications and discussion between the Parties with respect to the development, manufacture and commercialization of Products;
(iv)discuss and approve each Development Plan and any proposed amendments or revisions thereto, including timeframes for the Development activities to be carried out thereunder, on an annual basis or as otherwise agreed upon by the Parties;

(v)oversee the implementation of each Development Plan for each Product and review and serve as an information-sharing forum for Development and Commercialization for each Product, including discussion of the results of the activities being carried out thereunder;
(vi)define and coordinate regulatory strategy for each Product;
(vii)establish subcommittees, as appropriate, as described more fully in Section 2.1.3(d) below;
(viii)direct and oversee any subcommittee;
(ix)discuss estimated sales forecasts for Products;
(x)establishing a process for reviewing and commenting on Promotional Materials and training materials and programs for each Product for the Combined Territory;
(xi)designate policies for the Parties’ reporting and recording of Development Costs under the CLA and other financial terms set forth in this Agreement;
(xii)resolve disputed matters that may arise at the subcommittees; and
(xiii)perform any and all tasks and responsibilities that are expressly attributed to the JSC under this Agreement or that are otherwise agreed by the Parties in writing.
(c)Meetings.
(i)The JSC shall meet at least once per Calendar Quarter or more or less often as otherwise agreed by the Parties, with the location of such meetings alternating between locations designated by Santen and locations designated by Aerie. The chairperson of the JSC shall be responsible for calling meetings on reasonable prior notice. Prior to any meeting of the JSC, the chairperson of the JSC shall prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics which shall be included on such agenda, either prior to or in the course of such meeting. Each Party shall use reasonable efforts to make all proposals for agenda items and to provide all appropriate information with respect to such proposed items reasonably in advance (at least three (3) Business Days if reasonably practicable) of the applicable meeting. Each Alliance Manager may require topics to be included for the agenda for JSC meetings (to the extent within the scope of the JSC) by forwarding such topics and relevant information to the JSC chairperson. The Parties may mutually agree not to hold a meeting if there is no topic, issue or matter to be included on an agenda for such meeting. The Alliance Managers shall prepare and circulate minutes of each meeting to each member of the JSC for review and approval. The JSC shall agree on the minutes of each meeting as promptly as practicable, but in any event within ten (10) Business Days, following such meeting.
(ii)Representatives of the Parties on the JSC may attend meetings by telephone, videoconference or in person. A quorum of the JSC shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party.
(iii)As appropriate (subject to the discretion of the chairperson of the JSC, with approval not to be unreasonably withheld, conditioned or delayed), and provided that not less than two (2) Business Days’ prior written notice has been given to the other Party, other employees of the Parties may attend JSC meetings as observers, as well as Third Parties; provided, however, that a Party shall not bring a Third Party to a meeting without the other Party’s prior written consent; and provided further, however, that each such Third Party (x) shall not vote or otherwise participate in the decision-making process of the JSC, and (y) shall be bound by obligations of confidentiality and non-disclosure, and obligations to assign inventions, consistent with those set forth in Article 8 and Article 12.
(iv)Each Party may also call for special meetings of the JSC with reasonable prior written notice to the other Party (it being agreed that at least ten (10) Business Days shall constitute reasonable notice) to resolve particular matters requested by such Party and within the decision-making authority of the JSC. In the event that there are proposed changes to the Development Plan that require a decision by the JSC prior to the next scheduled JSC meeting, the Parties will promptly schedule a meeting for such purpose.
(v)Each Party shall be responsible for all of its own expenses incurred in connection with participating in all meetings.
(d)Subcommittees. The JSC may establish and disband such subcommittees as deemed necessary by the JSC, which shall include a joint development committee (the “Joint Development Committee” or the “JDC”), a joint commercialization committee (the “Joint Commercialization Committee” or the “JCC”), and a joint manufacturing and supply committee (the “Joint Manufacturing and Supply Committee” or the “JMSC”). Each such subcommittee shall consist of the same number of representatives designated by each Party, which number shall be mutually agreed by the Parties. Each Party shall be free to change its representatives on written notice to the other Party or to send a substitute representative to any subcommittee meeting. Each Party’s representatives and any substitute for a representative shall be bound by the obligations of confidentiality set forth in Article 12. Except as expressly provided in this Agreement or subject to the delegation granted by the JSC of any of its responsibilities, no subcommittee shall have the authority to bind the Parties hereunder and each subcommittee shall report to the JSC. Each Party shall be responsible for all of its own expenses incurred in connection with participating in all meetings. Any matters arising within a subcommittee that are not resolved by members of such subcommittee shall be submitted to the JSC for resolution as set forth in Section 2.1.3(b)(xii).
(e)Specific Responsibilities of the JDC. Without limiting the generality of Section 2.1.3(d), the JSC (or, if such authority is granted to the JDC by the JSC, the JDC) shall:
(i)review and finalize, for the JSC’s approval, any Development Plan (including the then-current Development Budget for each of the CLA Territory and the New Territory) or amendments thereto;
(ii)review and monitor the activities being conducted under each Development Plan with respect to each Product and the progress of such activities; and

(iii)perform such other functions as are set forth in this Agreement as the function of the JDC or as the Parties or the JSC (with respect to its designated responsibilities) may otherwise mutually agree in writing.
(f)Specific Responsibilities of the JCC. Without limiting the generality of Section 2.1.3(d), the JSC (or, if such authority is granted to the JCC by the JSC, the JCC) shall:
(i)review and discuss Commercialization reports provided by Santen pursuant to Section 6.6 (including the commercialization budget);
(ii)discuss pricing of Products;
(iii)monitor the competitive landscape for each Product in the Combined Territory; and
(iv)perform such other functions as are set forth in this Agreement or as the Parties or the JSC (with respect to its designated responsibilities) may otherwise mutually agree in writing.
2.1.4Cooperation. Each Party shall provide the JSC such information as required under this Agreement or as otherwise reasonably requested by the other Party and reasonably available to such Party to enable the other Party to perform its obligations under this Agreement, in each case relating to the progress against the goals or performance of activities under each Development Plan.
2.1.5Decisions.
(a)The JSC shall serve as (a) a decision-making body as set forth in this Section 2.1 with respect to all matters specified in this Section 2.1, including Development and Commercialization activities under this Agreement, and (b) notwithstanding anything to the contrary herein, solely as an information-sharing forum with no decision-making authority with respect to all other activities of the Parties under this Agreement unless the Parties separately grant further authority to the JSC. Other than as set forth herein, in order to make any decision required of it hereunder, the JSC (or any subcommittee thereof) must have present (in person, by videoconference or telephonically) at least one (1) representative appointed by each Party. The JSC shall act by consensus. The representatives from each Party will have, collectively, one (1) vote on behalf of that Party, and decisions of the JSC (or any subcommittee thereof) shall require unanimous consent of the Parties.
(b)The JSC shall strive to seek consensus in its actions and decision making process. If a dispute arises that cannot be resolved by a subcommittee of the JSC, such dispute shall be referred to the JSC for resolution. If the JSC cannot reach a unanimous decision or a dispute arises that cannot be resolved within the JSC (whether the matter originated at the JSC or within a subcommittee) after a period of [***], such dispute shall be referred to the Executive Officers for resolution. Such officers (or their designees) will in good faith seek to resolve the matter within [***] after the matter has been referred to them, or within such longer time periods as the Parties may mutually agree upon. In the event that consensus cannot be reached with respect to a decision after a meeting of the Executive Officers (it being understood and agreed that neither Party shall unreasonably withhold or delay agreement with respect to any such dispute), [***]. Without limiting the foregoing, in no event shall (x) any decision of the JSC knowingly require either Party to take any action that would, or fail to take any action where the failure to take such action would, in the reasonable judgment of such Party, infringe the intellectual property rights of any Third Party, violate applicable Laws or any agreement with any Third Party, or frustrate the purpose of this Agreement, or (y) the JSC have the power to (A) determine, or resolve any dispute as to, what level of efforts constitutes Commercially Reasonable Efforts, (B) allocate to a Party any authority delegated to the JSC other than as set forth in this

Agreement (including Santen’s right to break deadlocks for non-Critical Matters) or (C) dissolve the JDC, JCC or JFC once established.
2.1.6Exceptions. Notwithstanding the foregoing, neither Party in exercising its right to finally resolve a dispute pursuant to Section 2.1.5 shall have any power to amend, modify or waive compliance with the terms of this Agreement.
2.1.7Authority. The JSC and any subcommittee shall have only the powers assigned expressly to it in this Article 2 and elsewhere in this Agreement, and shall not have any power to amend, modify or waive compliance with this Agreement. In furtherance thereof, each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated or vested in the JSC or subcommittee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. For the avoidance of doubt, JSC and subcommittee rights to discuss, comment, review or monitor (and other similar activities) shall not require any Party or designee thereof to act or be bound in any respect by such discussion, comment, review, or monitoring.
2.1.8Discontinuation of JSC. The JSC shall continue to exist until the first to occur of (a) the Parties mutually agreeing to disband the JSC or (b) expiration or termination of this Agreement.
Section 2.2Subcontracting. Each Party may engage its Affiliates, or Third Party subcontractors (including contract research organizations and contract manufacturing organizations) to perform its obligations under this Agreement; provided that JSC approval shall be required for any subcontractor that Santen may seek to use from time to time unless such subcontractor is set forth on Exhibit F (but only for the services specifically indicated for such listed subcontractor). Any subcontractor to be engaged by a Party to perform such Party’s obligations set forth in this Agreement will meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity. The activities of any such subcontractors will be considered activities of such subcontracting Party under this Agreement. The subcontracting Party will be responsible for ensuring compliance by any such subcontractors with the terms of this Agreement, as if such subcontractors are such Party hereunder. Each subcontract shall be in writing and shall contain obligations, on the part of the applicable subcontractor, consistent with this Agreement, including Article 8 and Article 12, with respect to confidentiality and non-use and the assignment of, or the grant of equivalent rights under, all Patent Rights, Know-How, inventions and other intellectual property rights that such subcontractor may develop or acquire by reason of work performed under this Agreement. Each subcontracting Party will conduct, and will cause its Affiliates and other subcontractors, if any, to conduct, the relevant activities in accordance with such subcontracting Party’s commitments hereunder.
Section 2.3Information Sharing. Each Party shall promptly provide the other Party with copies of all material non-clinical, analytical, manufacturing and clinical data (including, for clarity, data sets) and information generated by such Party, or on behalf of such Party by any Affiliate or Third Party relating to any and all Products, to the extent necessary for the other Party to provide any support expressly requested by such Party under this Agreement or as otherwise reasonably required for a Party to perform its obligations or exercise its rights under this Agreement. For clarity, information regarding adverse events and serious adverse events shall be provided in accordance with the Pharmacovigilance Agreement. All non-clinical, analytical, manufacturing and clinical data and associated reports disclosed by one Party to the other under this Agreement shall be deemed Confidential Information of the disclosing Party except (a) all data and reports generated under the Development Plan by or on behalf of either Party shall be deemed Confidential Information of both Parties, and (b) as otherwise set forth in this Agreement; provided that each Party (or its Affiliates or licensees or Sublicensees) may use such data and reports solely for the purpose of performing its obligations or exercising its rights under this Agreement, including Developing a Product, seeking and obtaining Marketing Approval, or

Commercializing the Product. Notwithstanding anything to the contrary in the foregoing, the Aerie Know-How shall be Confidential Information of Aerie, and Aerie shall be deemed the disclosing Party thereof for purposes of Article 12.
Section 2.4Exclusivity.
2.4.1General. During the Term, neither Party, itself or through its Affiliates, shall outside of activities conducted under this Agreement directly or indirectly conduct or participate in, or license, authorize, appoint, advise, assist or otherwise enable any Third Party to conduct or participate in, the Commercialization in the New Territory in the Field of any products having the same mode of action as a rho-kinase inhibitor and/or dual inhibition of rho-kinase and norepinephrine transporter. In connection therewith, Santen shall cause and ensure its Affiliates, including Santen Japan, comply with the exclusivity obligation set forth in this Section 2.4.1.
2.4.2Reasonable Restrictions. Each Party acknowledges the provisions of this Section 2.4 are reasonable and necessary to protect the legitimate interests of the other Party and to encourage the free sharing of information between the Parties with respect to the Products, and each Party agrees not to contest such limitations in any proceeding. Each Party acknowledges that the other Party would not have entered into this Agreement absent the restrictions set forth in this Section 2.4 and that a breach or threatened breach of this Section 2.4 would be likely to result in irreparable harm to the other Party for which there is no adequate remedy at law. Therefore, each Party shall be entitled to obtain from any court of competent jurisdiction injunctive relief, specific performance, and an equitable accounting of any earnings, profits or benefits arising out of any such breach by the other Party. Nothing in this Section 2.4.2 is intended or will be construed to limit in any way either Party’s right to equitable relief or any other remedy for breach of this or any other provision of this Agreement.
Article 3. MANUFACTURE AND SUPPLY; MATERIAL TRANSFER
Section 3.1Manufacture and Supply of Compound and Product.
3.1.1Manufacturing Lead.
(a)Subject to Section 3.1.2 and Section 3.1.3, Aerie will be responsible for the Manufacturing of Products either by itself or through its Affiliates as provided in the manufacturing and supply agreement to be entered into by the Parties in accordance with Section 3.1.7 (the “Manufacturing & Supply Agreement”).
(b)Aerie shall consider in good faith any request by Santen to Manufacture (or have Manufactured) Product and/or the final packaging thereof for Santen’s use hereunder; provided that any such decision shall be mutually agreed by the Parties.
(c)Either Aerie or Santen will have the right to propose alternative Manufacturing sites to Manufacture the Products for the New Territory and may transfer the Manufacturing thereof from one site to another from time to time upon prior written agreement between the Parties; provided that such Manufacturing sites shall meet or be capable of meeting the criteria (including the ability of such Manufacturing sites to fulfil the Product specifications required for the designated countries in the New Territory) to be proposed by Santen and agreed by the Parties at the JMSC prior to such agreement on any such Manufacturing site.
(d)Each Party shall reasonably cooperate with the other Parties in good faith to obtain such approval for such Manufacturing sites upon such requesting Party’s request.
3.1.2Manufacturing for Supply to China and India.

(a)Aerie shall have the right to Manufacture the applicable Product for commercial sale in or for China and/or India if it can Manufacture (or have Manufactured) and supply such Product to Santen for an amount equal to or less than the Floor Transfer Price; provided, however, that Aerie shall not be obligated to Manufacture (or have Manufactured) and supply the Rhopressa Product or the Rocklatan Product to Santen for a transfer price that is less than the corresponding Floor Transfer Price, but shall be obligated to Manufacture (or have Manufactured) and supply the applicable Product if Aerie can supply such Product for an amount equal to or greater than the corresponding Floor Transfer Price; and provided further that if (i) Aerie can Manufacture (or have Manufactured) and supply such Product only for an amount greater than the corresponding Floor Transfer Price, or (ii) the Floor Transfer Price for a Product will not be commercially viable (as determined in accordance with Section 3.1.2(b)), then in the case of either (i) or (ii), Santen shall have the right to Manufacture (or have Manufactured) and supply such Product either by using its or its Affiliate’s manufacturing facilities or through a Third Party, and in such case, for the purpose of business continuity, the Parties shall discuss and agree in good faith regarding the transition of the Manufacturing site.
(b)For the purposes of this Section 3.1.2, the Floor Transfer Price is not commercially viable if the aggregate amount paid to Aerie, at the applicable Floor Transfer Price, for all such Product sold in [***] represents an amount that is greater than the aggregate Royalties paid to Aerie for such Product for such [***] under Section 7.5.3, as substantiated by Santen by reasonable documentation substantiating Santen’s weighted average price per bottle of Product to Third Parties. For example purposes only, if the Floor Transfer Price per bottle of a Product throughout [***] is $[***], and Santen’s weighted average price per bottle of such Product to Third Parties in such [***] is $[***] and is subject to the [***] ([***]%) Royalty under Section 7.5.3, the total Royalties owed per bottle of such Product would be $[***] (i.e. [***]), which royalty is lower than the then-current Floor Transfer Price of $[***], then under such circumstances the Floor Transfer Price, subject to such documentation, shall be deemed commercially unviable.
(c)In the event that Aerie is not able to manufacture the applicable Product for the corresponding Floor Transfer Price or is able to manufacture the applicable Product for such Floor Transfer Price, but such Floor Transfer Price is deemed commercially unviable pursuant to Section 3.1.2(b), then Santen shall (i) have the right to Manufacture the applicable Product either itself or through a contract manufacturer and (ii) pay (A) the Royalties until Santen Manufactures or has Manufactured such Product, and (B) thereafter, the Fixed Royalties under Section 7.5.1(a). For the sake of clarity, Santen shall always have the right in its sole discretion, to decide whether or not to Commercialize Rhopressa Product and Rocklatan Product for commercial viability or any economic considerations.
(d)If, as a result of Santen determining and substantiating that the Floor Transfer Price is not commercially viable pursuant to Section 3.1.2(b), Santen elects to Manufacture or have Manufactured the applicable Product but is unable to Manufacture or have Manufactured the Products under acceptable commercial or economic considerations, such as viability (including the cost of goods or the transfer price being higher than the applicable Royalty percentage), in India and/or China, as determined solely by Santen, Santen shall have the right to terminate this Agreement with respect to such country(ies), subject to Product reversion rights consistent with Section 13.5 and, provided that if the notice for termination by Santen to Aerie is after the placement of a binding purchase order under the Manufacturing and Supply Agreement, Santen shall bear the costs of such binding purchase order.
(e)In addition, if as a result of requirements under Laws applicable in China that a Product specification used for a commercial launch needs to be the same as the specification applicable for the clinical trials for such Product carried out prior to such commercial launch, then Aerie agrees to maintain the Product specification applicable to Santen’s clinical trials in China without change until after the earlier of (x) Commercialization of the Product by Santen in China and (y) receipt of any manufacturing variation required by the relevant Governmental Authority for the Manufacture and supply of the Product by Santen either by using its Affiliate’s manufacturing facilities or through a Third Party in accordance with Section 3.1.2(a).
3.1.3Manufacture of Reformulated Product Units.
(a)Santen shall have the right, directly or at its discretion by Santen’s contract manufacturer, to procure, Manufacture and/or supply the applicable Reformulated Product in Reformulated Product Units but only if Aerie is unable to Manufacture such Reformulated Product in such Reformulated Product Units using either (i) all of the existing packaging, equipment, and processes on site as of the Effective Date at Aerie’s manufacturing site in Athlone, or (ii) any minor changes to such packaging, equipment, and processes in subsection (i), provided that such minor changes will not delay the timelines in the Development Plan for the Development of Reformulated Product Units, as reasonably determined by Santen following good faith discussion between the Parties regarding any such minor change.
(i)If Aerie is able to Manufacture such Reformulated Product in Reformulated Product Units in accordance with Section 3.1.3(a), Aerie shall Manufacture such Reformulated Product and Santen shall pay the Royalties in accordance with Section 7.5.3.
(ii)If Santen Manufactures (or has Manufactured) such Reformulated Product Units pursuant to Section 3.1.3(a), then Santen shall pay the Santen RPU Royalty under Section 7.5.1(b), except as otherwise expressly set forth in Section 7.5.1(b).
3.1.4Multi-Pack Products. Santen shall have the right to Commercialize certain Products in the form of Multi-Pack Products for Germany and any other country in the New Territory, provided that Santen has provided prior written notice to Aerie thereof.
(i)In the event such notice is provided by Santen, unless Aerie is able to Manufacture such Product as a Multi-Pack Product, (x) Aerie shall Manufacture such Product in bulk quantities of unlabeled Product and (y) Santen and/or its Affiliate or Third Party appointed by Santen shall have the right to package, label, and serialize such Multi-Pack Products.
(ii)In the event that Aerie Manufactures such Product in such bulk quantities in accordance with Section 3.1.4(i), the Parties shall agree a supply or transfer price in writing, provided that such price will be less than the supply price per unit set forth in Section 3.1.5(b) to account for Santen’s subsequent packaging, labeling, and serialization of such Multi-Pack Products. Notwithstanding anything to the contrary, the supply or transfer price for any Multi-Pack Product (as may be reduced under this Section 3.1.3(ii)) shall be the Supply Price as set forth in Section 7.4 for the purpose of calculating Royalties under Section 7.5.3 (for clarity, in order for the Parties to ensure that a lower Supply Price determined under this Section 3.1.4(ii) would not lead, pursuant to the calculation under Section 7.5.3(a), to a higher Royalty for Santen compared to if there were no reduction in the Supply Price under this Section 3.1.4(ii)).
3.1.5Manufacturing and Supply by Aerie. In the event that Aerie Manufactures and supplies Products pursuant to Section 3.1.1, Aerie will use Commercially Reasonable Efforts to supply, at its option, Compound and/or Product in a manner sufficient to Develop and fulfill commercial demand for the Products in the New Territory in accordance with Manufacturing & Supply Agreement.
(a)With respect to supply of Compounds or Products for use by Santen in the Development of Products in the New Territory under this Agreement, Santen will reimburse Aerie all its Manufacturing Costs for such Compound or Products within [***] of receipt of the applicable invoice for such Compound or Product, in accordance with the activities and obligations set forth in Exhibit I (Initial Development Plan). Except as set out in Exhibit I (Initial Development Plan), and unless the Parties mutually agree in writing, Santen shall not be responsible for any other costs incurred by Aerie, its Affiliates or Aerie-appointed Third Parties pre-Commercialization in the preparation for the commercial supply of Products Manufactured by Aerie.
(b)With respect to commercial supply of Products Manufactured by Aerie for use by Santen in the Commercialization of Products in the New Territory (other than China or India) under this Agreement, the supply or transfer price paid by Santen to Aerie for such Products, per bottle, for each calendar year shall be as indicated below:

	2022	2023	2024	2025	2026 and thereafter
Rocklatan/Roclanda	$[***]	$[***]	$[***]	$[***]	$[***]
Rhopressa/Rhokiinsa	$[***]	$[***]	$[***]	$[***]	$[***]

(c)All sales of APIs and Products will be final, subject to returns for failure of any API or Product to meet specifications. API and Product will be delivered to [***] from Aerie’s or its Affiliates’ or Third Party contract manufacturers’ manufacturing site.
3.1.6Manufacturing and Supply by Santen.
(a)In the event that Santen Manufactures Products pursuant to Section 3.1.2 or Section 3.1.3, or for clinical trials conducted pursuant to this Agreement, Santen will use Commercially Reasonable Efforts in a manner sufficient to Develop and fulfill commercial demand for the Products in the New Territory in accordance with the Manufacturing & Supply Agreement.
(b)Prior to such Manufacture by or on behalf of Santen, Santen shall have the right to initiate a transition of such Manufacture to a manufacturing site of its choice at any time after the Effective Date; provided, however, that Santen’s right to such Manufacture shall be pursuant and subject to Section 3.1.2 or Section 3.1.3. The Out-of-Pocket Development Expenses of all Development and costs of Manufacturing associated with such transition shall be borne by Santen, provided that Aerie shall give reasonable support as requested by Santen for any such transition to Santen or a designated contract manufacturer of Santen. The activities and timelines for a first transition of Manufacturing from Aerie to Santen pursuant to Section 3.1.2 or Section 3.1.3 (for Reformulated Product Units) are provided in Exhibit I (Development Plan).
(c)In the event that Santen Manufactures or has Manufactured the Product pursuant to Section 3.1.2 or Section 3.1.3 in or for the New Territory, Aerie shall sell the API for the applicable Product to Santen (or its Affiliate or Third Party contractor) at Aerie’s cost (with no markup), and Aerie shall provide Santen with reasonably documented evidence of such costs. During the Term, the transfer or supply price to Santen shall not exceed the following prices for the relevant [***], which, for clarity, are exclusive of any taxes (including, but not limited to, value-added tax, sales tax, consumption taxes, and other similar taxes) and any shipping costs, duties, or other import or export costs, which shall be borne solely by Santen (“API Price”): (i) for the [***] (ending [***]) of the Term and the [***] (ending [***]) of the Term, $[***] for latanoprost and $[***] for netarsudil, plus the costs and expenses incurred by Aerie for required starting materials that are used or incorporated in the netarsudil synthesis (such costs and expenses for such materials not to exceed $[***]) and (ii) for each [***] thereafter, the API Price from the preceding [***] as adjusted for inflation; provided, however, that in the event that Aerie, in order to procure or obtain the applicable API below the then-applicable API Price, incurs direct costs from a Third Party required for CMC-related development (but specifically excluding consultants) to enable the APIs to be procured or obtained at lower cost or price than the API Price, then Aerie shall provide reasonable documentation to Santen of such costs, and the Parties will negotiate in good faith for sharing of such costs by Santen based upon Santen’s API requirements in and for Products commercially sold in the New Territory in relation to Aerie’s and Santen’s aggregate API requirements for Products sold in and outside the New Territory. In the event such API is procured for a lower price or cost and subject to this Section 3.1.6(c), Santen will thereafter purchase API from Aerie at such lower API Price, but only after the API purchased by Santen as reflected in then-outstanding purchase orders at the prior API Price has been exhausted by or on behalf of Santen. Notwithstanding the foregoing, if Santen can identify a source of API of the same quality and specifications but at a substantially lower cost (such cost including the costs and expenses of starting materials that are used or incorporated in the netarsudil synthesis) than the API supplied by Aerie, Santen shall discuss with Aerie the procurement of such API directly by Santen (or its Affiliate or Third Party contractor), and upon prior written agreement including the terms thereof, such agreement not to be unreasonably withheld, Santen may procure such API directly (or through is Affiliate or Third Party).
(d)After expiration of the Royalty Term for a given Product in a given country, Santen shall have the right to Manufacture such Product in such country, and the procurement, Manufacture and supply, including raw materials, shall be the sole responsibility of Santen. For clarity, with respect to any Product(s) Manufactured by Santen under this Section 3.1.6(d), Santen shall not have the right to import or sell such Product(s) in countries for which the Royalty Term for such Product(s) has not expired.
3.1.7Supply and Quality Agreements. No later than [***] prior to the anticipated First Commercial Sale of a Product in any country in the Combined Territory, and in connection with the Manufacturing & Supply Agreement and Quality Agreement contemplated in Section 3.1.3 and Exhibit I of the CLA, the Parties shall initiate good faith negotiations to enter into a single Manufacturing & Supply Agreement and a single Quality Agreement with respect to the supply of such Product by Aerie to Santen for commercial use in the Combined Territory, substantially on the terms set forth in Exhibit H (Manufacturing & Supply Agreement Terms for Commercial Supply) herein, and the Parties will use Commercially Reasonable Efforts to enter into such Manufacturing & Supply Agreement and Quality Agreement within [***] after the commencement of such negotiations. The Manufacturing & Supply Agreement shall incorporate customary terms and conditions mutually agreed upon by the Parties, including terms regarding technology transfer to Santen, Aerie’s Affiliates and Third Parties. The Manufacturing of Products will comply with the Quality and Compliance Standards, Manufacturing & Supply Agreement(s) and Quality Agreement(s). Any change to Product specifications or any non-clinical data generation agreed between the Parties under the Manufacturing and Supply Agreement(s) and/or Quality Agreement(s) require the prior written agreement of both Parties.
(a)Product Specification Change. If either Party is obligated, under any applicable Laws or by a Regulatory Authority as a condition for Commercialization of a Product in the relevant country, to amend the Product specification or generate any additional non-clinical data (“Required Product Specification Change”), then such Party shall notify the other Party in writing as soon as it is aware of such obligation. If either Party decides that it desires to amend the Product specification, but is not obligated to make such amendment under any applicable Laws or by a Regulatory Authority as a condition for Commercialization (“Discretionary Product Specification Change”), then such Party shall notify the other Party in advance in writing of such desire and provide details regarding the proposed changes and the reasoning as to the necessity or advantage of such changes, and the Parties shall discuss such changes in good faith, including the effort and costs required for, and impact of, such Discretionary Product Specification Change.

(b)All out-of-pocket costs incurred by Aerie, at Santen’s request, to support any such change referred to in Section 3.1.7(a) (including costs associated with Regulatory Filings (including any modifications or amendments thereto), write-offs, obsolete raw materials, obsolete work-in-process and finished Product inventories, and all printed materials, including packaging and labeling materials) that are necessary in order to complete (i) a Required Product Specification Change for the Combined Territory (except as set forth in Section 3.1.7(c)) or (ii) any Discretionary Product Specification Change implemented at the request of Santen for the Combined Territory, shall be borne by Santen, and Santen shall reimburse Aerie (in each case, clause (i) or (ii), upon receipt of written notification of such costs (including any invoice therefor)); provided that, at the request of Santen, Aerie shall provide supporting evidence of such costs.
(c)All out-of-pocket costs incurred by Santen to support any change referred to in Section 3.1.7(a) (including costs associated with Regulatory Filings (including any modifications or amendments thereto), write-offs, obsolete raw materials, obsolete work-in-process and finished Product inventories, and all printed materials, including packaging and labeling materials) that are necessary in order to complete (i) any Discretionary Product Specification Change requested by Aerie, following discussion by the Parties pursuant to Section 3.1.7(a), and (ii) any Required Product Specification Change in the Combined Territory that results either from a Required Product Specification Change by Aerie outside the Combined Territory or from a Discretionary Product Specification Change by Aerie outside the Combined Territory, shall be borne by Aerie, provided that Santen determines that, as a consequence of either of 3.1.7(c)(i) or (ii), any such preparation, filing and submission in the Combined Territory is required (and for the avoidance of any doubt, such costs shall not be included in the Manufacturing costs on the basis of which the Supply Prices are calculated).
(d)Each Party shall provide the other Party with all reasonable support including providing required documentation to enable the other Party to make any necessary Regulatory Filings in the applicable territory or country in connection with a Required Product Specification Change or Discretionary Product Specification Change.
(e)In the event that either Party’s supporting activities to the other Party resulting from Required Product Specification Changes or Discretionary Product Specification Changes go beyond reasonable support, with respect to FTE support, such Party providing support to the other Party shall notify promptly the other Party and provide the other Party with a breakdown of required activities that go beyond the reasonable support together with an estimate of FTE hours required for the fulfilment of such requested support. Subsequently, both Parties shall discuss in good faith and mutually agree on the scope of activities, roles and responsibilities and resulting FTE hours required by the supporting Party that will be reimbursed by the supported Party to the supporting Party at a pre-agreed hourly rate.
3.1.8Distribution. Santen will be solely responsible for the distribution of Products in the New Territory. The distribution shall comply with the Quality and Compliance Standards and the requirements set forth in the Quality Agreement. Aerie may perform due diligence and audits of Santen’s facilities and those of its Affiliates and Third Parties involved in the distribution of Products with respect to storage and distribution as reasonably necessary to verify compliance with this Agreement.
3.1.9Brand Security and Anti-Counterfeiting. The Parties will establish contacts for communication regarding brand security issues and will each reasonably cooperate with the other with respect thereto. Practices with respect to brand security will comply with Aerie’s then-current standards, where they define Product security features, warehouse/cargo protection requirements, and response and communication process for brand security incidents.

Section 3.2Material Transfer. To facilitate the Parties’ Development or Commercialization activities hereunder, either Party may provide to the other Party certain materials (including chemical compounds), owned by or licensed to such Party for use by the other Party in furtherance of the other Party’s Development or Commercialization activities under this Agreement (such materials provided hereunder are referred to, collectively, as “Materials”). All Materials are deemed to be the Confidential Information of the Party supplying such Materials, and such Party is deemed to be the Disclosing Party thereof. Except as otherwise expressly provided under this Agreement, all such Materials delivered to the other Party shall remain the sole property of the supplying Party, and the receiving Party shall ensure that such Materials shall be used only in furtherance of the exercise of rights or performance of obligations under this Agreement and in accordance with this Agreement, shall be used solely under the control of the other Party and shall not be used or delivered to or for the benefit of any Third Party, except for permitted subcontractors as set forth in Section 2.2, without the prior written consent of the supplying Party, and shall not be used in research or testing involving human subjects, in each case unless otherwise specifically contemplated hereunder, and will be used in compliance with all applicable Laws. The provision of Materials to the receiving Party hereunder does not grant such Party any rights other than those specifically granted in this Agreement. Delivery of the Materials shall be [***]. The receiving Party shall: (a) receive the Materials; (b) notify the supplying Party when the Materials have been received; and (c) forward to the supplying Party any applicable chain of custody forms, in-transport temperature record(s) and receipt verification documentation and such other documentation reasonably requested by the supplying Party. The receiving Party shall be responsible for import clearance (including preparing any necessary documentation with respect thereto) and making entry of shipment. The supplying Party shall provide the relevant shipping documentation, pro forma invoice and airway bill, together with such other documentation necessary for the use, handling, transfer, and/or storage of the Materials. The Materials supplied under this Section 3.2 are supplied “as is” and must be used with prudence and appropriate caution in any experimental work, since not all of their characteristics may be known. Except as expressly set forth herein, THE MATERIALS ARE PROVIDED WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY, EXCEPT AS SET FORTH IN ARTICLE 9. For record-keeping purposes, the Parties shall compile a list (that shall include the type of material, quantity, shipping date and any other relevant details) on a Calendar Quarter-by-Calendar Quarter basis setting forth the Materials provided to/from each Party, which document shall be signed by an authorized representative of each Party.
Article 4. LICENSE GRANT
Section 4.1License Grants.
4.1.1License Grant to Santen. Subject to the terms and conditions of this Agreement, Aerie hereby grants to Santen an exclusive (even as to Aerie and its Affiliates, except as expressly set forth in this Agreement and subject to Aerie and its Affiliates retaining the non-exclusive rights reasonably necessary or useful to perform Aerie’s obligations under this Agreement and any Development Plan), royalty- and milestone-bearing, sublicenseable (but only in accordance with Section 4.2), license under the Aerie IP and Aerie’s interest in Collaboration IP to Develop, Manufacture (subject to Section 3.1.1) and Commercialize Products in the Field in the New Territory during the Term.
4.1.2License Grant to Aerie. Subject to the terms and conditions of this Agreement, Santen hereby grants to Aerie (a) a non-exclusive, royalty-free, sublicenseable (but only in accordance with Section 4.2) license under the Santen IP and Santen’s interest in the Collaboration IP, in each case, to perform Aerie’s obligations and exercise Aerie’s rights in or for the New Territory under this Agreement, and (b) a non-exclusive, royalty-free, sublicenseable (but only in accordance with Section

4.2) license under Santen’s interest in the Collaboration IP and Santen Inventions, and any other Santen IP necessary for Aerie to practice such Collaboration IP and Santen Inventions in the exercise of Aerie’s rights under this Section 4.1.2(b), to Develop, Manufacture and Commercialize the Rhopressa Product and the Rocklatan Product in the Field outside the Combined Territory.
4.1.3 Limitation. Notwithstanding anything to the contrary in this Agreement, in no event shall Santen conduct any Manufacturing activities with respect to the Compound or the Products except as expressly set forth in Section 3.1.1.
Section 4.2Sublicenses. Each Party shall have the right to grant one or more sublicenses under the licenses granted to such Party under Section 4.1, in full or in part, by means of written agreement to Affiliates or Third Parties (with the right to sublicense through multiple tiers), without the prior written consent of the other Party. As a condition precedent to and requirement of any such sublicense: (a) any such permitted sublicense shall be consistent with and subject to the terms and conditions of this Agreement (including for the avoidance of doubt, that if sales by such Affiliate or Sublicensee are included in Net Sales hereunder, such Affiliate or Sublicensee shall permit audit rights with respect to its reporting of Net Sales that are consistent with those given by Santen hereunder with respect to its sales included in Net Sales); (b) such Party will continue to be responsible for full performance of such Party’s obligations under this Agreement and will be responsible for all actions of such Affiliate or Sublicensee as if such Affiliate or Sublicensee were such Party hereunder; (c) such Party’s grant of any sublicense will not relieve such Party or its Affiliates from any of its obligations under this Agreement; (d) any such permitted sublicense shall agree to be bound by all of the applicable terms and conditions of this Agreement, and, where Santen is the sublicensing Party, any such permitted sublicense shall contain terms permitting Santen to (i) terminate such sublicense in the event of a Patent Challenge by such Affiliate or Sublicensee and (ii) upon Aerie’s request, audit the performance of such Affiliate or Sublicensee, including through audit of any applicable books, records, data or other information of such Affiliate or Sublicensee; (e) such Party will provide the other Party with a copy of such sublicense promptly, but within five (5) Business Days, after the grant of such sublicense, provided that such Party may redact such copy at its discretion to remove financial terms and any other information that is not relevant to this Agreement (provided that financial terms may be provided on a confidential basis to a Third Party auditor only for purposes of confirming amounts payable hereunder pursuant to any audit in accordance with this Agreement); and (f) the sublicense must be in writing.
Section 4.3No Other Rights. No right or license under any Patent Rights, Know-How, or other intellectual property rights of a Party is granted or shall be granted by implication to the other Party, and each Party covenants not to practice or use any Patent Rights, Know-How, or other intellectual property rights of the other Party except pursuant to the licenses expressly granted in this Agreement or any other written agreement between the Parties. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.
Section 4.4Retained Rights. Notwithstanding anything to the contrary in this Agreement, Aerie shall retain the right to make and use Compound and Products generated under the Development Plan for internal non-clinical research purposes, including as a comparator product in connection with the research and development of other products.
Section 4.5Distributorships. Santen shall have the right, in its sole discretion, to appoint its Affiliates, and Santen and its Affiliates shall have the right, in their sole discretion, to appoint any other Persons, in the New Territory or in any country or other jurisdiction of the New Territory, to distribute, market, and sell Products, in circumstances where the Person purchases its requirements of Products from Santen or its Affiliates. If Santen or its Affiliates appoints such a Person as a distributor and such Person is not an Affiliate of Santen nor pays Santen or its applicable Affiliates in connection with such appointment or such Products any consideration other than the arm’s length transfer price of such Product, that Person shall be a “Distributor” for purposes of this Agreement. If such Person is obligated or has otherwise agreed to pay any royalties, milestones or similar payments (excluding, for the avoidance of doubt, volume rebates and the like) to (or on behalf of) Santen or any of its Affiliates in connection with such appointment or such Products, such Person shall not be deemed to be a Distributor for purposes of this Agreement, and instead shall be deemed to be a Sublicensee for purposes of this Agreement.
Article 5. REGULATORY MATTERS
Section 5.1Aerie Responsibilities.
5.1.1If a Marketing Approval has been issued in the name of Aerie in a country or region in the New Territory as of or prior to the Effective Date, Aerie shall transfer as soon as reasonably practicable (and without undue delay on the part of Aerie) after the Effective Date, at Santen’s cost, such Marketing Approvals to Santen or, at Santen’s written direction, a Santen Affiliate or its sub-licensee. If a Marketing Approval is required to be maintained in Aerie’s name by the Law applicable to a country or region in the New Territory, then upon Santen’s prior written request, the Marketing Approval issued in Aerie’s name in such country or region shall not be transferred, in which case Aerie shall maintain such Marketing Approval in accordance with such Law or local legal and regulatory requirements, and Santen shall reimburse Aerie for all costs incurred by Aerie in obtaining and maintaining such Marketing Approval, including any FTE support (consisting of any reasonable time and effort dedicated by Aerie personnel therefor and to be pre-agreed according to the process set out in Section 3.1.7(e)), within [***] after receipt of an invoice therefor (including reasonable evidence of such costs of Aerie). For the Marketing Approval in the EU, Aerie shall, in collaboration with and under the lead of Santen prepare the dossier for such transfer of the Marketing Approval from the EU and, within [***] after the Effective Date, Aerie shall file such dossier for such transfer to Santen of the Marketing Approval with the EMA.
5.1.2For the Marketing Approval in the EU Aerie shall also, in collaboration with and under the lead of Santen, prepare for submission to the EMA, as a second variation, the data from the Mercury-3 Clinical Trial. As part of Aerie’s discussions with the EMA regarding such transfer of the Marketing Approval in Section 5.1.1, Aerie shall reasonably negotiate with the EMA regarding obtaining EMA approval to submit such second variation, as contemplated in this Section 5.1.2, for simultaneous review with such request for transfer of Marketing Approval, and shall work to complete the submission for such second variation under the reasonable direction and control of Santen.
5.1.3Santen shall bear all out-of-pocket costs payable to Third Parties of activities performed by Aerie, as contemplated in this Section 5.1 after execution of the Non-Binding Letter, to the extent such costs and activities are agreed upon by the Parties’ in advance in writing.
5.1.4Where the laws of a country in the New Territory require the supplier of API to submit a Regulatory Filing, for example a drug master file with respect to the API and/or with respect to an NDA for the API, Aerie shall use Commercially Reasonable Efforts to cause such supplier to make and successfully complete such submission at Aerie’s cost, and on a timeline reasonably requested by Santen and Aerie.
Section 5.2Santen Responsibilities and Rights. Except as set forth in Section 5.1, Santen will be solely responsible for (and as between the Parties, Santen shall have the sole right with respect to) the preparation, submission and maintenance of all Regulatory Filings and obtaining all Marketing Approvals with respect to Products and all variations activities in the New Territory in the Field, provided that Santen shall have the right in its sole discretion to decide whether to maintain or not maintain the Regulatory Filing for Rhokiinsa in the European Union and/or the United Kingdom. Aerie will cooperate with and provide reasonable assistance to Santen, at Santen’s reasonable request and expense, with respect to any regulatory matters related to Products, such expense being limited to out-of-

pocket expenses paid or payable to Third Parties. In connection therewith, Aerie will provide documents, product samples, drug substance samples, HPLC reference standards, administrative documentation such as GMP certificates or any other material reasonably required from Aerie to support any Regulatory Filing and regulatory variations promptly upon Santen’s written request therefor, subject to reimbursement by Santen for Aerie’s costs and expenses for such cooperation and assistance (other than costs incurred by Aerie to provide any such documents that are then in existence and under Aerie’s possession or control), and such costs and expenses being limited to out-of-pocket expenses paid or payable to Third Parties. Santen will own all right, title and interest in and to any and all Regulatory Filings and Marketing Approvals directed to Products, and all such Regulatory Filings and Marketing Approvals will be held in the name of Santen, its Affiliates or its designees. Aerie will execute all documents and take all actions as are reasonably requested by Santen, at Santen’s expense, to vest such title in Santen or such Affiliates or designees, as applicable.
Section 5.3Rights of Reference.
5.3.1Aerie hereby grants to Santen and its Affiliates and permitted sublicensees the right to use, cross-reference, file or incorporate by reference any relevant Regulatory Filings pertaining to the Products submitted by or on behalf of Aerie outside the Combined Territory or collected in or for the New Territory. Santen and its Affiliates and permitted sublicensees may use such rights of reference solely for the purpose of seeking, obtaining and maintaining Regulatory Approval and Commercializing Products in the New Territory and otherwise performing its obligations under this Agreement and in interactions with any Regulatory Authority in connection with Development, Manufacturing or Commercialization in the New Territory, subject in each case to Santen’s obligation to provide written notice reasonably in advance of any submissions made in connection with such right of reference or such interactions or other communications, in each case in order for Aerie to consult with Santen and to propose including, adopting or incorporating any reasonable recommendations or instructions in connection with the rights granted under this Section 5.3.1. In the event that Santen has a good faith reason to believe that Aerie may be in breach or violation of any representation, warranty or undertaking in Section 9.2(g) (Additional Aerie Representations and Warranties) or if there is any failure on the part of Aerie to comply with the Quality and Compliance Standards or other applicable Laws relating to information or data in the relevant Regulatory Filings pertaining to the Products submitted by or on behalf of Aerie outside the Combined Territory or collected in or for the New Territory, upon Santen’s request, the Parties shall discuss in good faith any reasonable actions that may be taken in order to address appropriately any such actual breach, violation or failure, including any additional research, trials or any other Development activities necessary for the Regulatory Filings in or for the New Territory to be submitted by or on behalf of Santen, in each case as mutually agreed upon in writing by the Parties.
5.3.2Santen hereby grants to Aerie and its Affiliates and permitted sublicensees the right to use, cross-reference, file or incorporate by reference any relevant Regulatory Filings pertaining to the Products submitted by or on behalf of Santen in the New Territory or collected in or for outside the Combined Territory. Aerie and its Affiliates and permitted sublicensees may use such rights of reference solely for the purpose of seeking, obtaining and maintaining Regulatory Approval and Commercializing Products outside the Combined Territory and in interactions with any Regulatory Authority in connection with Development, Manufacturing or Commercialization outside the Combined Territory, subject in each case to Aerie’s obligation to provide written notice reasonably in advance of any submissions made in connection with such right of reference or such interactions or other communications, in each case in order for Santen to consult with Aerie and to propose including, adopting or incorporating any reasonable recommendations or instructions in connection with the rights granted under this Section 5.2.

Section 5.4Regulatory Updates. Santen shall keep Aerie reasonably informed of all material regulatory developments and filings relating to Products in the New Territory, including through the Calendar Quarter development reports under Section 6.4, Santen will use good faith efforts to provide Aerie a meaningful opportunity to (a) review and comment on such filings prior to submission thereof, and Santen will in good faith consider incorporating such comments into, any such filings in the New Territory, and (b) unless such Regulatory Authorities object, participate (with Santen in its sole discretion having the right to object to such participation by more than one (1) Aerie representative at any such meeting) in all meetings with Regulatory Authorities relating to any Product in the New Territory solely in an observer capacity. For all Products in the New Territory, Santen will provide Aerie with a copy of all, in each case to the extent material, of all Regulatory Filings, correspondence with and minutes of meetings with Regulatory Authorities, documents included in such regulatory dossiers and Marketing Approvals.
Section 5.5 Pharmacovigilance. The Parties shall define and allocate each Party’s responsibilities with respect to pharmacovigilance activities for each Product and enter into a written agreement with the respect to the same (the “Pharmacovigilance Agreement”). These responsibilities shall include adhering to mutually acceptable guidelines and procedures for the receipt, investigation, recording, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety and benefit-risk profile of the Products. Such guidelines and procedures shall be in accordance with, and enable the Parties and their Affiliates to fulfill, local and international regulatory reporting obligations to Governmental Authorities. Furthermore, such agreed procedures shall be consistent with relevant International Conference on Harmonisation (of Technical Requirements for Registration of Pharmaceuticals for Human Use) (ICH) guidelines, except where in terms of reporting said guidelines may conflict with existing local regulatory safety reporting requirements, in which case local reporting requirements shall prevail. Each Party hereby agrees to comply with its respective obligations under the Pharmacovigilance Agreement (as the Parties may agree to modify it from time to time) and to cause its Affiliates and Sublicensees to comply with such obligations.
Article 6. DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION MATTERS
Section 6.1General.
6.1.1Development. Santen shall have the right to Develop (including, for the avoidance of doubt, making Regulatory Filings and obtaining Marketing Approvals), Manufacture (subject to Section 3.1) and Commercialize the Products in the New Territory. Subject to the terms of this Agreement, all decisions concerning the Development and Commercialization of Products, including the clinical and regulatory strategy, design, sale, price and promotion of Products shall be within the sole discretion of Santen.
6.1.2Post-Approval. Santen shall assume full responsibility and lead all obligatory activities related to the post-approval commitments pre-agreed between Aerie and the relevant Regulatory Authorities in the New Territory, including, but not limited to, the activities set forth in Exhibit I (Development Plan), with reasonable support by Aerie.
6.1.3Bridging Study. Notwithstanding the foregoing, Aerie will perform the Bridging Study, as set forth in the Development Plan (as may be amended from time to time by mutual written agreement of the Parties).
Section 6.2Development Plans.
6.2.1Approval. The initial Development Plan for the Development of the Products, as applicable in the New Territory, is attached hereto as Exhibit I. The Parties agree that the initial

Development Plan and any amendment or update pursuant to Section 6.2.2 shall not cover countries in the New Territory for which Santen has not yet made plans.
6.2.2Amendments and Updates. The JSC or, as applicable, the JDC, shall review and discuss each Development Plan on a regular basis, and in no event less frequently than once each Calendar Year. Either Party, through its representatives on the JSC or JDC, as applicable, may propose amendments to, and comment upon, each Development Plan (including the corresponding Development Budget) from time to time, and Santen shall consider such proposals and comments in good faith. In any event, an updated Development Plan shall be provided by Santen to the JSC for review and approval no later than [***] of each Calendar Year.
Section 6.3Diligence. Santen shall (directly and/or through one or more Affiliates and/or Sublicensees) use Commercially Reasonable Efforts to (i) Develop and obtain Marketing Approval of (subject to Section 6.7.4) and, (ii) pursuant to the Go-to-Market Strategy set forth in Section 6.6.3, Commercialize (subject to Section 6.7.1 and Section 6.7.2) the Products in each country in the New Territory.
Section 6.4Reports. During the Term, Santen shall provide Aerie and the JSC with detailed reports of the status of Santen’s and its Affiliates’, subcontractors and Sublicensees’ activities related to the Development, Commercialization and other Exploitation of each Product in accordance with the procedures established by the JSC but no less frequently than once per Calendar Quarter. The JSC or, if applicable, the JDC or JCC shall evaluate the work performed in relation to the goals of the applicable Development Plan and/or this Agreement. Santen shall provide such other information pertaining to its Development and Commercialization activities as reasonably requested by the JCC, JDC or JSC, as applicable.
Section 6.5Costs.
6.5.1General. Following the Effective Date and at all times during the Term, Santen shall be responsible for, and shall bear all costs incurred by it or on its behalf associated with, the Development, Manufacture (subject to Section 3.1) and Commercialization of Products in or for the New Territory, including development (including the specific activities in Exhibit I), distribution, marketing and sales activities, subject to the obligation of Aerie to pay the costs set forth in Section 6.5.2 of this Agreement.
6.5.2Product Development Costs. Aerie shall be responsible for, and shall bear all costs incurred by it or its Affiliates associated with the conduct of the Bridging Study, as set forth in the Development Plan, including any amounts payable to contract research organizations or other Third Parties in connection therewith.
Section 6.6Commercialization Activities.
6.6.1Generally. Santen shall have the sole right to Commercialize Products in the New Territory and in the Field under this Agreement.
6.6.2Market Access. The Health Technology Assessment (HTA) processes and pricing approvals will be under the full responsibility and at the sole discretion of Santen, its Affiliate or its sub-licensee.
(a)Upon Santen’s request, Aerie is obligated to reasonably support Santen’s HTA and pricing approval activities in the New Territory.
(b)Such support shall include, but not be limited to, preparation of HTA dossiers for Germany by Aerie, in collaboration with and under the reasonable direction and control of Santen.

Santen shall be responsible for the preparation of HTA dossiers for all other countries in the New Territory.
(c)All costs associated with the preparation of the HTA dossiers, including all out-of-pocket costs payable to Third Parties incurred by Aerie starting on the date of signature of the Non-Binding Letter shall be reimbursed to Aerie, subject to Santen’s prior written confirmation, not to be unreasonably withheld, as follows: (i) for such costs for the period between the date of signature of the Non-Binding Letter until the Effective Date of this Agreement, both Parties shall equally share such costs, as further described in Exhibit L in respect of HTA-related activities, and (ii) after the Effective Date of this Agreement Santen shall reimburse to Aerie the amounts paid or payable by Aerie pursuant to subsection (i) and all costs paid or payable by Aerie for such costs after the Effective Date. Such reimbursement shall be made by payment from Santen within thirty (30) days following submission of an invoice therefor by Aerie to Santen.
6.6.3Go-to-Market Strategy. Santen will be solely responsible for the execution and accomplishment of Go-to-Market Strategy. The Go-to-Market Strategy and all marketing activities will be at the sole discretion of Santen.
(a)The “Go-to-Market Strategy” means the plan for commercializing the relevant Products in the New Territory that encompasses the decision to conduct a commercial launch or withdrawal, and the sequence and timeline of such commercial launch or withdrawal, based on (i) regulatory approval process and conditions, (ii) pricing and reimbursement negotiations, HTA processes and the respective duration and outcome, and (iii) Santen’s commercial or economic considerations, such as viability, in each case (clauses (i), (ii) and (iii)) as more specifically set forth in Exhibit J. The Go-To-Market Strategy will not include any country for which Santen has not yet included plans in a Development Plan but will include all countries for which Santen has included plans in a Development Plan.
(b)As part of the Go-to-Market Strategy Santen will provide a binding plan describing the initial launch sequence [***], and estimated timelines for [***] following the Effective Date; provided, however, that the sequence and timing may change to the extent such change is reasonably necessary as a result of (1) regulatory circumstances outside of Santen’s control due to an action or omission by a Governmental Authority that has a material impact on the pricing and reimbursement assessment process, (2) commercial circumstances that reasonably justify or warrant such change as determined by Santen, and substantiated by reasonable documentation in support thereof provided by Santen, or (3) to the extent permissible under applicable Law, in order to maximize the value of the Product(s) in the New Territory.
(c) As part of the Go-to-Market Strategy Santen will provide a non-binding plan describing the initial launch sequence for all countries in the New Territory other than [***], and estimated timelines for [***] following the Effective Date.
(d)The foregoing timelines are subject to Aerie’s reasonable support of Santen’s HTA and pricing approval activities pursuant to Section 6.6.2, to Santen’s reasonable satisfaction, including making a full data transfer (to the extent owned, possessed or controlled by Aerie) to Santen for preparing the HTA dossier in accordance with the timing reasonably requested by Santen.
6.6.4Promotional Materials. The Parties shall cooperate (with Santen having a lead role unless otherwise agreed upon by the Parties) to develop relevant sales, promotion, market access and advertising materials relating to the Products (collectively, “Promotional Materials”) in each case consistent with applicable Law. Santen shall be responsible for the medical, regulatory and legal review of (and shall have sole approval rights with respect to) Promotional Materials and for the interpretation and adherence to the applicable Law governing the preparation and use of such Promotional Materials, including any advance review of the Promotional Materials required by the applicable Regulatory Authority. Notwithstanding the foregoing, Aerie shall have the right to review and comment on the Promotional Materials to be used in such markets prior to the implementation of such Promotional Materials and Santen shall give good faith consideration to Aerie’s comments, including any comments related to the Promotional Materials’ compliance with applicable Law. Santen shall not use any Promotional Materials that would reasonably be expected to (i) have a material adverse impact on Aerie’s Exploitation of the applicable Product outside the Combined Territory, (ii) potentially infringe a Third Party’s intellectual property or other proprietary rights, or (iii) violate applicable Law. Aerie will own all right, title and interest in and to any and all Promotional Materials provided by Aerie hereunder, and all improvements and derivative works thereof. Subject to the foregoing, Santen will own all right, title and interest in and to any and all Promotional Materials developed by Santen for the Products for use in the New Territory (except with respect to any corporate names of the other Party included in any Promotional Materials). Upon Santen’s reasonable request, Aerie will provide Santen with copies of global marketing and Promotional Materials. To the extent required by applicable Law in a country or other jurisdiction in the New Territory, the Promotional Materials, packaging, and product labeling used in connection with the Products in such country or other jurisdiction shall contain the corporate names of the Parties.
6.6.5Sales Representatives. Santen shall be responsible for all activities conducted by it and its Affiliates and Sublicensees and their respective Sales Representatives, and Santen shall ensure that its Sales Representatives do not make any representation, statement, warranty or guaranty with respect to a Product that is not consistent with the applicable, current package insert of prescribing information or other documentation accompanying or describing such Product, including mutually approved limited warranty and disclaimers, if any. Santen shall each ensure that its Sales Representatives do not make any statements, claims or undertakings to any person with whom they discuss or promote Products that are not consistent with, nor provide or use any labeling, literature or other materials other than, those Promotional Materials currently approved for use by Santen (or, if applicable, the JSC or its applicable subcommittee). Santen shall handle all medical questions or inquiries from members of the medical profession regarding the Products in the New Territory.
6.6.6Training Materials. Aerie shall have the right to review and comment on the training materials and programs to be used in such markets prior to the implementation of such training materials and programs, in accordance with reasonable processes established by the JSC or its applicable subcommittee, and Santen shall give good faith consideration to Aerie’s comments.
6.6.7Packaging. Santen shall develop and approve packaging and product labeling for each Product, which in all cases shall be in accordance with applicable Law. Aerie shall have the right to review and comment on such packaging and product labeling and Santen shall give good faith consideration to Aerie’s comments.
6.6.8Recalls, Market Withdrawals or Corrective Actions. In the event that any Regulatory Authority issues or requests a recall or takes a similar action in connection with a Product, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal, in each case, in any jurisdiction or region, the Party notified of such recall or similar action, or the Party that desires such recall or similar action, shall within twenty-four (24) hours, advise the other Party thereof orally or in writing, and the Parties shall reasonably and in good faith determine whether a recall or such action is appropriate or required and the manner in which any such recall shall be handled (taking into account the effect of such recall or action in the New Territory on other territories in which Aerie Commercializes the Product; provided, however, that this Section 6.6.8 shall not limit the obligations of either Party with respect to a recall required by applicable Laws, and shall not limit Santen’s right and responsibility to determine whether to conduct a recall and the manner in which any such recall shall be conducted in the New Territory in a manner consistent with applicable regulations and its regulatory guidelines and criteria).

6.6.9Expansion of the New Territory.
(a)In the event Aerie intends to Commercialize the Products in [***] during the Term, Aerie hereby grants Santen a right of first refusal to Commercialize Products pursuant to the terms of this Section 6.6.9. Aerie shall notify Santen in writing of such intent and, upon Santen’s written request delivered to Aerie within [***] of receipt of such notification, the Parties shall discuss and negotiate in good faith [***], the terms (including financial terms) of a reasonable expansion of the New Territory under this Agreement to include [***]. If the Parties do not agree on such terms in writing (through an amendment to this Agreement or through a separate written agreement) within such [***], (i) such request shall be of no further effect and Santen shall have no further right to request any expansion of the New Territory under this Agreement to include [***] unless otherwise agreed between the Parties in writing, and (ii) Aerie shall be entitled to enter into a license agreement with a Third Party to Commercialize the Products in [***], provided that, within [***] from the expiry of such [***], the corresponding terms of such license agreement, taken as a whole (including other related terms and provisions, including financial terms, and related regulatory, intellectual property and commercial rights and obligations), are not more favorable for such Third Party as compared to such other terms offered to or by Santen.
Section 6.7[***].
6.7.1Obligation to Commercialize in China. Notwithstanding anything to the contrary herein, Santen shall [***]:
(a)Aerie enters into a written agreement with [***] pursuant to which [***] in connection with the Development, Manufacture and Commercialization of such Product in the Field [***],
(b)[***], or
(c)upon receipt of Marketing Approval for such Product in China, none of [***] in China.
6.7.2[***].
(a)Aerie shall be responsible to discuss and negotiate in good faith [***] at Aerie’s sole cost and expense.
(b)If either Party reasonably believes [***], it shall notify the other Party, and the Parties shall promptly confer regarding an appropriate course of action to take with respect to the [***], including whether to [***]; provided, however, that if Aerie is [***], Aerie shall consider Santen’s request [***] (such decision not to be unreasonably denied and delayed after Santen’s request), then Aerie [***] reasonably practicable after such decision. In the event Aerie decides to file [***], and Santen shall [***]. Santen and Aerie shall equally bear the costs incurred in connection with [***].
(c)If [***] either Party reasonably believes [***], it shall promptly notify the other Party, and the Parties shall promptly confer regarding [***]. Aerie shall have final decision-making authority on whether to [***]; provided, however, that if Aerie is [***], Aerie shall [***]and if Aerie decides [***], then Aerie shall [***] as soon as reasonably practicable after such decision. In the event Aerie decides to [***], subject to consultation with Santen (including considering in good faith any reasonable comments provided by Santen in connection therewith), and Santen shall reasonably cooperate with Aerie [***]. Santen and Aerie shall equally bear the costs incurred in connection with [***].

(d)If any Product Exploited by or under the authority of either Party, its Affiliates or Sublicensees becomes the subject of [***], [***] shall promptly confer to [***]. The Parties shall [***], subject to mutual consultation between the Parties (including considering in good faith any reasonable comments provided by each Party in connection therewith), and each Party shall reasonably cooperate with the other Party [***]. In the case of any disagreement between the Parties, [***].
(e)In connection with any [***], Aerie may, in its sole discretion, [***] agrees not to assert [***] in connection with the Commercialization of the Products in the Field in the New Territory. Aerie shall bear any payments or other consideration [***].
(f)If Aerie grants to [***] any licenses equivalent to those granted to Santen hereunder with respect to the Products in the Field in the New Territory after the termination of this Agreement, and if such licenses include any sublicense to [***] , Aerie shall pay to Santen [***] as a royalty for such sublicense until [***].
6.7.3Damages Award [***]. In the event of [***], solely or jointly with Aerie, arising from Commercialization by Santen of the Products in the Field in China (a “Damages Award”), Aerie shall be responsible for such damages up to [***] pursuant to Section 7.1 (the “Aerie Damages Share”), except to the extent such award results from [***]. [***]responsible and liable for the [***], notwithstanding any termination of this Agreement prior to [***]. Notwithstanding anything herein to the contrary, in no event shall [***].
6.7.4Rocklatan Development in China. [***].
Article 7. FEES, ROYALTIES, & PAYMENTS
Section 7.1Upfront Payment. As partial consideration for the rights granted by Aerie to Santen pursuant to the terms of this Agreement, for access to the Aerie IP and Aerie undertaking its responsibilities under this Agreement, Santen shall pay to Aerie a non-refundable (subject to Section 13.4.4), non-creditable payment of eighty eight million dollars (USD $88,000,000) within thirty (30) days after the Effective Date.
Section 7.2Supplemental Upfront Payment.
7.2.1On the latest to occur of (a) the Effective Date, (b) the receipt by Santen of written evidence from Aerie of the EMA’s approval of Aerie’s request pursuant to Section 5.1.2 to simultaneously or concurrently (i.e., not sequentially) file, within thirty (30) days of the Effective Date, (i) the type 1 variation for transferring the EU Marketing Approval of Roclanda from Aerie to Santen, together with (ii) the type 2 variation for registering the Mercury-3 Clinical Trial data into the existing Marketing Approval of Roclanda, and (c) Aerie completing the filing of both such variations noted under clause (ii) above with the EMA, within thirty (30) days of the Effective Date, including providing to Santen written evidence thereof, Santen shall pay to Aerie a non-refundable, non-creditable payment of two million dollars (USD $2,000,000) (the “Supplemental Upfront Payment”) within thirty (30) days after the later to occur of the foregoing conditions in this Section 7.2.1. For purposes of the prior sentence, Santen shall, in order for Aerie to complete the filing of both such variations as set forth in subsection (c) in the prior sentence, provide to Aerie the product artwork mock-ups required for such filing by 23rd November 2021, and each day of delay following such date shall be added to the thirty (30) period applicable to Aerie to complete such filings as set forth in subsection (c).
7.2.2In the event the EMA does not approve such request and requires each of the foregoing two (2) variations to be filed or submitted separately and sequentially (as opposed to simultaneously or contemporaneously), then Santen shall not be obligated to make such Supplemental Upfront Payment.

Section 7.3Milestone Payments.
7.3.1As partial consideration for the rights granted by Aerie to Santen pursuant to the terms of this Agreement, for access to the Aerie IP and Aerie undertaking its responsibilities under this Agreement, on a Product-by-Product basis, Santen shall pay to Aerie one-time milestone payments (“Milestone Payments”) following the first occurrence of the corresponding milestone events (“Milestone Events”) with respect to any Product for which such Milestone Event is achieved by or on behalf of Santen, as set forth in the following tables:
Development and Regulatory Milestone Events

Milestone Event	Milestone Payment
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
Total potential development and regulatory milestone payments	$15,500,000

Commercial Milestone Events

Milestone Event	Milestone Payment
[***]	$[***]
[***]	$[***]
[***]	$[***]
Total potential commercial milestone payments for the Rhopressa Product and Rocklatan Products together	$60,000,000
7.3.2For the sake of clarity, the foregoing Commercial Milestone Events exclude Net Sales of Products under the CLA. If multiple commercial Milestone Events are achieved in the same Calendar Year, then upon achievement of such multiple commercial Milestone Events, all corresponding commercial Milestone Payments shall become due and payable if not previously paid for that Product. For example, if [***] exceed [***], then, in addition to the $[***] commercial Milestone Payment, the $[***] and $[***] commercial Milestone Payments shall also be paid if such Milestone Payments were not already paid in [***]. The maximum amount payable under this Section 7.3 is $75,500,000. Santen shall report to Aerie its achievement of each Milestone Event for which payment to Aerie is due reasonable promptly after Santen determines such achievement has occurred, but in no event later than [***] after such achievement of such Milestone Event, and pay to Aerie such Milestone Payment within [***] after such achievement.
Section 7.4Supply Price. As consideration for the commercial supply of Product to Santen by Aerie, Santen shall pay to Aerie the supply or transfer price of such Product as set forth in Section 3.1.5(b) or the Floor Transfer Price (in each case, the “Supply Price”), payable in accordance with the terms of the Supply Agreement.
Section 7.5Royalties.
7.5.1Royalties. As partial consideration for the rights granted by Aerie to Santen pursuant to the terms of this Agreement, for access to the Aerie IP and Aerie undertaking its responsibilities under this Agreement, subject to the provisions of this Section 7.5, Santen shall pay to Aerie royalties on quarterly Net Sales of Products in the New Territory during the applicable Royalty Term, calculated as set forth in Section 7.5.3 (the “Royalties”), except for such Net Sales resulting from the commercial sale of (i) Products that are Manufactured by or on behalf of Santen in India and China pursuant to Section 3.1.2, or (ii) Reformulated Product that is Manufactured in Reformulated Product Units by or on behalf of Santen pursuant to Section 3.1.3, for which Product, as applicable (clause (i) and (ii)), the corresponding royalty will be calculated as set forth in subsections (a) and (b) of this Section 7.5.1, respectively.
(a)For quarterly Net Sales of Products in India and China during the applicable Royalty Term, which result from the commercial sale of Products Manufactured by or on behalf of Santen pursuant to Section 3.1.2, Santen shall pay a royalty equal to [***] (“Fixed Royalty”), which shall not be subject to any royalty reductions provided under Section 7.5.4. For clarity, (i) the costs associated with any API for the Products shall be paid for separately by Santen to Aerie at the API Price, and shall not be offset against or reduce the Fixed Royalties owed and payable to Aerie under this Section 7.5.1(a), and (ii) in the event Santen Manufactures and supplies the Product for India and/or China either by using its own manufacturing facilities or through a Third Party, the Net Sales from such countries shall be included when calculating the Net Sales for purposes of calculating Fixed Royalties under this Section 7.5.1(a) and excluded when calculating the Net Sales in the first column of the table in Section 7.5.3.
(b)For quarterly Net Sales of Products in the New Territory during the applicable Royalty Term, which result from the sale of Reformulated Product that is Manufactured in Reformulated Product Units by or on behalf of Santen pursuant to Section 3.1.3, Santen shall pay a royalty equal to [***] (“Santen RPU Royalty”), which shall be subject to any royalty reductions provided under Section 7.5.4; provided, however, that for quarterly Net Sales in China and India, if Reformulated Product is Manufactured in Reformulated Product Units by or on behalf of Santen pursuant to Section 3.1.3, the Fixed Royalty in Section 7.5.1(a) shall continue to apply, which shall not be subject to any royalty reductions provided under Section 7.5.4 consistent with Section 7.5.1(a). For the avoidance of doubt, in the event Santen Manufactures and supplies the Reformulated Product for countries either by using its own manufacturing facilities or through a Third Party, the Net Sales from such countries shall be included when calculating the Net Sales for purposes of calculating Santen RPU Royalties under this Section 7.5.1(b) and excluded when calculating the Net Sales in the first column of the table in Section 7.5.3(a).
(c)Royalties, Fixed Royalties, and Santen RPU Royalties will be payable on a Calendar Quarter-by-Calendar Quarter basis and any such payments shall be made within [***] after the end of the Calendar Quarter during which the applicable Products were commercially sold, provided that if Santen receives from Aerie the applicable invoice after the end of such Calendar Quarter, such payment shall be made within [***] from the date invoice is received by Santen. For clarity, on any given quarter of Net Sales of Products, including Reformulated Product that is Manufactured in Reformulated Product Units, Santen will only pay Royalties, Fixed Royalties, or Santen RPU Royalties, but not more than one of such royalties.
7.5.2Royalty Term. Santen’s obligation to pay Royalties, Fixed Royalties, and Santen RPU Royalties with respect to a Product in a particular country in the New Territory shall commence upon the First Commercial Sale of such Product in such country and shall expire on [***] on the latest of (a) [***] and (b) the twelfth (12th) anniversary of the First Commercial Sale of such Product in such country (the “Royalty Term”).
7.5.3Royalty Payments.
(a)The Royalties payable under Section 7.5.1 shall be an amount equal to (i) the aggregate amount of Net Sales of Products in an applicable Quarter multiplied by the tiered percentage applicable to such Net Sales set forth below, less (ii) [***], the [***] sold in such Quarter (including any Compounds):

Aggregate Annual (Calendar Year) Net Sales of the Products in the New Territory	Tiered Percentage for All Countries Except China and India	Tiered Percentage for China and India
Portion of [***]	[***]%	[***]%
Portion of [***]	[***]%	[***]%
Portion of [***]	[***]%	[***]%

(b)Notwithstanding the foregoing, in the event that the supply or transfer prices for the applicable Product exceed the aggregate Royalties owed on Net Sales for such applicable Product, as set forth above, Santen shall pay the full amount of such excess and Aerie shall have no obligation to reimburse Santen for the amount of such excess. If, for example purposes only, the supply or transfer price for Roclanda, in accordance with Section 3.1.5(b), is $[***] per bottle in 2022, and the corresponding Royalty is otherwise $[***] per bottle, Santen shall pay the $[***] per bottle, without any reimbursement for the amount of excess (i.e., $[***] per bottle) owed or payable to Santen.
(c)For the avoidance of doubt, for all royalty payments pursuant to this Section 7.5.3, if the sale of a Product is Covered by more than one Valid Claim, the above Royalties shall be paid only once.
7.5.4Royalty Reduction; Expiration of Valid Claims.
(a)On a [***] basis, in the event that the Exploitation of a Product is not Covered by a Valid Claim of an Aerie Patent in such country, the payments of the Royalties and Santen RPU Royalties (but not the Fixed Royalty) with respect to Net Sales for such Product in such country for such Calendar Quarter shall be reduced by [***] of such Royalties and Santen RPU Royalties as set forth in, and in accordance with, Section 7.5.3.
(i)That is, and for example purposes only, to the extent that [***], then such royalty rate, after [***], would be reduced for [***], such that the royalty rate would be equal to [***]

would be reduced for [***], such that the royalty rate would be equal to [***]; and the [***], such that the royalty rate would be equal to [***].
(ii)For the Santen RPU Royalty, the royalty rate would be reduced [***].
(b)Generic Product Reduction. On a [***] basis, during any period in a country in which sales of a Generic Product are equal to or greater than [***] of the volume of its corresponding branded Product in such country in the New Territory (the volume as measured by prescriptions or other similar information available in such country), the Royalties or the Santen RPU Royalties (but not the Fixed Royalty), as applicable (and as may be reduced pursuant to Section 7.5.4(a)) for such Product in such country for such Calendar Quarter shall be reduced by [***] of the portion of such royalty rates that is not allocated to the consideration for Aerie’s commercial supply of such Product to Santen payable pursuant to Section 3.1.3 after the application of any deduction pursuant to Section 7.5.4(a), if any.
(i)That is, and for example purposes only, if the Royalty [***] after [***] such royalty rate would [***] under this Section 7.5.4(b).
(ii)For the Santen RPU Royalty, the royalty rate [***], or if the Santen RPU Royalty is [***] after the application of Section 7.5.4(a), then such royalty rate [***].
7.5.5Third Party Intellectual Property. In the event that the Parties reasonably determine that a Third Party owns or otherwise controls intellectual property that is necessary for the Exploitation of a Product in the New Territory and in the Field (collectively, “Third Party IP”), Santen shall have the right (but not the obligation) to obtain a license to such Third Party IP; provided that Aerie shall have the first right (but not the obligation) to obtain such license if such Third Party IP primarily relates to the Aerie IP, and, if Aerie elects not to obtain such license, Santen shall have the right to do so, provided that [***]. In the event Santen (or, at Santen’s direction, its applicable Affiliate, subcontractor or Sublicensee) obtains any license described in this Section 7.5.5, [***].
7.5.6Maximum Reduction. The maximum aggregate reduction with respect to any Product in any country during any Calendar Quarter pursuant to Section 7.5.4 and Section 7.5.5 shall be capped at [***] of the amount of the Royalties and Santen RPU Royalties that would be payable in respect of Net Sales in such country under Sections 7.5.3 and 7.5.1, prior to any such reductions, except in the case of Section 7.5.4 alone where such aggregate reduction shall be capped at [***].
7.5.7Mutual Convenience of the Parties. The royalty and other payment obligations set forth hereunder have been agreed to by the Parties for the purpose of reflecting and advancing their mutual convenience, including the ease of calculating and paying Royalties, Fixed Royalties, and Santen RPU Royalties and other amounts required hereunder.
Section 7.6Invoicing. To the extent an invoice is required to be submitted hereunder, such invoice shall be addressed to:
If Santen is the paying Party:

Santen SA
La Voie-Creuse 14
1202 Geneva, Switzerland
Attention: EMEA Finance
    [***]

If Aerie is the paying Party:

Aerie Pharmaceuticals Ireland, Ltd.
Athlone Business & Technology Park
Athlone, Co. Westmeath, N37 DW40, Ireland
Attn: [***]
Fax: [***]

Section 7.7Method of Payment. Unless otherwise agreed by the Parties, all payments due from the paying Party under this Agreement shall be paid in U.S. Dollars by wire transfer or electronic funds transfer of immediately available funds to an account designated by the non-paying Party.
Section 7.8Currency Conversion. All royalties shall be payable in U.S. Dollars. Any sales of Products incurred in a currency other than U.S. Dollars shall be converted to the U.S. Dollar equivalent using Santen’s then-current standard exchange rate methodology as applied to its external reporting for the conversion of foreign currency sales into U.S. Dollars consistent with IFRS.
Section 7.9Reports; Records and Audits.
7.9.1After the First Commercial Sale of the first Product by Santen in the New Territory and until expiration or termination of this Agreement, Santen shall prepare and deliver to Aerie reports of the sale of Products by Santen or its Affiliates, and their respective Sublicensees for each Calendar Quarter together with the corresponding royalty payment or other consideration to be paid to Aerie, specifying on a [***] basis, a detailed and itemized calculation of Net Sales. The first of such reports will be delivered to Aerie within fourteen (14) days after the end of each Calendar Quarter and include actual Net Sales data for the first two (2) months of such Calendar Quarter and an estimate Net Sales data for the remaining third month of Calendar Quarter. A second report will be delivered to Aerie within [***] after such Calendar Quarter has ended which will include actual Net Sales data for the entirety of such Calendar Quarter.
7.9.2Santen shall require its Affiliates, and its and their respective Sublicensees to retain and provide to Santen all records of payments that Santen would be required to keep as if sales of Product by such Affiliates or Sublicensees were sales of Product by Santen, to enable Aerie to audit such records pursuant to this Section 7.9. Aerie will have the right, not more than once in any Calendar Year at its own expense, to have a nationally recognized, independent, certified public accounting firm, selected by it and subject to Santen’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), review any such records of Santen and its Affiliates upon reasonable written notice (which shall be no less than thirty (30) days’ prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under this Agreement within the [***] preceding the date of the request for review. Upon Aerie’s written request, Santen shall use good faith efforts to conduct audits of its subcontractors and Sublicensees, and Aerie shall have the right to receive and retain a copy of the applicable audit report. No Calendar Year will be subject to audit under this Section 7.9 more than once without the consent of Santen. Santen will receive a copy of each such report within ten (10) Business Days following receipt by Aerie, and such accounting firm shall report to the Parties only whether or not such calculations are correct and the amount of any discrepancy. No other information shall be shared. Aerie shall treat the results of any such review of Santen’s records under this Section 7.9 as Confidential Information of Santen and subject to the terms of Article 12. Should such inspection lead to the discovery of a discrepancy to Aerie’s detriment, Santen will, within [***] after receipt of such report from the accounting firm, pay any undisputed amount of the discrepancy together with interest at the rate set forth in Section 7.10. Aerie will pay the full cost of the review unless the underpayment of amounts due to Aerie is more than [***] of the amount due for the entire period being examined, in which case Santen will pay the cost charged by such accounting firm for such review. Should the audit lead to the discovery of a discrepancy to Santen’s detriment, Santen may credit the amount of the discrepancy, without interest, against future payments payable to Aerie under this Agreement or, if there are no such payments payable, then Aerie shall pay to Santen the amount of the discrepancy, without interest, within [***] of Aerie’s receipt of the report.
Section 7.10Late Payments. In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the day following the due date thereof, calculated at the annual rate of the sum of (a) [***] plus (b) the prime interest rate quoted by The Wall Street Journal, Internet U.S. Edition at www.wsj.com on the date such payment is due, the interest being compounded on the last day of each Calendar Quarter; provided, however, that in no event shall such annual interest rate exceed the maximum rate permitted by Law. Each such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of any Party to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment, including termination of this Agreement as set forth in Article 13. With respect to any disputed payments, no interest payment shall be due until such dispute is resolved and the interest which shall be payable thereon shall be based on the finally-resolved amount of such payment, calculated from the original date on which the disputed payment was due through the date on which payment is actually made.
Section 7.11Taxes.
7.11.1Withholding. In the event that any Law requires a Party making any payment pursuant to this Agreement (the “Paying Party”) to withhold taxes with respect to any such payment, the Paying Party (a) will notify the non-Paying Party of such withholding requirement prior to making the payment to the non-Paying Party (such notice, which shall include the authority, basis and method of calculation for the proposed deduction or withholding, shall be given at least a reasonable period of time before such deduction or withholding is required, in order for the non-Paying Party to obtain reduction of or relief from such deduction or withholding), and (b) provide such assistance to the non-Paying Party, including the provision of such standard documentation as may be required by a tax authority, as may be reasonably necessary in the non-Paying Party’s efforts to claim an exemption from or reduction of such taxes. The Paying Party will, in accordance with such Law, withhold taxes from such payment, remit such taxes to the appropriate tax authority, and furnish the non-Paying Party with proof of payment of such taxes within [***] following the payment. In the event that the non-Paying Party refunds to the Paying Party any payment made by the Paying Party pursuant to this Agreement that is subject to withholding taxes and the Paying Party paid such taxes to the applicable tax authority, (a) the Paying Party shall (i) apply for a withholding tax refund to the relevant Governmental Authority as may be permitted under applicable Laws and (ii) provide reasonable assistance to the non-Paying Party to obtain a refund of taxes withheld, or obtain a credit with respect to taxes paid and (b) the non-Paying Party shall provide reasonable assistance to the Paying Party to obtain a refund of taxes withheld, or obtain a credit with respect to taxes paid. The non-Paying Party shall provide the Paying Party any tax forms (including Internal Revenue Service Forms W-9 or applicable W-8) that may be reasonably necessary in order for the Paying Party to determine whether to withhold tax on any such payments or to withhold tax on such payments at a reduced rate under applicable Law, including any applicable bilateral income tax treaty. For the avoidance of doubt, each Party shall be responsible for its own income taxes.
7.11.2Indirect Taxes. All payments due to the non-Paying Party from the Paying Party pursuant to this Agreement shall be paid exclusive of any value-added tax, sales tax, consumption taxes and other similar taxes excluding customs and other duties (“Indirect Taxes”) (which, if applicable and chargeable by the non-Paying Party, shall be payable by the Paying Party upon receipt of a valid Indirect Tax invoice); provided, however, that where the Paying Party provides written notice to the non-Paying Party that, despite reasonable efforts, it is unable to claim a credit or deduction for the invoiced Indirect Taxes, the Parties agree that the Paying Party’s obligation to pay the Indirect Tax invoice shall be fulfilled by payment of the total invoiced amount less [***] of the amount of the notified Indirect Taxes that are not recoverable. Where Indirect Taxes are required to be withheld by the Paying Party on payments made to the non-Paying Party, the amount payable to the non-Paying Party shall be grossed up so that the non-Paying Party receives the same amount as if such Indirect Tax withholding had not applied. Should non-recoverable Indirect Taxes be identified after issuance and settlement of an invoice, or where Indirect Taxes are accounted for via a reverse charge or self-assessment and the Paying Party provides written notice to the non-Paying Party that, despite reasonable efforts, it is unable to claim a credit or deduction for the applicable Indirect Taxes, then the Parties shall share the cost of those non-recoverable Indirect Taxes equally. The Parties shall reasonably cooperate to issue valid invoices for all amounts due under this Agreement consistent with applicable Law and to lawfully eliminate or minimize the amount of any Indirect Taxes imposed on or in connection with the transactions contemplated by this Agreement. If the non-Paying Party determines that it is required to report any such tax, the Paying Party shall promptly provide the non-Paying Party with applicable receipts and other documentation necessary or appropriate for such report. For the avoidance of doubt Indirect Taxes shall not include customs duties and other similar taxes, duties and fees.
Article 8. INTELLECTUAL PROPERTY
Section 8.1Intellectual Property Ownership.
8.1.1Background IP. Each Party owns all right, title and interest in its Background IP.
8.1.2Collaboration IP. As between the Parties, any and all inventions, Know-How and other subject matter, and all Patent Rights and other intellectual property rights therein, that (i) are discovered, invented, conceived, reduced to practice, developed or otherwise created jointly by or on behalf of Aerie and Santen or their respective Affiliates [***]; or (ii) [***] (“Collaboration IP”), shall be owned jointly by the Parties. Inventorship for the purpose of this Section 8.1.2 will be determined according to U.S. Patent Law (without reference to any conflict of law principles). Except as expressly provided in this Agreement, no Party shall have any obligation to account to the other for profits, or to obtain any approval of the other Party to license or exploit Collaboration IP, by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting. For the avoidance of doubt, Collaboration IP shall be deemed to be Confidential Information of the Parties, and the Parties shall be bound by the obligations of confidentiality set forth in Article 12. In the event that any Third Party engaged by Santen to conduct clinical trials in China insists on joint ownership of intellectual property rights that may be created by such Third Party, either alone or jointly with Santen or Aerie or their Affiliates, as a result of any clinical trials carried out by such Third Party in China under such engagement, the Parties will discuss in good faith such insistence on joint ownership; provided, however, that such good faith discussions shall not require Aerie to enter into any agreements or to otherwise collaborate with Santen or such Affiliate or Third Party in any manner that is inconsistent with the terms of this Agreement.
8.1.3Improvements.
(a)    Aerie Improvements. As between the Parties, Aerie solely owns all right, title and interest in and to any and all inventions, Know-How and other subject matter, and all Patent Rights and other intellectual property rights therein (i) that are discovered, invented, conceived, reduced to practice, developed or otherwise created (x) [***] (“Sole Aerie Improvements”) or (y) [***] (“Collaborative Aerie Improvements”), (ii) that are unique to or exclusively cover the Products or any methods of use or manufacture solely thereof, or any improvements, modifications or enhancements thereto, and (iii) [***] (collectively, “Aerie Improvements”). Santen hereby assigns, and agrees to assign, to Aerie all right, title and interest in and to any and all Collaborative Aerie Improvements. Santen will cooperate with Aerie to execute any agreements, instruments and documents and take such other action as may be reasonably required to perfect Aerie’s right, title and interest in and to the Collaborative Aerie

Improvements to the extent permitted by applicable Law. Inventorship for the purpose of this Section 8.1.3 will be determined according to U.S. Patent Law (without reference to any conflict of law principles). For the avoidance of doubt, Aerie Improvements shall be included in [***].
(b)    Santen Inventions. As between the Parties, Santen solely owns all right, title and interest in and to any and all inventions, Know-How and other subject matter, and all Patent Rights and other intellectual property rights therein, that are discovered, invented, conceived, reduced to practice, developed or otherwise created [***] (“Santen Inventions”). For the avoidance of doubt, Santen Inventions shall be included in the Santen IP licensed to Aerie pursuant to Section 4.1.2 to the extent such Santen Inventions are necessary to perform Aerie’s obligations and exercise Aerie’s rights under this Agreement or Develop, Manufacture and Commercialize the Products outside the Combined Territory.
8.1.4Disclosure; Further Assurances. Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates, and Sublicensees to so disclose, the conception of any Collaboration IP, and, in the case of Santen or its Affiliates, licensees and Sublicensees, Aerie Improvements. Each Party shall cause its Sublicensees and Affiliates, and their respective employees, consultants, agents, or independent contractors to so assign to such Party, such person’s or entity’s right, title and interest in and to the foregoing, and all intellectual property rights therein, as is necessary to enable such Party to fully effect the ownership of the foregoing, and intellectual property rights therein, as provided in this Agreement. Each Party shall also include provisions in its relevant agreements with Third Parties performing activities on its behalf pursuant to this Agreement, that effect the intent of this Article 8. Each Party hereby appoints the other Party as attorney-in-fact of such Party to execute and deliver all documents reasonably required to evidence or record any assignment pursuant to this Agreement if such Party is unable, after making reasonable inquiry, to obtain assistance of such other Party with respect to any such document. Each Party shall, and shall cause its Sublicensees and Affiliates, and their respective employees, consultants, agents, or independent contractors to, cooperate with the other Party and take all reasonable additional actions and execute such agreements, instruments and documents as may be reasonably required to perfect such other Party’s right, title and interest in and to intellectual property as set forth in this Section 8.1.
Section 8.2Patent Prosecution and Maintenance.
8.2.1Aerie Patents. Aerie will be solely responsible, at its own cost, for preparing, filing, prosecuting (including provisional, reissue, reexamination, continuing, divisional, continuation, continuation-in-part, and substitute applications and any foreign counterparts thereof) and maintaining all Aerie Patents and conducting any Post Grant Proceedings relating to such Patent Rights. Aerie will use Commercially Reasonable Efforts to (a) prepare, file, prosecute and maintain all Aerie Patents owned solely by Aerie that Cover any Product, (b) conduct any interferences and oppositions or similar proceedings relating to such Patent Rights, if reasonably necessary for the prosecution and maintenance of such Patent Rights, and (c) keep Santen reasonably informed with regard to the preparation, filing, prosecution and maintenance of such Patent Rights.
8.2.2Santen Patents. Santen will be solely responsible, at its own cost, for preparing, filing, prosecuting (including provisional, reissue, reexamination, continuing, divisional, continuation, continuation-in-part, and substitute applications and any foreign counterparts thereof), and maintaining all Santen Patents owned solely by Santen, and conducting any Post Grant Proceedings relating to such Patent Rights. Santen will use Commercially Reasonable Efforts to (a) prepare, file, prosecute and maintain all Santen Patents owned solely by Santen that Cover any Product, (b) conduct any interferences and oppositions or similar proceedings relating to such Patent Rights, if reasonably necessary for the prosecution and maintenance of such Patent Rights, and (c) keep Aerie reasonably informed with regard to the preparation, filing, prosecution and maintenance of such Patent Rights.

8.2.3Collaboration Patents.
(a)With respect to Collaboration Patents, the Parties shall confer and cooperate with the preparation, filing, prosecution and maintenance of such patent applications, and conducting any Post Grant Proceedings relating to such Collaboration Patents. Each Party will review and comment upon the text and content of such applications at least [***] before filing. Each Party shall consider prosecution strategy and suggestions from the other Party for such patent applications. In the event of disagreement between the Parties, subject to Section 8.2.3(b), [***]. In the event either Party declines to prosecute or maintain any Collaboration Patent before all appeals within the respective patent office have been exhausted (each, an “Abandoned Patent Right”), then: (i) such Party shall provide the other Party with reasonable notice of such decision so as to permit the non-abandoning Party to decide whether to file, prosecute or maintain such Abandoned Patent Rights and to take any necessary action (which notice shall, in any event, be given no later than sixty (60) days prior to the next deadline for any action that may be taken with respect to such Abandoned Patent Right with the U.S. Patent & Trademark Office or any foreign patent office); (ii) the non-abandoning Party, at the non-abandoning Party’s expense, may assume control of the filing, prosecution or maintenance of such Abandoned Patent Rights; (iii) the non-abandoning Party shall have the right, at its expense, to transfer the responsibility for such filing, prosecution and maintenance of such Abandoned Patent Rights to patent counsel (outside or internal) selected by the non-abandoning Party; (iv) the abandoning Party shall, at the non-abandoning Party’s reasonable request and at the non-abandoning Party’s expense, assist and cooperate in the filing, prosecution and maintenance of such Abandoned Patent Rights; and (v) the abandoning Party hereby assigns all of its right, title and interest in the Abandoned Patent Rights to the non-abandoning Party, and shall execute any agreements, instruments and documents and take such other action as may be reasonably required to perfect the non-abandoning Party’s sole right, title and interest in and to the Abandoned Patent Rights.
(b)Notwithstanding the foregoing, no Party shall take any action in connection with the conduct of its activities under this Section 8.2.3 over the objection of the other Party that such action would be materially in opposition to any positions taken by the other Party in any related patent application of the other Party or would be materially prejudicial to any element, including the validity, patentability, scope, priority, construction, inventorship, enforceability, or the other Party’s or its Affiliate’s ownership, of any Collaboration Patent in any forum.
8.2.4Inventor’s Remuneration. Each Party shall be solely responsible for any remuneration that may be due to such Party’s inventors under any applicable inventor remuneration Laws.
Section 8.3Patent Term Extensions. The Parties will cooperate with each other in gaining any available Patent Right term extension for the appropriate Aerie Patents and Collaboration Patents, including supplementary protection certificates, to the extent applicable to Products; provided that, [***].
Section 8.4Defense and Settlement of Third Party Claims. If any Product Exploited by or under authority of either Party, its Affiliates or Sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent Right in the New Territory (except for [***]), the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. Unless the Parties otherwise agree in writing, Santen shall have the right to control the defense of such claim, [***]. Santen shall not [***] without Aerie’s written consent, after good faith discussions between the Parties. In any event, Aerie shall reasonably assist Santen and cooperate in any such litigation [***].

Section 8.5Third Party Defense or Counterclaim.
8.5.1If a Third Party asserts, as a defense or as a counterclaim in any infringement action under Section 8.7, that any Aerie Patent, Santen Patent or Collaboration Patent is invalid or unenforceable, then the Party defending such infringement action shall promptly give written notice to the other Party. Each Party shall reasonably cooperate with the other Party in any such action.
8.5.2With respect to the Collaboration Patents outside the Combined Territory or the Aerie Patents in the New Territory, Aerie shall respond to such defense and use Commercially Reasonable Efforts to defend against such counterclaim (as applicable) and, if Santen is pursuing the applicable infringement action under Section 8.7, Aerie shall allow Santen to control such response or defense (as applicable). Any costs and expenses of Aerie with respect to such response or defense against such counterclaim [***]. Aerie agrees to consult with and take into account Santen’s reasonable comments on such response or defense.
8.5.3With respect to the Collaboration Patents in the New Territory, Santen shall respond to such defense and use Commercially Reasonable Efforts to defend against such counterclaim (as applicable) and, if Aerie is pursuing the applicable infringement action under Section 8.7, Santen shall allow Aerie to control such response or defense (as applicable). Any costs and expenses of Santen with respect to such response or defense against such counterclaim [***]. Santen agrees to consult with and take into account Aerie’s reasonable comments on such response or defense.
8.5.4With respect to the Santen Patents outside the Combined Territory, Santen shall have the first right to respond to such defense and to defend against such counterclaim (as applicable) and, if Santen does not elect to exercise the first right or Aerie is pursuing the applicable infringement action under Section 8.7, Santen shall allow Aerie to control such response or defense (as applicable). Any costs and expenses of Santen with respect to such response or defense against such counterclaim [***]. Santen agrees to consult with and take into account Aerie’s reasonable comments on such response or defense.
8.5.5Notwithstanding the foregoing, if one Party fails to assume such defense and use Commercially Reasonable Efforts in respect to any Collaboration Patent, the other Party or its Affiliates or Sublicensees shall have the right to defend against such action or claim [***]. The defending Party agrees to consult with and take into account the other Part’s reasonable comments on such response or defense.
Section 8.6Third Party Declaratory Judgment or Similar Action.
8.6.1If a Third Party asserts, in a declaratory judgment action or similar action or claim filed by such Third Party, that any Santen Patent, Collaboration Patent or Aerie Patent is invalid or unenforceable, then the Party first becoming aware of such action or claim shall promptly give written notice to the other Party. Each Party shall reasonably cooperate with the other Party in any such action.
8.6.2Santen shall use Commercially Reasonable Efforts to defend against such action or claim against any Collaboration Patent in the New Territory [***]. Aerie shall use Commercially Reasonable Efforts to defend against such action or claim against any Collaboration Patent outside the Combined Territory or any Aerie Patent at its own cost and expense. If one Party fails to assume such defense and use Commercially Reasonable Efforts in respect to any such Collaboration Patent, the other Party or its Affiliates or Sublicensees shall have the right to defend against such action or claim.
8.6.3Santen shall have the first right to defend against such action or claim against any Santen Patent [***]. If Santen does not elect to exercise its right to defend against such action or claim in respect to any such Santen Patent, Aerie will have the right to defend against such action its own cost expense.
Section 8.7Enforcement.
8.7.1Notice of Infringement. The Parties shall inform each other promptly of any infringement or colorable cause of action for infringement of any Patent Right within the Collaboration Patents, Aerie Patents or Santen Patents that claim the Compound, the composition of matter of, methods of making, or methods of using any Product, and the Parties shall promptly confer to consider the best appropriate course of action.
8.7.2Enforcement of Aerie Patents. Aerie shall have the sole right, but no obligation, to enforce the Aerie Patents outside the Combined Territory, and to retain any damages, settlements or other monetary awards recovered in connection therewith. Aerie shall have the first right to enforce the Aerie Patents in the New Territory, and Aerie will consider in good faith the interests of Santen in such enforcement of such Aerie Patents in the New Territory. Aerie shall at all times keep Santen informed as to the status of such enforcement in the New Territory pursuant to this Section 8.7.2. Aerie may, at its own expense, institute suit against any infringer or alleged infringer and control and defend such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Section 8.7.6. Santen shall reasonably cooperate in any such litigation [***]. Santen will have the right to participate, [***] and with counsel of its choice, in such suit brought by Aerie against any infringer or alleged infringer to enforce its licenses granted hereunder. Aerie shall not enter into any settlement of any claim described in this Section 8.7.2 that admits to the invalidity or unenforceability of any Santen Patents or Collaboration Patents in the New Territory (or otherwise affects the scope, validity or enforceability of such Santen Patents or Collaboration Patents in the New Territory), incurs any financial liability on the part of Santen or requires an admission of liability, wrongdoing or fault on the part of Santen without Santen’s prior written consent, not to be unreasonably withheld, conditioned or delayed. In the event Aerie does not elect to enforce any Aerie Patents in the New Territory, Santen shall be entitled to do so in the New Territory [***] with Aerie’s prior written consent, not to be unreasonably withheld, conditioned or delayed.
8.7.3 Enforcement of Collaboration Patents.
(a)By Santen. Santen shall have the first right to enforce the Collaboration Patents in the New Territory, and Santen will consider in good faith the interests of Aerie in such enforcement of such Collaboration Patents. Santen shall at all times keep Aerie informed as to the status of any enforcement pursuant to this Section 8.7.3(a). Santen may institute, [***], suit against any infringer or alleged infringer and control and defend such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Section 8.7.6. Aerie shall reasonably cooperate in any such litigation, at Santen’s expense. Santen shall not enter into any settlement of any claim described in this Section 8.7.3(a) that admits to the invalidity or unenforceability of any Aerie Patents or Collaboration Patents (or otherwise affects the scope, validity or enforceability of such Aerie Patents or Collaboration Patents), incurs any financial liability on the part of Aerie or requires an admission of liability, wrongdoing or fault on the part of Aerie without Aerie’s prior written consent, not to be unreasonably withheld, conditioned or delayed. In the event that Santen does not elect to enforce any Collaboration Patent in the New Territory, then Aerie shall be entitled to do so [***], unless Santen has a good faith belief that Aerie’s enforcement of such Patent Rights would be reasonably likely to unreasonably jeopardize the Exploitation of a Product in the New Territory. Aerie shall not enter into any settlement of any claim described in this Section 8.7.3(a) that admits to the invalidity or unenforceability of any Collaboration Patents (or otherwise effects the scope, validity or enforceability of such Collaboration Patents), incurs any financial liability on the part of Santen or requires an admission of liability, wrongdoing or fault on the part of Santen without Santen’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

(b)By Aerie. Aerie shall have the first right to enforce the Collaboration Patents outside the Combined Territory, and Aerie will consider in good faith the interests of Santen in such enforcement of such Collaboration Patents. Aerie shall at all times keep Santen informed as to the status of any enforcement pursuant to this Section 8.7.3(b). Aerie may institute, at its own expense, suit against any infringer or alleged infringer and control and defend such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Section 8.7.6. Santen shall reasonably cooperate in any such litigation, [***]. Aerie shall not enter into any settlement of any claim described in this Section 8.7.3(b) that admits to the invalidity or unenforceability of any Santen Patents or Collaboration Patents (or otherwise affects the scope, validity or enforceability of such Santen Patents or Collaboration Patents), incurs any financial liability on the part of Santen or requires an admission of liability, wrongdoing or fault on the part of Santen without Santen’s prior written consent, not to be unreasonably withheld, conditioned or delayed. In the event that Aerie does not elect to enforce any Collaboration Patent outside the Combined Territory, then Santen shall be entitled to do so [***], unless Aerie has a good faith belief that Santen’s enforcement of such Patent Rights would be reasonably likely to unreasonably jeopardize the Exploitation of a Product outside the Combined Territory. Santen shall not enter into any settlement of any claim described in this Section 8.7.3(b) that admits to the invalidity or unenforceability of any Collaboration Patents (or otherwise effects the scope, validity or enforceability of such Collaboration Patents), incurs any financial liability on the part of Aerie or requires an admission of liability, wrongdoing or fault on the part of Aerie without Aerie’s prior written consent, not to be unreasonably withheld, conditioned or delayed.
8.7.4Enforcement of Santen Patents. Santen shall have the sole right, but no obligation, to enforce the Santen Patents in the New Territory, and to retain any damages, settlements or other monetary awards recovered in connection therewith. Santen shall have the first right to enforce the Santen Patents outside the Combined Territory, and Santen will consider in good faith the interests of Aerie in such enforcement of such Santen Patents outside the Combined Territory. Santen shall at all times keep Aerie informed as to the status of such enforcement in the New Territory pursuant to this Section 8.7.4. Santen may, [***], institute suit against any infringer or alleged infringer and control and defend such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Section 8.7.6. Aerie shall reasonably cooperate in any such litigation [***]. Aerie will have the right to participate, [***] and with counsel of its choice, in such suit brought by Santen against any infringer or alleged infringer to enforce its licenses granted hereunder. Santen shall not enter into any settlement of any claim described in this Section 8.7.4 that admits to the invalidity or unenforceability of any Aerie Patents or Collaboration Patents outside the Combined Territory (or otherwise affects the scope, validity or enforceability of such Aerie Patents or Collaboration Patents outside the Combined Territory), incurs any financial liability on the part of Aerie or requires an admission of liability, wrongdoing or fault on the part of Aerie without Aerie’s prior written consent, not to be unreasonably withheld, conditioned or delayed. In the event Santen does not elect to enforce any Santen Patents outside the Combined Territory, Aerie shall be entitled to do so outside the Combined Territory [***] with Santen’s prior written consent, not to be unreasonably withheld, conditioned or delayed.
8.7.5Progress Reporting. The Party initiating or defending any enforcement action under this Section 8.7 (the “Enforcing Party”) shall keep the other Party reasonably informed of the progress of any such enforcement action, and such other Party shall have the individual right to participate with counsel of its own choice at its own expense.
8.7.6Allocation of Recoveries. Except as otherwise expressly provided herein, the costs and expenses of the Party bringing suit under this Section 8.7 shall be borne by such Party, and any damages, settlements or other monetary awards recovered shall be shared as follows: (1) [***]; and then (2) [***]:

(a)[***]; and
(b)in all other cases, [***];
with such recovery, if any, [***].
[***].
Section 8.8Product Trademarks.
8.8.1Ownership and Prosecution of Product Trademarks. Aerie shall own all right, title, and interest to trademarks (including the trademarks listed in Exhibit E), branding and logos associated specifically with each Product and all goodwill associated therewith (collectively, “Product Trademarks”) in the New Territory, and shall be responsible for the registration, prosecution, and maintenance thereof. Aerie shall prepare, file, prosecute and use Commercially Reasonable Efforts to maintain all Product Trademarks that are necessary for Santen to Exploit the Product in the New Territory. All costs and expenses of registering, prosecuting, and maintaining the Product Trademarks in the New Territory shall [***]. Santen shall provide, [***], assistance and documents reasonably requested by Aerie in support of its prosecution, registration and maintenance of the Product Trademarks. Santen shall not, and will ensure that its Affiliates do not: (i) challenge any Product Trademark or the registration thereof in any country; (ii) file, register or maintain any registrations for any trademarks or trade names that are identical or confusingly similar to any Product Trademark in any country without the express prior written consent of Aerie; or (iii) authorize or assist any Third Party to do the foregoing.
8.8.2License to Product Trademarks.
(a)Aerie hereby grants to Santen an [***] to use the Aerie Housemarks and Product Trademarks pre-approved by Aerie solely as set forth in the Promotional Materials and other materials provided to it by Aerie, solely to Commercialize Products in the New Territory in accordance with this Agreement.
(b)Upon Aerie’s reasonable request, the Parties shall discuss in good faith the use of the Santen Housemarks in Aerie’s Promotional Materials for the Products [***] in accordance with Section 12.1.5, Section 12.2, and Section 12.3 of this Agreement.
8.8.3Quality Control.
(a)Promotional Materials and all packaging, labeling and package inserts for Products in the New Territory will display the Aerie Housemarks and the Santen Housemarks in equal prominence to the extent allowed by applicable Law and in accordance with the Commercialization Plan. Once approved by the applicable Regulatory Authority, Aerie will as soon as practicable label Product for the New Territory with Aerie and Santen logos displayed of equal size.
(b)Each Party agrees that it and its Affiliates will: (i) ensure that each use of the Product Trademarks and the other Party’s Housemarks by such Party is accompanied by an acknowledgement that such Product Trademarks are owned by Aerie and such Housemarks are owned by the other Party; (ii) not use such Product Trademarks or the other Party’s Housemarks in a way that might materially prejudice their distinctiveness or validity or the goodwill of the other Party therein; and (iii) not use any trademarks or trade names so resembling any of such Product Trademarks or the other Party’s Housemarks as to be likely to cause confusion or deception. All use of the other Party’s Housemarks shall be subject to the prior written approval of such other Party. Each Party shall comply with the other Party’s trademark policies and guidelines when using such other Party’s Housemarks and shall upon written request provide samples and specimens of any intended or prior use of such other Party’s Housemarks.
(c)Santen will not have, assert or acquire any right, title or interest in or to any Aerie Housemarks or Product Trademarks or the goodwill pertaining thereto, and Aerie will not have, assert or acquire any right, title or interest in or to any Santen Housemarks or the goodwill pertaining thereto, in each case by means of entering into or performing under this Agreement, except in each case for the limited licenses explicitly provided in this Agreement. Santen shall not use or register any mark or domain name or social media account which is confusingly similar to the Aerie Housemarks or Product Trademarks, without the prior written consent of Aerie, and Aerie shall not use or register any mark or domain name or social media account which is confusingly similar to the Santen Housemarks, without the prior written consent of Santen. Santen shall not market any Products under any trademarks other than the Product Trademarks approved by Aerie. Santen shall not use the Product Trademarks in connection with any products or services other than the applicable Product under this Agreement.
(d)To the extent required by applicable Law in a country or other jurisdiction in the New Territory, the Promotional Materials, packaging, and product labeling used in connection with the Products in such country or other jurisdiction shall contain the Housemarks of Aerie and Santen or their Affiliates, as applicable.
8.8.4Enforcement of Product Trademarks. Aerie shall have the sole right and responsibility for taking such action as Aerie deems necessary against a Third Party based on any alleged, threatened, or actual infringement, dilution, misappropriation, or other violation of, or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party in the New Territory. [***] relating to any enforcement action commenced pursuant to this Section 8.8.4 and any settlements and judgments with respect thereto, and shall retain any damages or other amounts collected in connection therewith. In the event Aerie does not elect to enforce any Product Trademarks in the New Territory, Santen shall be entitled to do so in the New Territory, [***] with Aerie’s prior written consent, not to be unreasonably withheld, conditioned or delayed.
8.8.5Third Party Claims. [***] shall have the sole right and responsibility for defending against any alleged, threatened, or actual claim by a Third Party that the use or registration of the Product Trademarks in the New Territory infringes, dilutes, misappropriates, or otherwise violates any trademark or other right of that Third Party or constitutes unfair trade practices or any other like offense, or any other claims as may be brought by a Third Party against a Party in connection with the use of the Product Trademarks with respect to a Product in the New Territory. [***] shall bear the costs and expenses relating to any defense commenced pursuant to this Section 8.8.5 and any settlements and judgments with respect thereto, and shall retain any damages or other amounts collected in connection therewith.
8.8.6Notice and Cooperation. Each Party shall provide to the other Party prompt written notice of any actual or threatened infringement of the Product Trademarks in the New Territory and of any actual or threatened claim that the use of the Product Trademarks in the New Territory violates the rights of any Third Party, promptly after becoming aware of the foregoing. [***] agrees to cooperate fully with [***] , at [***] sole cost and expense, with respect to any enforcement action or defense commenced pursuant to this Section 8.8. [***] shall consult with [***] and consider any input from [***] in good faith with respect to the registration, prosecution, maintenance, enforcement or defense of any Product Trademarks used in connection with any Products.

Article 9. REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 9.1Mutual Representations and Warranties. Each Party represents and warrants to the other Party, as of the Effective Date, that:
(a)it is duly incorporated and validly existing, in the case of Aerie, under the Law of Ireland, and in the case of Santen, Switzerland, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;
(b)it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;
(c)this Agreement is legally binding upon it and enforceable in accordance with its terms and the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate action and do not and will not: (x) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, or violate any material applicable Law or (y) require any consent or approval of its stockholders or similar action; and
(d)it is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement.
Section 9.2Additional Aerie Representations and Warranties. Aerie represents and warrants to Santen that, as of the Effective Date:
(a)Aerie has full legal or beneficial title and ownership of, or an exclusive license to, the Aerie Patents listed on Exhibit B as of the Effective Date (the “Existing Patents”) as is necessary to grant the licenses (or sublicenses) to Santen to such Aerie Patents that Aerie purports to grant pursuant to this Agreement;
(b)Aerie has the rights necessary to grant the licenses to Santen under Aerie Know-How that Aerie purports to grant pursuant to this Agreement;
(c)the Aerie Patents owned by Aerie, and to Aerie’s knowledge the Aerie Patents licensed to Aerie, are not subject to any liens or encumbrances, and Aerie has not, and will not during the Term, grant any right to any Third Party under or with respect to the Aerie IP that would conflict with the rights granted to Santen hereunder or terminate any rights granted by a Third Party to Aerie or its Affiliates that are further granted to Santen hereunder;
(d)no claim or action has been brought or, to Aerie’s knowledge, threatened by any Third Party alleging that (i) the Existing Patents (except for European Patent No. 3461484) are invalid or unenforceable or (ii) use of the Aerie IP existing as of the Effective Date infringes or misappropriates or would infringe or misappropriate Patent Rights or any right of any Third Party (other than [***]), and no Aerie Patent is the subject of any interference, opposition, cancellation or other protest proceeding. Aerie has not received any written notice from any Third Party asserting or alleging that the development, manufacture, use or sale of any Product infringes the rights of such Third Party in the New Territory;
(e)to Aerie’s knowledge, there are no pending actions, claims, investigations, suits or proceedings against Aerie or its Affiliates, at law or in equity, or before or by any Regulatory Authority, and neither Aerie nor any of its Affiliates has received any written notice regarding any pending or threatened actions, claims, investigations, suits or proceedings against Aerie or such Affiliate, at law or in equity, or before or by any Regulatory Authority, in either case with respect to the Aerie IP existing as of the Effective Date;

(f)to Aerie’s knowledge, no Third Party, including any current or former employee or consultant of Aerie, is infringing or misappropriating or has infringed or misappropriated the Aerie IP existing as of the Effective Date; and
(g)to Aerie’s knowledge, no material safety, efficacy, or regulatory claims or allegations have been alleged in writing by any Governmental Authority that would preclude Santen from Developing, Commercializing and otherwise Exploiting the Products in the Field in the New Territory in compliance with applicable Laws.

Section 9.3Covenants.
(a)Employees, Consultants and Contractors. Each Party covenants that it has obtained or will obtain written agreements from each of its employees, consultants, contractors, agents and Sublicensees who perform Development activities pursuant to this Agreement or otherwise participate in the Exploitation of Products pursuant to this Agreement, which agreements will obligate such persons to obligations of confidentiality and non-use and to assign inventions in a manner consistent with the provisions of this Agreement.
(b)Debarment. Each Party represents, warrants and covenants to the other Party that it is not debarred, excluded, disqualified, or the subject of disbarment, exclusion or disqualification proceedings under the U.S. Food, Drug and Cosmetic Act or comparable Laws in any country or jurisdiction other than the U.S. and, to its knowledge, does not, and will not during the Term knowingly, employ or use, directly or indirectly, including through Affiliates or Sublicensees, the services of any person who is debarred, excluded, disqualified, or the subject of disbarment, exclusion or disqualification proceedings in connection with activities relating to any Product. In the event that either Party becomes aware of the debarment, exclusion or disqualification or threatened debarment, exclusion or disqualification of any person providing services to such Party, directly or indirectly, including through Affiliates or Sublicensees, which directly or indirectly relate to activities contemplated by this Agreement, such Party shall promptly notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.
(c)Compliance. Each Party shall comply with applicable Law in the course of performing its obligations or exercising its rights pursuant to this Agreement. No Party (nor any of their Affiliates) shall be required under this Agreement to take any action or to omit to take any action otherwise required to be taken or omitted by it under this Agreement if the taking or omitting of such action, as the case may be, could in its reasonable opinion violate any settlement, consent order, corporate integrity agreement, or judgment to which it may be subject from time to time during the Term. Notwithstanding anything to the contrary in this Agreement, no Party nor any of its Affiliates shall be required to take, or shall be penalized for not taking, any action that such Party reasonably believes is not in compliance with applicable Law.
(i)Each Party agrees, on behalf of itself and its officers, directors, employees, Affiliates and agents, that, in connection with the matters that are the subject of this Agreement, and the performance of its obligations hereunder: (A) it will comply with the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable Law relating to or concerning public or commercial bribery or corruption (collectively, “Anti-Bribery and Anti-Corruption Laws”) and its applicable anti-corruption policies (“Anti-Corruption Policies”), and will not take any action that will cause the other Party or its Affiliates to be in violation of any such laws or policies; (B) it will not, directly or indirectly, pay, offer or promise to pay, or authorize the payment of any money, or give, offer or promise to give or authorize the giving of anything of value to any Public Official or Entity for the purpose of influencing the acts of such Public Official or Entity to induce them to use their influence with any Governmental Authority, or obtaining or retaining business or any improper advantage in connection with this Agreement, or that would otherwise violate any Anti-

Bribery and Anti-Corruption Laws or Anti-Corruption Policies; and (C) it will not directly or indirectly solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti-Bribery and Anti-Corruption Laws or the Anti-Corruption Policies.
(ii)Each Party, on behalf of itself and its officers, directors, employees, Affiliates, agents and representatives, represents and warrants to the other Party that, in connection with the matters that are the subject of this Agreement, and the performance by each Party of its obligations hereunder: (A) to its knowledge, as of the Effective Date, it and its Affiliates have not committed any Material Anti-Corruption Law Violation; and (B) to its knowledge, none of its contracts, licenses or other assets that are the subject of this Agreement were procured in violation of the Anti-Bribery and Anti-Corruption Laws.
(iii)Each Party will keep and maintain accurate books, accounts, invoices and reasonably detailed records in connection with the performance of its obligations under, and payments made in connection with, this Agreement, including all records required to establish compliance with the provisions of this Section 9.3(c), until the later of (A) [***] after the end of the period to which such books and records pertain or (B) the expiration of the applicable statute of limitations (or any extension thereof).
(iv)If a Party becomes aware that any of its officers, directors or employees becomes during the Term a Public Official or Entity in a position to take or influence official action for or against a Party in connection with the performance of its obligations under this Agreement, that Party will promptly notify the other Party. A Party shall notify the other Party upon receiving a formal notification that it is the target of a formal investigation by a Governmental Authority for a Material Anti-Corruption Law Violation or upon receipt of information from any of its representatives that any of them is the target of a formal investigation by a Governmental Authority for a Material Anti-Corruption Law Violation in connection, in either case in connection with this Agreement.
(v)If either Party requests that any other Party complete a compliance certification certifying compliance with this Section 9.3(c), which request shall occur no more than twice in the first Calendar Year that a Party makes such request and once per Calendar Year thereafter, such other Party shall promptly complete and deliver such compliance certification truthfully and accurately. If either Party requests, in connection with a corporate integrity agreement or similar arrangement with a Governmental Authority, that any other Party complete a compliance certification certifying adherence to and compliance with such other Party’s code of conduct and compliance program with respect to such other Party’s activities under this Agreement, which request shall occur no more than once per Calendar Year, such other Party shall cooperate with the first Party to promptly complete and deliver such compliance certification truthfully and accurately, and should there be reasonable additional requests of such other Party as a result of a corporate integrity agreement or similar arrangement with a Governmental Authority of the requesting Party, such other Party shall comply with such requests.
(vi)In the event that a Party has a good faith reason to believe that the other Party may be in breach or violation of any representation, warranty or undertaking in this Section 9.3(c), such Party shall have the right to conduct an examination and audit of relevant books and records of the other Party and, during the pendency of such examination, to suspend any obligations on the part of such Party to the other Party, other than the obligation to pay any payments payable to the other Party pursuant to this Agreement. In the event that a Party becomes aware, whether or not through audit, that the other Party is in breach of or in violation of any representation, warranty or undertaking in this Section 9.3(c), then that Party shall have the right to take such steps as are reasonably necessary in order to avoid a violation or continuing violation of the Anti-Bribery and Anti-Corruption Laws, including by requesting such additional representations, warranties, undertakings and other provisions including a further audit as it believes in good faith are reasonably necessary.

(d)No Grant of Conflicting Rights. No Party nor any of its respective Affiliates will, during the Term, enter into any agreements or grant any right, title or interest to any Person that is inconsistent with the rights and licenses granted to the other Party hereunder, and each Party will maintain and keep in full force and effect all agreements necessary to perform its obligations, and grant the rights granted to the other Party, hereunder.
Section 9.4Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 9, NO PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR VALIDITY OF PATENT CLAIMS. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY THAT EITHER PARTY WILL BE SUCCESSFUL IN OBTAINING ANY PATENT RIGHTS, OR THAT ANY PATENT RIGHTS WILL ISSUE BASED ON A PENDING APPLICATION. WITHOUT LIMITING THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES EXPRESSLY SET FORTH HEREIN, EACH PARTY SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT THE PRODUCTS WILL BE SUCCESSFUL, IN WHOLE OR IN PART.
Article 10. INDEMNIFICATION
Section 10.1 Indemnity.
10.1.1By Aerie. Aerie agrees to defend Santen, its Affiliates, and each of their respective directors, officers, employees and agents (the “Santen Indemnified Parties”), at Aerie’s cost and expense, and will indemnify and hold Santen and the other Santen Indemnified Parties harmless from and against any claims, losses, costs, damages, fees or expenses (including reasonable legal fees and expenses) (collectively, “Losses”) in connection with any claims, actions, demands, suits or proceedings brought by a Third Party (including product liability claims) (a “Third Party Claim”) to the extent arising out of or resulting from (a) the gross negligence or willful misconduct of Aerie, its Affiliates or their respective Sublicensees or subcontractors in connection with this Agreement; (b) the breach of this Agreement or any of the representations, warranties or covenants made hereunder by Aerie; (c) the research, Development, Manufacture, Commercialization or other Exploitation of any Product by or on behalf of Aerie or its Affiliates or their respective Sublicensees outside the Combined Territory (including from product liability claims), or (d) the Development and/or Manufacture of any such Product by or on behalf of Aerie or its Affiliates or their respective Sublicensees in the Combined Territory for Commercialization outside the Combined Territory or within the Combined Territory (including from product liability claims); except, in each case, to the extent such Losses result from clause (a), (b), (c), or (d) of Section 10.1.2.
10.1.2By Santen. Santen agrees to defend Aerie, its Affiliates and their respective directors, officers, employees and agents (the “Aerie Indemnified Parties”), at Santen’s cost and expense, and will indemnify and hold Aerie and the other Aerie Indemnified Parties harmless from and against any Losses in connection with any Third Party Claims to the extent arising out of or resulting from (a) the gross negligence or willful misconduct of Santen, its Affiliates, or their respective Sublicensees, Distributors or subcontractors in connection with its activities under this Agreement; (b) the breach of this Agreement or any of the representations, warranties or covenants made hereunder by Santen; (c) the research, Development, Manufacture, Commercialization or other Exploitation of any Product by or on behalf of Santen or its Affiliates or their respective Sublicensees, Distributors or subcontractors (including from product liability claims) in or for the New Territory (including as a result of Aerie not transferring a Marketing Approval where Aerie is required to maintain the Marketing Approval in its name under applicable Law pursuant to Section 5.1.1); or (d) the exercise of the licenses or sublicenses granted under this Agreement; except, in each case, to the extent such Losses result from clause (a), (b) or (c) of Section 10.1.1.

Section 10.2 Procedure.
10.2.1Notice. The indemnified Party (“Indemnitee”) will promptly notify the indemnifying Party (“Indemnitor”) in writing of the assertion or the commencement of the relevant Third Party Claim; provided, however, that any failure or delay to notify shall not excuse any obligation of the Indemnitor, except to the extent the Indemnitor is actually prejudiced thereby. Such notice must contain a description of the claim and the nature and amount of any Losses (to the extent that the nature and the amount of such Losses is known at such time). The Indemnitee shall furnish promptly to the Indemnitor copies of all papers and official documents received in respect of any Losses and Third Party Claims.
10.2.2Control of Defense. The Indemnitee hereby grants the Indemnitor the right to assert sole management and control, at the Indemnitor’s sole expense, of the defense of such Third Party Claim and its settlement; provided, however, that the Indemnitor shall not settle any such Third Party Claim without the prior written consent of the Indemnitee if such settlement does not include a complete release from liability or if such settlement would involve the Indemnitee undertaking an obligation (including the payment of money by the Indemnitee), would bind or impair the Indemnitee, or includes any admission of wrongdoing by the Indemnitee or that any intellectual property or proprietary right of Indemnitee or this Agreement is invalid, narrowed in scope or unenforceable. The assertion of the defense of a Third Party Claim by the Indemnitor shall not be construed as an acknowledgment that the Indemnitor is liable to indemnify the Indemnitee in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnitor of any defenses it may assert against the Indemnitee’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnitor may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnitor, which shall be reasonably acceptable to the Indemnitee. In the event the Indemnitor assumes the defense of a Third Party Claim, except as provided in this Section 10.2.2, the Indemnitor shall not be liable to the Indemnitee for any legal expenses subsequently incurred by such Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim unless specifically requested in writing by the Indemnitor. In the event that it is ultimately determined that the Indemnitor is not obligated to indemnify, defend or hold harmless the Indemnitee from and against the Third Party Claim, the Indemnitee shall reimburse the Indemnitor for any Losses incurred by the Indemnitor in defense of the Third Party Claim. The Indemnitee shall have the right (at its own expense) to be present in person or through counsel at all legal proceedings giving rise to the right of indemnification. Notwithstanding the foregoing, the Indemnitee will have the right to employ separate counsel at the Indemnitor’s expense and to control its own defense of the applicable Third Party Claim if: (a) the employment thereof, and the assumption by the Indemnitor of such expense, has been specifically authorized by the Indemnitor in writing, (b) the Indemnitor has failed to assume the defense and employ counsel in accordance with this Section 10.2.2 (in which case, the Indemnitee shall control the defense), (c) there are or may be legal defenses available to the Indemnitee that are different from or additional to those available to the Indemnitor, or (d) in the reasonable opinion of counsel to the Indemnitee, a conflict or potential conflict exists between the Indemnitee and the Indemnitor that would make such separate representation advisable; provided that in no event will the Indemnitor be required to pay fees and expenses under this sentence for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions. In such event, the Indemnitee shall not settle or compromise such Third Party claim without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld, conditioned or delayed. The Indemnitor shall not be liable for any settlement, compromise or other voluntary disposition of a Loss by an Indemnitee that is reached without the written consent of the Indemnitor.
10.2.3Cooperation. Regardless of whether the Indemnitor chooses to defend or prosecute any Third Party Claim, Indemnitee shall, and shall cause each other indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnitor to, and reasonable retention by the Indemnitee of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnitor shall reimburse the Indemnitee for all of its reasonable out-of-pocket expenses paid or payable to Third Parties in connection therewith as set forth in Section 10.2.4.
10.2.4Expenses. The reasonable and verifiable costs and expenses, including costs, expenses, fees and disbursements of counsel, incurred by the Indemnitee pursuant to Section 10.2.3 shall be reimbursed on a monthly basis in arrears by the Indemnitor, without prejudice to the Indemnitor’s right to contest the Indemnitee’s right to indemnification and subject to refund in the event the Indemnitor is ultimately held not to be obligated to indemnify the Indemnitee.
Article 11.LIMITATIONS OF LIABILITY
Section 11.1 LIMITATION OF DAMAGES. EXCEPT FOR WILLFUL MISCONDUCT, IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY WITH RESPECT TO THIS AGREEMENT FOR ANY PUNITIVE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS SET FORTH IN THIS SECTION 11.1 SHALL NOT APPLY WITH RESPECT TO ANY BREACH OF ARTICLE 12. NOTHING IN THIS SECTION 11.1 WILL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER ARTICLE 10 WITH RESPECT TO ANY DAMAGES PAID OR REQUIRED TO BE PAID TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM.
Section 11.2 Insurance. Each of the Parties will, at their own respective expense, procure and maintain during the Term, insurance policies consistent with the normal business practices of prudent biopharmaceutical companies of similar size and scope (or reasonable self-insurance sufficient to provide materially the same level and type of protection). Such insurance will not create a limit to either Party’s liability hereunder.
Article 12. CONFIDENTIALITY
Section 12.1 Confidential Information.
12.1.1Confidential Information. Each Party (the “Receiving Party”) may receive during the course and conduct of activities under this Agreement, certain proprietary or confidential information of the other Party (the “Disclosing Party”) as furnished to the Receiving Party by or on behalf of the Disclosing Party. The term “Confidential Information” means all ideas and information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, which are transferred, disclosed or made available by Disclosing Party or at the request of Receiving Party, including any of the foregoing of Affiliates or Third Parties. Notwithstanding anything to the contrary in the foregoing, (a) any information that includes Aerie Know-How or Aerie Improvements shall be Confidential Information of Aerie, and Aerie shall be deemed the Disclosing Party thereof for purposes of this Article 12, (b) Collaboration IP shall be deemed to be the Confidential Information of the Parties, and the Parties shall be deemed to be the Disclosing Party and the Receiving Party with respect thereto for purposes of this Article 12, and (c) any other information disclosed by or on behalf of Aerie hereunder to Santen that is necessary for the Exploitation of any Product shall, for the avoidance of doubt, be the Confidential Information of the Parties for purposes of this Article 12.

12.1.2Restrictions. During the Term and for [***] thereafter (or, for any trade secret, for so long as the Disclosing Party maintains such trade secret as a trade secret), Receiving Party will keep all Disclosing Party’s Confidential Information in confidence with the same degree of care with which Receiving Party holds its own confidential information (but in no event less than a commercially reasonable degree of care). Receiving Party will not use Disclosing Party’s Confidential Information except in connection with the performance of its obligations and exercise of its rights under this Agreement. Receiving Party has the right to disclose Disclosing Party’s Confidential Information without Disclosing Party’s prior written consent to Receiving Party’s Affiliates and their employees, subcontractors, consultants or agents who have a need to know such Confidential Information in order to perform its obligations and exercise its rights under this Agreement and who are bound by restrictions on use and disclosure consistent with this Section 12.1.2. Receiving Party will use diligent efforts to cause those entities and persons to comply with the restrictions on use and disclosure in this Section 12.1.2. Receiving Party assumes responsibility for those entities and persons maintaining Disclosing Party’s Confidential Information in confidence and using same only for the purposes described herein.
12.1.3Exceptions. Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information will not apply to the extent that Receiving Party can demonstrate with documentary evidence that the Disclosing Party’s Confidential Information: (a) was known to Receiving Party or any of its Affiliates prior to the time of disclosure without any obligation of confidentiality with respect to such information (provided that subsection (a) shall not apply to Santen’s obligation of nondisclosure and the limitations upon the right to use any information that includes Aerie IP or Aerie Improvements that is first disclosed by Santen to Aerie); (b) is or becomes public knowledge through no wrongful act, fault or omission of Receiving Party or any of its Affiliates; (c) is subsequently obtained by Receiving Party or any of its Affiliates from a Third Party not known by the Receiving Party after due inquiry to be under an obligation of confidentiality; (d) has been independently discovered or developed by employees, subcontractors, consultants or agents of Receiving Party or any of its Affiliates without the aid, application or use of Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records; or (e) was released from the restrictions set forth in this Agreement by express prior written consent of the Disclosing Party.
12.1.4Permitted Disclosures. Receiving Party may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:
(a)in order to comply with applicable Law (including any securities law or regulation or the rules of a securities exchange or as a requirement in filing for an International Nonproprietary Name (INN) or the like) or with a legal or administrative proceeding, or in connection with prosecuting or defending litigation;
(b)in connection with prosecuting and defending litigation, Marketing Approvals and other Regulatory Filings and communications, and filing, prosecuting and enforcing Patent Rights in connection with Receiving Party’s rights and obligations pursuant to this Agreement; and
(c)in connection with exercising its rights hereunder, to its Affiliates, potential and future collaborators (including Sublicensees), advisors, or independent contractors; and, to the extent necessary in connection with their evaluation of potential or actual investment, financing, acquisition or other transaction, investment bankers, legal or other advisors, investors, lenders, financial partners and their attorneys and agents, acquirers or permitted assignees who have a need to know and are under written confidentiality and non-use agreements at least as restrictive as hereunder, but may be of shorter duration (except for trade secrets which shall be maintained as confidential as long as they are trade secrets) to the extent such shorter duration is reasonable and customary in the case of investment bankers, legal or other advisors, investors, lenders, or financial partners and their attorneys and agents;

provided, however, that (1) with respect to Sections 12.1.4(a) or 12.1.4(b), where reasonably possible, Receiving Party will notify Disclosing Party of Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed and, in the event that no protective order or other remedy is obtained, or the Disclosing Party waives compliance with the terms of this Agreement, the Receiving Party shall furnish only that portion of Confidential Information that the Receiving Party is advised by counsel is legally required to be disclosed; and (2) with respect to Section 12.1.4(c), (A) each of those named people and entities are bound by restrictions on use and disclosure consistent with Section 12.1.2 (other than advisors, investment bankers, investors and lenders, which must be bound prior to disclosure by commercially reasonable obligations of confidentiality) and (B) financial terms shall not be disclosed to any such potential acquirer or investor if it has a competing product to any Product.
12.1.5Use of Name. Except as expressly provided herein, no Party shall mention or otherwise use the name, logo or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 12.1.5 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the Disclosing Party’s counsel, is required by applicable Law (including any securities law or regulation or the rules of a securities exchange or as a requirement in filing for an International Nonproprietary Name (INN) or the like) or with a legal or administrative proceeding, or in connection with prosecuting or defending litigation; provided that such Party shall submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon.

Section 12.2 Terms of this Agreement; Public Announcements.
12.2.1The Parties agree that the terms of this Agreement will be treated as Confidential Information of the Parties, and thus may be disclosed only as permitted by this Agreement. Except as required by Law or as permitted under Section 12.1.4, each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed. Without limiting Section 12.1.4, the Parties agrees to seek reasonable and customary redactions in any filing of this Agreement with the SEC.
12.2.2The Parties agree that each Party may issue future announcements concerning the advancement of a Product; provided that, except as permitted under Section 12.1.4, any such announcement by Aerie has been mutually agreed upon by the Parties (such agreement not to be unreasonably withheld, conditioned, or delayed) or contains only information that has been previously publicly announced. The foregoing notwithstanding, Aerie may publicly announce the achievement and amount of any milestone entitling Aerie to receive a payment; provided that, except as permitted under Section 12.1.4, Aerie shall submit to Santen for prior review a draft of the proposed announcement and reasonably consider comments made by Santen and, to the extent practicable if so desired by Santen, the Parties shall coordinate the timing of any such release.
Section 12.3 Publication.
12.3.1Subject to the requirements of this Article 12, each Party who conducted the relevant research or study in the performance of its obligation under this Agreement will have the sole right to publish and make scientific presentations, issue press releases (except with respect to the terms of this Agreement, which is governed by Section 12.2) or make other public disclosures with respect to such research or study consistent with such Party’s publication policy. The other Party will not issue any such publications without such Party’s prior written consent, except as required by applicable Law or as otherwise permitted under this Agreement. Notwithstanding the foregoing, any such publication or presentation to be made by each Party that names the other Party will require the prior written consent of the other Party.
12.3.2The Party that is entitled under this Section 12.3 to make a publication or presentation (the “Publishing Party”) will deliver to the other Party (the “Non-Publishing Party”) a copy of the proposed written publication or outline of presentation to be made by the Publishing Party at least thirty (30) days in advance of submission (or, where a copy of such publication or presentation is not available at such time, a draft or outline of such publication or a description of such presentation), and the Non-Publishing Party will have the right to: (a) require a delay of submission of not more than sixty (60) days to enable the filing of patent applications and information from such proposed publication or presentation in accordance with this Agreement; and (b) prohibit disclosure of any of the Non-Publishing Party’s Confidential Information in any such proposed publication or presentation. If the Non-Publishing Party has not provided any comments or otherwise exercised its rights as described in this Section 12.3.2 within thirty (30) days of receiving a copy of such proposed written publication or outline of presentation, the Publishing Party shall be free to submit such publication or to orally disclose or publish the disclosed information in a manner consistent with this Article 12.
Section 12.4 Attorney-Client Privilege. No Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under the applicable Law of any jurisdiction as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties may become joint defendants in proceedings to which the information covered by such protections and privileges relates and may determine that they share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such event, may enter into a joint defense agreement setting forth, among other things, the foregoing principles but are not obligated to do so.

Section 12.5 Survival. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 12.1.2.
Article 13. TERM & TERMINATION
Section 13.1 Term. The term of this Agreement shall commence on the Effective Date, and unless terminated earlier as provided in this Article 13, shall continue in full force and effect, on a [***] basis, until expiration of the obligation to make payments under this Agreement with respect to each Product in each country or region (the “Term”).
Section 13.2 Termination by Aerie.
13.2.1Santen Breach. Aerie will have the right to terminate this Agreement in the event of any material breach by Santen of any terms and conditions of this Agreement; provided, however, that such termination will not be effective if such breach has been cured within [***] after written notice thereof is given by Aerie to Santen specifying the nature of the alleged breach; provided further, however, if such breach (except for payment breaches or breaches not subject to cure pursuant to the foregoing) is not reasonably subject to cure within [***] after receipt of written notice thereof, then Santen shall have an additional [***] to effect such cure provided that Santen is undertaking Commercially Reasonable Efforts to cure such breach during such additional [***] and shall have provided to Aerie a written plan intended to cure such breach within such additional period. Notwithstanding the foregoing in this Section 13.2.1, in the event of a good faith dispute as to whether a material breach by Santen allowing for termination hereunder has occurred, the foregoing cure period with respect thereto will be tolled pending final resolution of such dispute in accordance with the terms of this Agreement; provided, however, if such dispute relates to payment, such tolling of the cure period will only apply with respect to payment of the disputed amounts, and not with respect to any undisputed amount.
13.2.2Santen Bankruptcy or Insolvency. Aerie will have the right to terminate this Agreement if, at any time, Santen: (a) files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of Santen or of its assets, in each case that is not dismissed within [***] after the filing thereof; (b) is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed within [***] after the filing thereof; (c) passes a resolution for its winding up or proposes to be or is a party to any dissolution or liquidation; or (d) makes or will make an assignment of substantially all of its assets for the benefit of its creditors.
13.2.3Termination for Patent Challenge. Aerie will have the right to terminate this Agreement immediately upon written notice to Santen if Santen or any of its Sublicensees or Affiliates initiates or asserts any Patent Challenge and fails to initiate rescission of such Patent Challenge within [***] after such written notice and thereafter fails to rescind such Patent Challenge within [***] after such written notice. In the event any Sublicensee (or any Person acting on its behalf) of Santen initiates or asserts any Patent Challenge in any forum, Santen shall, upon written request by Aerie, immediately terminate the applicable sublicense agreement with such Sublicensee.
13.2.4Termination for Breach of Diligence Obligation. . In addition to Aerie’s rights under Section 13.2.1, Aerie will have the right to terminate this Agreement on (i) [***] with respect to all Products, or (ii) [***] with respect to one or more Products, in each of clause (i) and (ii), in the case of breach by Santen of its obligations under Section 6.3 with respect to such country or such one or more Products in such country, reasonable evidence thereof to be provided by Aerie to Santen, provided that Santen has not cured such breach within [***] after receipt of Aerie’s written notice to Santen of termination pursuant to this Section 13.2.4, and provided further that Aerie’s rights under this Section 13.2.4 shall not apply to the countries in the European Union, which termination rights therefor shall be as set forth in Section 13.2.1.

Section 13.3 Termination by Santen.
13.3.1Aerie Breach. Santen will have the right to terminate this Agreement in the event of any material breach by Aerie of any terms and conditions of this Agreement; provided, however, that such termination will not be effective if such breach has been cured within [***] after written notice thereof is given by Santen to Aerie specifying the nature of the alleged breach; provided further, however, if such breach (except for payment breaches) is not reasonably subject to cure within [***] after receipt of written notice thereof, then Aerie shall have an additional [***] to effect such cure provided that Aerie is undertaking Commercially Reasonable Efforts to cure such breach during such additional [***] and shall have provided to Santen a written plan intended to cure such breach within such additional period. Notwithstanding the foregoing in this Section 13.3.1, in the event of a good faith dispute as to whether a material breach by Aerie allowing for termination hereunder has occurred, the foregoing cure period with respect thereto will be tolled pending final resolution of such dispute in accordance with the terms of this Agreement; provided, however, if such dispute relates to payment, such tolling of the cure period will only apply with respect to payment of the disputed amounts, and not with respect to any undisputed amount.
13.3.2Aerie Bankruptcy or Insolvency. Santen will have the right to terminate this Agreement if, at any time, Aerie: (a) files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of Aerie or of its assets, in each case that is not dismissed within [***] after the filing thereof; (b) is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed within [***] after the filing thereof; (c) passes a resolution for its winding up or proposes to be or is a party to any dissolution or liquidation; or (d) makes or will make an assignment of substantially all of its assets for the benefit of its creditors. In the event Santen exercises its right to terminate this Agreement in accordance with the prior sentence, there shall be no effect on the application and implementation of Sections 14.2 and 14.4 which Sections 14.2 and 14.4 shall continue to apply in all respects notwithstanding the occurrence of any of the events mentioned in the prior sentence or the termination by Santen of this Agreement as a result of any of such events.
13.3.3Discretionary Termination. Santen, in its sole discretion, may terminate this Agreement in its entirety upon delivery of at least [***] prior written notice to Aerie if Santen [***] (including, without limitation, due to [***]).
13.3.4Termination due to [***].
(a)Santen, in its sole discretion, may terminate this Agreement, with respect to China only, during the period of [***] after Marketing Approval of the Rhopressa Product in China (such [***] period, the “[***]”), if (i) [***] and (ii) either of the following occurred: (A) [***], or (B) [***] that (1) any of the Products [***] or (2) [***] (clause (A) or (B), a “[***]”); provided, however, that, notwithstanding the foregoing, in the event that Santen is a party to a pending court proceeding that may reasonably be expected to result in the outcome described in [***], Santen shall not [***] unless and until [***], in which case (x) Santen shall be entitled to [***] (a “[***]”), and (y) Aerie shall be obligated to [***]; and provided further that if such [***], Santen shall not have the right to [***]. Santen may terminate this Agreement, with respect to China, pursuant to this Section 13.3.4(a) by providing written notice delivered to Aerie [***] after a [***] (without a [***]) or a [***] (without a [***]), as applicable.
(b)In the event that neither clause (A) nor clause (B) of Section 13.3.4(a) occurs within the [***], the Parties will discuss in good faith to evaluate any issues arising from the [***]; provided, however, that Santen shall have the right to terminate this Agreement, with respect to China, [***], which claim or allegation would reasonably be expected to result in a Damages Award against Santen; provided further, however, that in the event of such termination [***], (i) Santen shall not be entitled to any portion of the Termination Refund and (ii) in the event of any subsequent Damages Award, (x) Aerie’s aggregate liability for such Damages Award shall be [***] and (y) [***], which obligation and liability shall survive termination of this Agreement.
Section 13.4 Effects of Expiration and Termination. Following the expiration of the Term, the licenses granted to Santen pursuant to Section 4.1.1 shall become perpetual, irrevocable, royalty-free and fully paid up. Upon termination by a Party, as applicable, under Section 13.2 or Section 13.3 (or, to the extent this Agreement is terminated solely with respect to a particular Product, then the remainder of this Section 13.4 shall only apply to the terminated Product), the following shall apply:

13.4.1 Ongoing Clinical Studies. If Santen (or any of its Affiliates, including Santen Japan) is conducting (or having conducted on its behalf) any on-going clinical studies for which it (or such Affiliate) has responsibility hereunder in which patient dosing has commenced (including any post-approval safety study), Santen shall, subject to Aerie’s rights under Section 13.5, either (a) transfer (or cause the transfer of) responsibility for such clinical studies to Aerie, or (b) responsibly wind-down (or cause such wind-down), in accordance with accepted pharmaceutical industry norms and ethical practices, and in the case of (a) and (b) Santen will be responsible for any costs associated therewith.

13.4.2 Termination of Licenses and Sublicense; Payments. Except as set forth herein, all relevant licenses and sublicenses granted under Article 4, as of the effective date of such termination, shall terminate automatically unless otherwise agreed by the Parties. All undisputed amounts due or payable to a Party hereunder that were accrued prior to the date of termination shall remain due and payable.

13.4.3 Destruction of Confidential Information. Each Party shall destroy or cause to be destroyed (or, at the other Party’s written request, return or cause to be returned) all Confidential Information of the other Party in the possession of such Party or its Affiliates or Sublicensees as of the effective date of expiration or termination (with the exception of one copy of such Confidential Information, which may be retained by the legal department of the Party that received such Confidential Information to confirm compliance with the non-use and non-disclosure provisions of this Agreement), and any Confidential Information of the other Party contained in its laboratory notebooks or databases; provided that each Party may retain and continue to use such Confidential Information of the other Party to the extent necessary to exercise any surviving rights, licenses or obligations under this Agreement. Notwithstanding the foregoing, a Party shall not be required to destroy any computer files created during automatic system back up that are subsequently stored securely by it and not readily accessible to its employees, consultants, or others who received Confidential Information under this Agreement. Santen shall destroy or cause to be destroyed, or at Aerie’s option, return or cause to be returned to Aerie, all Materials of Aerie in the possession of Santen or its Affiliates or Sublicensees as of the effective date of expiration or termination.
13.4.4Termination Refund.
(a)    Termination Refund in China. In the event that Santen terminates this Agreement pursuant to Section 13.3.4, with respect to China, within the [***], Aerie shall make a refund to Santen (the “Termination Refund”) equal to [***] of the upfront payment paid by Santen to Aerie pursuant to Section 7.1 less any amount of the Aerie Damages Share already paid to Santen pursuant to Section 6.7.3; provided, however, that in the event of a subsequent Damages Award, Santen shall be obligated to contribute or refund the Termination Refund toward payment of the Damages Award, which obligation shall survive termination of this Agreement.
Section 13.5 Product Reversion. Upon termination by Aerie pursuant to Section 13.2 or by Santen pursuant to Section 13.3.3 or Section 13.3.4 , with respect to each Product in the New Territory or, as applicable, in China (a “Reversion Product”), within thirty (30) days after the earlier of delivery of notice of such termination or the effective date of such termination, Aerie may request to Santen in writing that the Parties work in good faith to agree upon a transition plan to coordinate their obligations under this Section 13.5 in an efficient manner, in which case the following shall apply to the extent applicable:
(a)To the extent that Santen or its Affiliates holds any Regulatory Filings and/or Marketing Approvals applicable to the Reversion Products, at Aerie’s request Santen shall (and shall cause its Affiliates to) transfer any of their respective rights, title and interests therein (to the extent permitted) to Aerie or its designee at Aerie’s sole cost and expense. The exploitation of a Regulatory Filing in any such terminated country or region will be subject to subsequent agreement by the Joint Steering Committee pursuant to Section 2.1.5. At Aerie’s request, a copy of all material documents necessary to further Exploit the Reversion Products and that otherwise relate to the Reversion Products, to the extent Controlled by Santen or its Affiliates, and all of Santen’s and its Affiliates’ right, title and interest therein and thereto, shall be provided to Aerie or its designee as promptly as reasonably practicable thereafter (to the extent permitted), at Aerie’s sole cost and expense. At Aerie’s request, any existing agreements between Santen or its Affiliates and any Third Party that are solely related to the Exploitation of any Reversion Product, and all of Santen’s and its Affiliates’ right, title and interest therein and thereto, shall at Aerie’s option be terminated or assigned and transferred to Aerie or its designee, to the extent permissible pursuant to the terms thereof (and for any such agreement that by its terms cannot be so assigned, Santen shall reasonably cooperate with Aerie to provide to Aerie the benefits of such agreement). At Aerie’s election, Santen shall transition to Aerie (or its designee) the conduct of any ongoing clinical studies for which Santen has responsibility hereunder and in which patient dosing has commenced, to the extent permitted by applicable Law and not reasonably expected by Santen to have a serious adverse effect on patient safety, at Aerie’s sole cost and expense.
(b)At Aerie’s request within such [***], should Santen or its Affiliates own or control any inventory of any Reversion Product suitable for use or sale in the terminated portion of the New Territory, Santen shall notify Aerie in writing and Aerie shall (i) if Aerie manufactured such Reversion Product, arrange for delivery of such Reversion Product to Aerie or its designee at Aerie’s cost, or (ii) if Santen manufactured such inventory, purchase such Reversion Product from Santen at a price equal to Santen’s or its Affiliate’s actual cost of procuring such Reversion Product. Furthermore, if upon such termination of this Agreement, Santen or its Affiliate or Third Party contractor is then making the Reversion Product, Santen or its Affiliate or Third Party contractor, at Aerie’s option, shall continue to make and supply to Aerie or its Affiliates or their sublicensees the Reversion Product upon commercially reasonable terms for a reasonable period of time until Aerie has secured an alternative supply of such Reversion Product.
(c)At Aerie’s request within such [***], Santen shall assign (or, if applicable, cause its Affiliate to assign) to Aerie all of Santen’s (and such Affiliates’) right, title and interest in and to any trademark or internet domain name that relates solely to the Reversion Products in the applicable terminated portion of the New Territory and used by Santen or any of its Affiliates solely in the Exploitation of the Reversion Products prior to such termination of this Agreement, at Aerie’s sole cost and expense.
(d)At Aerie’s request, upon the effectiveness of such termination, Santen shall and hereby does grant to Aerie an exclusive, royalty-free, worldwide license, with the right to grant sublicenses through multiple tiers of sublicensees, under the Santen Inventions, Santen’s interest in the Collaboration IP, and any other Santen IP necessary for Aerie to exercise its rights under this Section 13.5(d), that are Controlled by Santen or any of its Affiliates as of the date of such termination and that are reasonably useful or necessary to Exploit such Reversion Products in the New Territory.
(e)Without limiting the foregoing, at Aerie’s request and to the extent permissible pursuant to applicable Laws, Santen shall transition all ongoing material Exploitation activities and contracts, including with respect to manufacturing, undertaken by Santen and its Affiliates in the applicable terminated portion of the New Territory hereunder to Aerie or Aerie’s designee, at Aerie’s sole cost and expense, and shall use Commercially Reasonable Efforts to cause to be transitioned any such activities undertaken by any of Santen’s Sublicensees.
(f)At Aerie’s request, Santen shall destroy all Reversion Product literature, Promotional Materials, samples and other sales or sales training materials in the possession of Santen and its Affiliates as promptly as practical after the date of such termination (to the extent then existing).
(g)The Parties will use Commercially Reasonable Efforts to complete all transfer and transition activities required in this Section 13.5 as promptly as practicable following the effective date of such termination and each Party shall be responsible for its own costs in connection therewith.
Section 13.6 Remedies. Except as otherwise expressly provided herein, any termination in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

Section 13.7 Survival. In addition to the expiration or termination consequences set forth in Section 13.4, Section 13.5, Section 13.6 and this Section 13.7 , the following provisions will survive termination or expiration of this Agreement: Article 1, Section 7.3 (with respect to a milestone reached prior to such the effective date of such expiration or termination), Section 7.5 (with respect to sales made before the effective date of such expiration or termination), Section 7.6 through Section 7.11 inclusive (with respect to periods with sales of Products made before the effective date of such expiration or termination), Section 8.1, Section 8.4 through Section 8.7 (with respect to any action initiated prior to the effective date of such expiration or termination), Section 8.8.1, Sections 8.8.4-8.8.6 (with respect to any action initiated prior to the effective date of such expiration or termination), Section 9.4, Article 10, Article 11, Article 12 and Article 14. Termination or expiration of this Agreement are no Party’s exclusive remedy and will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. All other rights and obligations will terminate upon termination or expiration of this Agreement.
Article 14. MISCELLANEOUS
Section 14.1 Entire Agreement; Amendment. This Agreement and all Exhibits attached hereto or thereto, constitute the entire agreement between the Parties as to the subject matter hereof (and all references to this Agreement shall be deemed to include the Exhibits hereto). All prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises and understandings with respect to the subject matter of this Agreement, including the Confidential Disclosure Agreements, are hereby superseded and merged into, extinguished by and completely expressed by this Agreement. Neither of the Parties shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by Santen and Aerie. Notwithstanding the foregoing, the CLA remains in full force and effect and nothing in this Agreement alters the terms of or rights of the parties under the CLA.
Section 14.2 Section 365(n) of the Bankruptcy Code. The license granted pursuant to Section 4.1 and any sublicenses granted pursuant to Section 4.2 are, for all purposes of Section 365(n) of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), a license of rights to “intellectual property” as defined in the Bankruptcy Code. Upon the occurrence of any bankruptcy with respect to Aerie or any of its Affiliates, the Parties agree that Santen, as licensee of such license under Section 4.1 of this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code with respect to such license. Without limiting the generality of the foregoing, Aerie and Santen intend and agree that any sale of Aerie’s or any of its Affiliate’s assets under Section 363 of the Bankruptcy Code shall be subject to Santen’s rights under Section 365(n) of the Bankruptcy Code, that Santen cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed pursuant to this Agreement, and that any such sale therefore may not be made to a purchaser “free and clear” of Santen’s rights under this Agreement and Section 365(n) of the Bankruptcy Code without the express, contemporaneous consent of Santen. If a case under the Bankruptcy Code is commenced by or against Aerie or any of its Affiliates, this Agreement is rejected as provided in the Bankruptcy Code, and Santen elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code, Aerie (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall not interfere with Santen’s rights under this Agreement, or any agreement supplemental hereto, to such intellectual property, including any right to obtain such intellectual property from another entity, to the extent provided in Section 365(n) of the Bankruptcy Code. Aerie agrees to build necessary protection measures into its license agreement with its Affiliates with respect to the Aerie IP Controlled by its Affiliates (to the extent they are sub-licensed to Santen hereunder) and shall exercise, and cause its Affiliates to exercise, such measures in the course of bankruptcy procedures under the Bankruptcy Code with respect to any such Affiliate so that Santen can retain and fully exercise all of its rights and elections as set forth in this Section.

Section 14.3 Independent Contractors. The relationship between Santen and Aerie created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between Aerie and Santen, including for all tax purposes. No such Party is a legal representative of the other Party, and no such Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. Each such Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.
Section 14.4 Governing Law; Jurisdiction. This Agreement and its effect are subject to and shall be construed and enforced in accordance with the law of the State of New York, without regard to its conflicts of laws, except as to any issue which depends upon the validity, scope or enforceability of any Patent Right, which issue shall be determined in accordance with the laws of the country in which such patent was issued. Except to the extent otherwise set forth in Section 14.5, each of the Parties hereby irrevocably and unconditionally (a) consents to submit to the exclusive jurisdiction of the courts of the State of New York located in the City of New York for any matter arising out of or relating to this Agreement and the transactions contemplated hereby, and agrees not to commence any litigation relating thereto except in such courts, (b) waives any objection to the laying of venue of any matter arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York located in the City of New York, and (c) waives and agrees not to plead or claim in any such court that any such matter brought in any such court has been brought in an inconvenient forum. The Parties agree that a final judgment in any such matter shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. Any proceeding brought by either Party under this Agreement shall be exclusively conducted in the English language.
Section 14.5 Dispute Resolution.
14.5.1Disputes; Resolution by Executive Officers. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to decisions to be made by the Parties herein or to the Parties’ respective rights and/or obligations hereunder. It is the desire of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to arbitration or litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 14.5 if and when a dispute arises under this Agreement, subject to Section 2.1.5 and Section 14.5.3. Accordingly, any disputes, controversies or claims that may arise between the Parties out of or in relation to or in connection with this Agreement shall be promptly presented to the Alliance Managers for resolution. If the Alliance Managers are unable to resolve such dispute within [***] after a matter has been presented to them, then upon the request of either Party by written notice, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the Executive Officers of each Party within [***] after receipt by the other Party of such written notice. If any such matter, other than a matter within the final decision-making authority of [***], is not resolved within [***] following presentation to the Executive Officers, then either Party may invoke the provisions of Section 14.5.2.
14.5.2Arbitration. Any dispute that is not resolved pursuant to Section 14.5.1, shall be settled by binding arbitration to be conducted as set forth in this Section 14.5.2.
(a)Either Party, following the end of [***] period referenced in Section 14.5.1, may refer such issue to arbitration by submitting a written notice of such request to the other Party. In any proceeding under this Section 14.5.2, there shall be one (1) arbitrator chosen upon mutual agreement of the Parties. If the Parties do not agree upon a single arbitrator within [***] after delivery of such notice, each Party will nominate one arbitrator in accordance with the then current rules of the Judicial Arbitration and Mediation Services (“JAMS”). The two (2) arbitrators so nominated will nominate a third arbitrator to serve as the single arbitrator of the dispute, such nomination to be made within [***]

after the selection of the second arbitrator. The arbitrator shall be neutral and independent of the Parties and all of their respective Affiliates, shall have significant experience and expertise in licensing and partnering agreements in the pharmaceutical and biotechnology industries, shall have appropriate experience with respect to the matter(s) to be arbitrated, and shall have some experience in mediating or arbitrating issues relating to such agreements. In the case of any dispute involving Section 6.3 (Diligence), including an alleged failure to use Commercially Reasonable Efforts, the arbitrator shall in addition be an individual with experience and expertise in the worldwide development and commercialization of pharmaceuticals and the business, legal and scientific considerations related thereto. In the case of a dispute involving a scientific or accounting matter or determination, an expert having applicable expertise and experience will be selected by the Parties to assist the arbitrator in such scientific or accounting matter or determination (and the arbitrator will select such expert if the Parties cannot agree on such expert within [***] following the selection of the arbitrator). The governing law in Section 14.4 shall govern such proceedings. No individual will be appointed to arbitrate a dispute pursuant to this Agreement unless he or she agrees in writing to be bound by the provisions of this Section 14.5.2. The place of arbitration will be New York, New York, United States unless otherwise agreed to by the Parties, and the arbitration shall be conducted in English.
(b)The arbitrator shall set a date for a hearing that shall be held no later than [***] following his or her appointment as the arbitrator. The Parties shall have the right to be represented by counsel. Except as provided herein, the arbitration shall be governed by the Comprehensive Arbitration Rules of JAMS applicable at the time of the notice of arbitration pursuant to Section 14.5.2(a), including the right of each Party to undertake document requests and up to five (5) depositions.
(c)The arbitrator shall use his or her best efforts to rule on each disputed issue within [***] after completion of the hearing described in Section 14.5.2(b). The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon the Parties. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties as soon as is reasonably possible. Nothing contained herein shall be construed to permit the arbitrator to award punitive, exemplary or any similar damages. The arbitrator shall render a “reasoned decision” within the meaning of the Commercial Arbitration Rules, which shall include findings of fact and conclusions of law. Any arbitration award may be entered in and enforced by a court in accordance with Section 14.5.2(d).
(d)Any award to be paid by one Party to the other Party as determined by the arbitrator as set forth above under Section 14.5.2 shall be promptly paid in Dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Section 14.5, and agrees that, subject to the Federal Arbitration Act, judgment may be entered upon the final award in a court of competent jurisdiction and that other courts may award full faith and credit to such judgment in order to enforce such award. With respect to money damages, nothing contained herein shall be construed to permit the arbitrator or any court or any other forum to award punitive or exemplary damages. By entering into this agreement to arbitrate, the Parties expressly waive any claim for punitive or exemplary damages. The only damages recoverable under this Agreement are compensatory damages.
(e)Each Party shall bear its own legal fees in connection with any arbitration procedure. The arbitrator may in his or her discretion assess the arbitrator’s cost, fees and expenses (and those of any expert hired by the arbitrator) against the Party losing the arbitration.
14.5.3Injunctive Relief. Nothing in this Section 14.5 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. Each Party further acknowledges and agrees that the restrictions set forth in Section 2.4, Article 4, Article 8 and Article 12 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of such Section or Article may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Section or Articles, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance, and an equitable accounting of all earnings, profits, and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. The Parties agree to waive any requirement that the other (a) post a bond or other security as a condition for obtaining any such relief, and (b) show irreparable harm, balancing of harms, consideration of the public interest, or inadequacy of monetary damages as a remedy. For the avoidance of doubt, nothing in this Section 14.5.3 shall otherwise limit either Party’s opportunity to cure a material breach as permitted in accordance with Article 13.
14.5.4Confidentiality. The arbitration proceedings shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by applicable Law, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and any award, shall be kept in confidence by the Parties and the arbitrator, except as required in connection with the enforcement of such award or as otherwise required by applicable Law. Notwithstanding the foregoing, each Party shall have the right to disclose information regarding the arbitration proceedings to the same extent as it may disclose Confidential Information of the other Party under Article 12.
14.5.5Survival. Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.
14.5.6Patent and Trademark Disputes. Notwithstanding Section 14.5.2, and without prejudice to Aerie’s rights pursuant to Section 13.2.3, any dispute, controversy or claim relating to the inventorship, scope, validity, enforceability or infringement of any Patent Rights Covering, or the scope, validity, enforceability or infringement of any trademark used in connection with, the manufacture, use, importation, offer for sale or sale of Products shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.
14.5.7Waiver of Jury Trial. THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.
Section 14.6 Notice. Any notice required or permitted to be given by this Agreement shall be in writing, in English. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective if (a) delivered by hand or by overnight courier with tracking capabilities, (b) mailed postage prepaid by first class, registered, or certified mail, or (c) delivered by facsimile (if a fax number exists) followed by delivery via either of the methods set forth in clauses (a) and (b) of this Section 14.6, in each case, addressed as set forth below unless changed by notice so given:

    If to Aerie:            Aerie Pharmaceuticals Ireland, Ltd.
                c/o Aerie Pharmaceuticals, Inc.
            Athlone Business & Technology Park
                Athlone, Co. Westmeath, N37 DW40, Ireland
                Attn: [***]
                Fax: [***]

                with copies (which shall not constitute notice) to:

                Aerie Pharmaceuticals Inc.
                2030 Main St, #1400
                Irvine, CA 92614
                Attn: [***]
                Fax: [***]

                and

Aerie Pharmaceuticals Inc.
550 Hills Dr.
Bedminster, NJ 07921
Attn: [***]
                [***]

    If to Santen:            Santen SA
                La Voie-Creuse 14,
                1202 Geneva, Switzerland
                Attn: Head of Legal EMEA

                with copy (which shall not constitute notice) to:

                Santen Pharmaceutical Co., Ltd.
                4-20, Ofuka-cho, Kita-ku Osaka 533-8651 Japan
                Attn: General Manager of Global Business Development
                Fax: [***]

Any such notice shall be deemed given on the date received, except any notice received after 5:00 p.m. (in the time zone of the receiving Party) on a Business Day or received on a non-Business Day shall be deemed to have been received on the next Business Day. A Party may add, delete, or change the Person or address to which notices should be sent at any time upon written notice delivered to the Party’s notices in accordance with this Section 14.6.

Section 14.7 Compliance With Law; Severability. Nothing in this Agreement shall be construed to require the commission of any act contrary to Law. If any one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
Section 14.8 Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein may be assigned by either Party, in whole or in part, without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed, except that either Party shall be free to assign this Agreement (a) to an Affiliate of such Party (for so long as such Affiliate remains an Affiliate); provided that such Party shall remain liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate, or (b) in connection with any sale of all or substantially all of the assets of the Party that relate to this Agreement to a Third Party, whether by merger, consolidation, divestiture, restructure, sale of stock, sale of assets or otherwise (a “Sale Transaction”; such Third Party, a “Third Party Acquirer”); provided that the party to which this Agreement is assigned expressly agrees in writing to assume and be bound by all obligations of the assigning Party under this Agreement, and provided, further, that if any such assignment by a Paying Party would result in withholding or other similar taxes becoming due on payments to a non-Paying Party under this Agreement (which withholding or other similar taxes would not have been due if the assignment did not occur), then any such assignment will require the non-Paying Party’s prior written consent and the paying Party or the assignee shall pay or reimburse the non-Paying Party for any increase in such taxes resulting from such assignment that are not deductible or creditable by the non-Paying Party under applicable Law. A copy of such written agreement by such assignee shall be provided to the non-assigning Party within [***] of execution of such written agreement.
Section 14.9 Sale Transaction or Aerie Acquisition. In the event of (a) a Sale Transaction involving Aerie, or (b) the acquisition by Aerie of all or substantially all of the business of a Third Party (together with any entities that were Affiliates of such Third Party immediately prior to such acquisition, a “Aerie Acquiree”), whether by merger, sale of stock, sale of assets or otherwise (a “Aerie Acquisition”), the intellectual property rights of the Third Party Acquirer in a Sale Transaction, or the Aerie Acquiree, as applicable, that existed prior to the effective date of such Sale Transaction or Aerie Acquisition (or that is developed thereafter without any use of intellectual property rights of Aerie or any of its Affiliates existing prior to the Sale Transaction or Aerie Acquisition or acquired or developed thereafter) shall not be included in the Patent Rights, Know-How, or other intellectual property rights licensed hereunder by Aerie to Santen, or otherwise subject to this Agreement.
Section 14.10 Waivers. A Party’s consent to or waiver, express or implied, of any other Party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of such breaching Party. A Party’s failure to complain of any act, or failure to act, by the other Party, to declare the other Party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder, of any such breach, or of any other obligation or condition. A Party’s consent in any one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance and in any event no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the Party granting such consent or waiver.
Section 14.11 Performance by Affiliates. Each Party may use one (1) or more of its Affiliates to perform its obligations and duties hereunder and such Affiliates are expressly granted certain rights herein; provided that each such Affiliate shall be bound by the corresponding obligations of such Party and such Party shall remain liable hereunder for the prompt payment and performance of all of their respective obligations hereunder.
Section 14.12 Force Majeure. Each Party shall be excused from the performance of its obligations (except payment obligations) under this Agreement to the extent that such performance is prevented by Force Majeure (defined below) and the nonperforming Party promptly provides notice of such prevention to the other Party. Such excuse shall be continued so long as the condition constituting Force Majeure continues. The Party affected by such Force Majeure also shall notify the other Party of the anticipated duration of such Force Majeure, any actions being taken to avoid or minimize its effect after such occurrence, and shall take reasonable efforts to remove the condition constituting such Force Majeure. For purposes of this Agreement, “Force Majeure” shall mean conditions beyond the control of the Parties, including acts of God, acts of terrorism, voluntary or involuntary compliance with any Law of any Governmental Authority, embargoes, insurrections, war, acts of war (whether war be declared or not), shortages, epidemics, quarantines, labor strikes, lock-outs or other labor disturbances

(whether involving the workforce of the non-performing Party or of any other Person), civil commotion, riots, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, hurricane, storm, flood, or like catastrophe, or delays in acting by any Governmental Authority (except to the extent such delay results from the breach by the nonperforming Party or any of its Affiliates of any term or condition of this Agreement). The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use Commercially Reasonable Efforts to remedy its ability to perform. The Party not subject to such Force Majeure may terminate this Agreement if such Force Majeure exists for [***] in any 365-day period pursuant to Section 13.2.1 or Section 13.3.1, as applicable, unless the Party affected by such Force Majeure continues to use Commercially Reasonable Efforts to remove such Force Majeure if it is reasonably expected that such efforts would be capable of removing such Force Majeure.
Section 14.13 No Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the Parties and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except for the provisions of Article 10 (with respect to which the persons to which Article 10 applies shall be Third Party beneficiaries for Article 10 only in accordance with the terms and conditions of Article 10).
Section 14.14 Registration. If Santen determines that it is reasonably necessary to register or record this Agreement or provide evidence of this Agreement with any patent office or other appropriate Governmental Authority in one (1) or more jurisdictions in the Combined Territory, then Santen shall make a written request to Aerie to execute and deliver to Santen any documents that are reasonably necessary to reflect or evidence this Agreement to complete such registration or recordation and Aerie shall reasonably cooperate with such request; provided, however, that such registration or recordation shall not require or obligate disclosure of Aerie’s Confidential Information contained in this Agreement.
Section 14.15 Headings; Exhibits; Appendices. Article and Section headings used herein are for convenient reference only, and are not a part of this Agreement, and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. All Exhibits are incorporated herein by this reference.
Section 14.16 Interpretation. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The term “including,” “include,” or “includes” as used herein means including, without limiting the generality of any description preceding such term. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “herein”, “hereof” and “hereunder” and words of similar import will be construed to refer to this Agreement in its entirety and not to any particular provision hereof. The language in all parts of this Agreement shall be deemed to be the language mutually chosen by the Parties. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The Parties and their counsel have cooperated in the drafting and preparation of this Agreement, and this Agreement therefore shall not be construed against any Party by virtue of its role as the drafter thereof. In the case of conflict between the terms or provisions of this Agreement and an Exhibit, the terms or provisions in this Agreement shall prevail.
Section 14.17 Counterparts Electronic or Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

AERIE PHARMACEUTICALS IRELAND, LTD.

By: /s/ Finbar O’Neill
Name: Finbar O’Neill
Title: Director

SANTEN SA

By: /s/ Luis Iglesias
Name: Luis Iglesias
Title: President of the Board of Directors

[Signature Page to Collaboration and License Agreement]

Exhibit A
Aerie Housemarks

This exhibit regarding certain intellectual property has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. Aerie will furnish supplementally a copy of the exhibit to the Securities and Exchange Commission or its staff upon request.

Exhibit B
Aerie Patents

This exhibit regarding certain intellectual property has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. Aerie will furnish supplementally a copy of the exhibit to the Securities and Exchange Commission or its staff upon request.

|US-DOCS\126034159.17||

Exhibit C

This exhibit regarding certain intellectual property has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. Aerie will furnish supplementally a copy of the exhibit to the Securities and Exchange Commission or its staff upon request.

Exhibit D
Santen Housemarks

This exhibit regarding certain intellectual property has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. Aerie will furnish supplementally a copy of the exhibit to the Securities and Exchange Commission or its staff upon request.

Exhibit E
Product Trademarks

This exhibit regarding certain intellectual property has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. Aerie will furnish supplementally a copy of the exhibit to the Securities and Exchange Commission or its staff upon request.

Exhibit F
Permitted Subcontractors

This exhibit regarding certain permitted subcontractors has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. Aerie will furnish supplementally a copy of the exhibit to the Securities and Exchange Commission or its staff upon request.

Exhibit G

[Intentionally Omitted]

Exhibit H
Manufacturing & Supply Agreement Terms for Commercial Supply

This exhibit regarding certain supply agreement terms has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. Aerie will furnish supplementally a copy of the exhibit to the Securities and Exchange Commission or its staff upon request.

Exhibit I
Initial Development Plan

This exhibit regarding certain development plans has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. Aerie will furnish supplementally a copy of the exhibit to the Securities and Exchange Commission or its staff upon request.

Exhibit J
Go-to-Market Strategy

This exhibit regarding certain commercialization activities has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. Aerie will furnish supplementally a copy of the exhibit to the Securities and Exchange Commission or its staff upon request.

Exhibit K
New Territory

This exhibit regarding certain territories covered by the agreement has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. Aerie will furnish supplementally a copy of the exhibit to the Securities and Exchange Commission or its staff upon request.

Exhibit L
HTA-related activities agreed by Santen and Aerie

This exhibit regarding certain commercialization activities has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. Aerie will furnish supplementally a copy of the exhibit to the Securities and Exchange Commission or its staff upon request.